Execution Version

LOAN AND SERVICING AGREEMENT
among
TRP OHA SPV FUNDING II, LLC,
as the Borrower
T. ROWE PRICE OHA SELECT PRIVATE CREDIT FUND,
as the Transferor
TRP OHA SERVICER II, LLC,
as the Servicer
CANADIAN IMPERIAL BANK OF COMMERCE,
as the Administrative Agent
EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders
THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,
as the Securities Intermediary, the Collateral Custodian and the Collateral Agent
and

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,
as the Collateral Administrator

Dated as of November 5, 2024

AmericasActive:20549136.9

TABLE OF CONTENTS
Page
Section 1.01    Certain Defined Terms    1
Section 1.02    Other Terms    59
Section 1.03    Computation of Time Periods    60
Section 1.04    Interpretation    60
Section 1.05    Calculation Procedures    61
Section 1.06    Divisions    61
Section 1.07    Rates    61
Section 1.08    Exchange Rates; Currency Equivalents    62
Section 1.09    Judgment Currency    62
ARTICLE II THE FACILITY    63
Section 2.01    The Advances    63
Section 2.02    Procedure for Advances    63
Section 2.03    Determination of Yield    65
Section 2.04    Remittance Procedures    65
Section 2.05    Instructions to the Collateral Agent and the Securities Intermediary    70
Section 2.06    Borrowing Base Deficiency Payments; Currency Asset Amount Shortfalls    71
Section 2.07    Substitution and Sale of Loan Assets; Affiliate Transactions    72
Section 2.08    Payments and Computations, etc    75
Section 2.09    Non-Usage Fee    76
Section 2.10    Increased Costs; Capital Adequacy    76
Section 2.11    Taxes    78
Section 2.12    Collateral Assignment of Agreements    80
Section 2.13    Grant of a Security Interest    81
Section 2.14    Evidence of Debt    81
Section 2.15    [Reserved]    81
Section 2.16    Release of Loan Assets    82
Section 2.17    Treatment of Amounts Received by the Borrower    82
Section 2.18    Prepayment; Termination    82
Section 2.19    Collections and Allocations    83
Section 2.20    Reinvestment of Principal Collections    85
Section 2.21    Defaulting Lenders    86
Section 2.22    Replacement of Lenders    87
Section 2.23    Increased Commitments    88
Section 2.24    Inability to Determine Rates; Benchmark Replacement Setting; Illegality    89
Section 2.25    Capital Contributions    91
Section 2.26    Mitigation Obligations    91
ARTICLE III CONDITIONS PRECEDENT    92
Section 3.01    Conditions Precedent to Effectiveness    92
Section 3.02    Conditions Precedent to All Advances    93
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Section 3.03    Advances Do Not Constitute a Waiver    94
Section 3.04    Conditions to Pledges of Loan Assets    94
ARTICLE IV REPRESENTATIONS AND WARRANTIES    95
Section 4.01    Representations and Warranties of the Borrower    95
Section 4.02    Representations and Warranties of the Borrower Relating to this Agreement and the Collateral Portfolio    102
Section 4.03    Representations and Warranties of the Servicer    103
ARTICLE V GENERAL COVENANTS    106
Section 5.01    Affirmative Covenants of the Borrower    106
Section 5.02    Negative Covenants of the Borrower    112
Section 5.03    Affirmative Covenants of the Servicer    115
Section 5.04    Negative Covenants of the Servicer    119
ARTICLE VI ADMINISTRATION AND SERVICING OF CONTRACTS    120
Section 6.01    Appointment and Designation of the Servicer    120
Section 6.02    Duties of the Servicer    122
Section 6.03    Authorization of the Servicer    124
Section 6.04    Collection of Payments; Accounts    125
Section 6.05    Realization Upon Loan Assets    126
Section 6.06    Servicer Compensation    127
Section 6.07    Payment of Certain Expenses    127
Section 6.08    Reports to the Administrative Agent; Account Statements; Servicer Information    127
Section 6.09    Annual Statement as to Compliance    129
Section 6.10    Annual Independent Public Accountant’s Servicing Reports    129
Section 6.11    The Servicer Not to Resign    130
ARTICLE VII EVENTS OF DEFAULT    130
Section 7.01    Events of Default    130
Section 7.02    Additional Remedies of the Administrative Agent    133
ARTICLE VIII INDEMNIFICATION    136
Section 8.01    Indemnities by the Borrower    136
Section 8.02    Indemnities by Servicer    137
Section 8.03    Legal Proceedings    138
Section 8.04    After-Tax Basis    139
ARTICLE IX THE ADMINISTRATIVE AGENT    139
Section 9.01    The Administrative Agent    139
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ARTICLE X COLLATERAL AGENT    145
Section 10.01    Designation of Collateral Agent    145
Section 10.02    Duties of Collateral Agent    145
Section 10.03    Merger or Consolidation    147
Section 10.04    Collateral Agent Compensation    147
Section 10.05    Collateral Agent Removal    147
Section 10.06    Limitation on Liability    147
Section 10.07    Collateral Agent Resignation    150
ARTICLE XI MISCELLANEOUS    150
Section 11.01    Amendments and Waivers    150
Section 11.02    Notices, etc    151
Section 11.03    No Waiver; Remedies    153
Section 11.04    Binding Effect; Assignability; Multiple Lenders    153
Section 11.05    Term of This Agreement    155
Section 11.06    Governing Law; Jury Waiver    155
Section 11.07    Costs, Expenses and Taxes    155
Section 11.08    No Proceedings    156
Section 11.09    Recourse Against Certain Parties    156
Section 11.10    Execution in Counterparts; Severability; Integration    157
Section 11.11    Consent to Jurisdiction; Service of Process    157
Section 11.12    Regarding the Securities Intermediary    158
Section 11.13    Confidentiality    158
Section 11.14    Non-Confidentiality of Tax Treatment    159
Section 11.15    Waiver of Set Off    159
Section 11.16    Headings and Exhibits    159
Section 11.17    Ratable Payments    159
Section 11.18    Failure of Borrower or Servicer to Perform Certain Obligations    160
Section 11.19    Power of Attorney    160
Section 11.20    Delivery of Termination Statements, Releases, etc    160
Section 11.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    160
Section 11.22    Acknowledgement Regarding Any Supported QFCs    161
ARTICLE XII COLLATERAL CUSTODIAN    162
Section 12.01    Designation of Collateral Custodian    162
Section 12.02    Duties of Collateral Custodian    162
Section 12.03    Merger or Consolidation    165
Section 12.04    Collateral Custodian and Securities Intermediary Compensation    165
Section 12.05    Collateral Custodian Removal    165
Section 12.06    Limitation on Liability    166
Section 12.07    Collateral Custodian Resignation    169
Section 12.08    Release of Documents    169
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Section 12.09    Return of Required Loan Documents    170
Section 12.10    Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer    170
Section 12.11    Bailment    170
ARTICLE XIII THE COLLATERAL ADMINISTRATOR    171
Section 13.01    Designation    171
Section 13.02    Certain Duties and Powers    171
Section 13.03    Certain Rights of Collateral Administrator    173
Section 13.04    Reliance on Collateral Database    173
Section 13.05    Compensation and Reimbursement    173
Section 13.06    Resignation and Removal; Appointment of Successor    174
Section 13.07    Acceptance of Appointment by Successor    174
Section 13.08    Merger, Conversion, Consolidation or Succession to Business of Collateral Administrator    175

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES
SCHEDULE I    Conditions Precedent Documents
SCHEDULE II    Agreed-Upon Procedures for Independent Public Accountants
SCHEDULE III    Loan Tape
SCHEDULE IV    Eligibility Criteria
SCHEDULE V    Reserved
SCHEDULE VI    Industry Classification
EXHIBITS
EXHIBIT A    Form of Approval Notice
EXHIBIT B    [Reserved]
EXHIBIT C    Form of Disbursement Request
EXHIBIT D    Form of Joinder Supplement
EXHIBIT E    Form of Notice of Borrowing
EXHIBIT F    Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT G    Form of Conversion Notice
EXHIBIT H    [Reserved]
EXHIBIT I    [Reserved]
EXHIBIT J    Form of Servicing Report
EXHIBIT K    Form of Servicer’s Certificate (Servicing Report)
EXHIBIT L    Form of Release of Required Loan Documents
EXHIBIT M    Form of Transferee Letter
EXHIBIT N    [Reserved]
EXHIBIT O    [Reserved]
EXHIBIT P    Form of Loan Asset Checklist
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EXHIBIT Q-1    Form of U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT Q-2    Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT Q-3    Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT Q-4    Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
ANNEXES
ANNEX A    Commitments
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THIS LOAN AND SERVICING AGREEMENT is made as of November 5, 2024, among:
(1)    TRP OHA SPV FUNDING II, LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);
(2)    T. ROWE PRICE OHA SELECT PRIVATE CREDIT FUND, a Delaware statutory trust, as the Transferor (as defined herein);
(3)    TRP OHA SERVICER II, LLC, a Delaware limited liability company, as the Servicer (as defined herein);
(4)    EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as a Lender;
(5)    CANADIAN IMPERIAL BANK OF COMMERCE, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”);
(6)    THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (“BNYM”), as the Securities Intermediary (as defined herein), as the Collateral Custodian (as defined herein) and as the Collateral Agent (together with its successors and assigns, the “Collateral Agent”); and
(7)    THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as the Collateral Administrator (as defined herein).
PRELIMINARY STATEMENT
The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances from time to time in an aggregate principal amount not to exceed the Maximum Facility Amount. The proceeds of the Advances will be used to finance the Borrower’s origination of Eligible Loan Assets or the acquisition, on a “true sale” basis, of Eligible Loan Assets from (i) the Transferor pursuant to the Sale Agreement between the Borrower and the Transferor or (ii) other affiliates or third parties, in each case, in accordance with the terms hereof. Accordingly, the parties agree as follows:
ARTICLE I

DEFINITIONS
Section I.1Certain Defined Terms. (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.
(a)As used in this Agreement and the exhibits and schedules hereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Action” has the meaning assigned to that term in Section 8.03.
“Adjusted Borrowing Value” means, for any Eligible Loan Asset, for any date of determination, an amount equal to the lower of (a) the Outstanding Balance of such Eligible Loan Asset at such time and (b) Assigned Value of such Eligible Loan Asset at such time multiplied by the Outstanding Balance of such Eligible Loan Asset at such time; provided that (i) the Adjusted Borrowing Value of any Loan Asset that does not satisfy the definition of Eligible Loan Asset shall be zero and (ii) the Adjusted Borrowing Value of any portion of any Eligible Loan Asset that constitutes Excess Concentration Amounts shall be zero.
“Administrative Agent” means Canadian Imperial Bank of Commerce, in its capacity as administrative agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article IX.
“Advance” has the meaning assigned to that term in Section 2.01.
“Advance Date” means, with respect to any Advance, the date on which such Advance is made.
“Advance Rate” means (i) with respect to each Eligible Loan Asset that is not a Specified Loan Asset, the advance rate percentage determined by the Administrative Agent in its sole discretion, subject to a maximum advance rate as set forth in the Advance Rate Matrix based on the applicable loan type of such Eligible Loan Asset, as set forth in the Approval Notice for an Eligible Loan Asset and (ii) with respect to each Eligible Loan Asset that is a Specified Loan Asset, the advance rate percentage for such Specified Loan Asset based on the applicable criteria set forth in the Advance Rate Matrix (such criteria to be determined as of the Cut-Off Date for such Loan Asset).
“Advance Rate Matrix” means the following matrices that apply to (i) Loan Assets that are not Specified Loan Assets (and based on the applicable loan type (such type to be determined as of the Cut-Off Date of each Loan Asset which shall be based on the lowest applicable indicative levels for the type of such Eligible Loan Asset set forth below)) and (ii) Specified Loan Assets (based on the applicable criteria) as set forth below:

Loan Assets that are not Specified Loan Assets
Type of Loan Asset	Maximum Advance Rate
Broadly Syndicated Loan Asset that is a First Lien Loan Asset with (x) a Moody’s Rating of B3 or higher and an S&P Rating of B- or higher, (y) a Moody’s Rating of B3 or higher and no S&P Rating or (z) an S&P Rating of B- or higher and no Moody’s Rating	70.0%
Broadly Syndicated Loan Asset that is a First Lien Loan Asset with a Moody’s Rating of Caa1, Caa2 or Caa3 or an S&P Rating of CCC+, CCC or CCC-	45.0%
Broadly Syndicated Loan Asset that is also a FLLO Loan Asset	55.0%
Broadly Syndicated Loan Asset that is also a Second Lien Loan Asset	45.0%
Middle Market Loan Asset that is not a Specified Loan Asset	70.0%

Specified Loan Assets
Criteria	Advance Rate
Senior Net Leverage Ratio equal to or less than 4.50:1.00 (as of the Cut-Off Date for such Loan Asset)	70.0%
Senior Net Leverage Ratio greater than 4.50:1.00 and less than or equal to 6.75:1.00 (as of the Cut-Off Date for such Loan Asset)	65.0%

Notwithstanding the foregoing, the Administrative Agent shall, in its sole discretion, have the right to reduce the Advance Rate in respect of any Loan Asset that is a PIK Loan Asset (i) which has an actual cash spread of less than 2.10% above the applicable benchmark index rate provided for in the underlying Loan Agreement payable on a current basis or (ii) for which the period during which such Loan Asset pays any interest in kind exceeds the lesser of (x) the remaining term of such Loan Asset and (y) three (3) years from the original closing date of such Loan Asset.

“Advances Outstanding” means, at any time, the sum of the principal amounts of Advances loaned to the Borrower as of such time, reduced by the aggregate Available Collections received and distributed as repayment of principal amounts of Advances outstanding pursuant to Section 2.04 at or prior to such time and any other amounts received by the Lenders to repay the principal amounts of Advances outstanding pursuant to Section 2.18 or otherwise at or prior to such time; provided that the principal amounts of Advances Outstanding shall not be reduced by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded or must be returned for any reason.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Party” has the meaning assigned to that term in Section 2.10.
“Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote 50% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that, with respect to the Borrower, the Servicer or the Transferor, the term “Affiliate” shall not include any Affiliate relationship which may exist solely as a result of portfolio investments made by Oak Hill Advisors, L.P., any Affiliate thereof or any fund, account or other entity for which Oak Hill Advisors, L.P. or any Affiliate thereof acts as investment adviser relating to their private equity investing activities; provided further, that for purposes of determining whether any Loan Asset is an Eligible Loan Asset, for the purposes of the Concentration Limits, or for purposes of Section 2.07(e), Section 2.07(f) and Section 5.01(b)(xviii), the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.
“Agented Loan Asset” means any Loan Asset pursuant to which Oak Hill Advisors, L.P. or an Affiliate thereof acts agent under such Loan Asset as of the Cut-Off Date and specified as such by the Servicer in the related Approval Notice.
“Aggregate Unfunded Exposure Amount” means, as of any date of determination, the sum of the Unfunded Exposure Amounts of all Delayed Draw Loan Assets and Revolving Loan Assets included in the Collateral Portfolio on such date.
“Agreement” means this Loan and Servicing Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.
“Agreement Currency” has the meaning assigned to that term in Section 1.09.
“Amortization Period” means the period commencing on the last day of the Reinvestment Period and ending on the Collection Date.
“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; (c) the Corruption of Foreign Public Officials Acts (Canada) and the Criminal Code (Canada); and (d) any other anti-bribery or anti-corruption laws, regulations or ordinances imposed by any Governmental Authorities with jurisdiction over the Borrower or any of its Subsidiaries, the Servicer or the Transferor.
“Anti-Money Laundering Laws” means the laws, rules and regulations imposed by any Governmental Authorities with jurisdiction over the Borrower or any of its Subsidiaries, the Servicer or the Transferor that relate to money laundering or terrorism financing or any financial record-keeping and reporting requirements thereunder.

“Applicable Exchange Rate” means, at any date of determination thereof, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as its spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at the time and date of determination, or, if such rate is not determinable by the Administrative Agent in accordance with the foregoing, the rate displayed on the applicable Bloomberg or Thomson Reuters page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time).
“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and published interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
“Applicable Spread” has the meaning assigned to that term in the CIBC Fee Letter.
“Approval Notice” means, with respect to any Eligible Loan Asset (other than a Specified Loan Asset), the written notice, in substantially the form attached hereto as Exhibit A, evidencing the approval by the Administrative Agent, in its sole and absolute discretion, of the acquisition, funding or origination, as applicable, of such Eligible Loan Asset by the Borrower.
“Approved Broker/Dealer” means any of Bank of America/Merrill Lynch; Barclays Bank plc; BNP Paribas; Citibank, N.A.; Deutsche Bank AG; Goldman Sachs & Co.; HSBC; Jefferies; JPMorgan Chase Bank, N.A.; Morgan Stanley & Co. LLC; Royal Bank of Canada; UBS AG; and Wells Fargo Bank, National Association (and, in each case, any affiliate of any of the foregoing); and any additional broker/dealer approved as an “Approved Broker/Dealer” in writing by the Servicer and the Administrative Agent, each in its sole discretion.
“Approved Valuation Firm” means each of (a) Lincoln Partners Advisors LLC, (b) Valuation Research Corporation, (c) Kroll, Inc., (d) Houlihan Lokey Financial Advisors, Inc. and (e) any other nationally recognized accounting firm or valuation firm, in each case, approved by the Borrower and the Administrative Agent.
“Asset Amount (CAD)” means, on any date of determination, (a) the sum of the products, for each Eligible Loan Asset denominated in CAD, of (A) the Adjusted Borrowing Value of such Eligible Loan Asset and (B) the Advance Rate of such Eligible Loan Asset plus (b) the amount of all cash and cash equivalents denominated in CAD credited to the Principal Collection Account on such date, converting all such amounts to Dollars at the Applicable Exchange Rate.
“Asset Amount (Euros)” means, on any date of determination, (a) the sum of the products, for each Eligible Loan Asset denominated in Euros, of (A) the Adjusted Borrowing Value of such Eligible Loan Asset and (B) the Advance Rate of such Eligible Loan Asset plus (b) the amount of all cash and cash equivalents denominated in Euros credited to the Principal Collection Account on such date, converting all such amounts to Dollars at the Applicable Exchange Rate.
“Asset Amount (Sterling)” means, on any date of determination, (a) the sum of the products, for each Eligible Loan Asset denominated in Sterling, of (A) the Adjusted Borrowing Value of such Eligible Loan Asset and (B) the Advance Rate of such Eligible Loan Asset plus (b) the amount of all cash and cash equivalents denominated in Sterling credited to the Principal Collection Account on such date, converting all such amounts to Dollars at the Applicable Exchange Rate.
“Asset Amount (USD)” means, on any date of determination, (a) the sum of the products, for each Eligible Loan Asset denominated in USD, of (A) the Adjusted Borrowing Value of such Eligible Loan Asset and (B) the Advance Rate of such Eligible Loan Asset plus (b) the amount of all cash and cash equivalents denominated in USD credited to the Principal Collection Account on such date.
“Assigned Documents” has the meaning assigned to that term in Section 2.12.
“Assigned Value” means:
(I) with respect to each Eligible Loan Asset that is a Middle Market Loan Asset, as of any date of determination and expressed as a percentage of the Outstanding Balance of such Eligible Loan Asset (a) with respect to such Eligible Loan Asset for which the Origination Date was less than ninety (90) days prior to the date on which the Borrower acquired or funded such Eligible Loan Asset, (i) if the funding or origination price was greater than or equal to 97% of par, the par amount thereof and (ii) otherwise, the funding or origination price, as applicable (not to exceed par), and (b) for any other Eligible Loan Asset that is a Middle Market Loan Asset, the Assigned Value shall be the lowest of (i) the Purchase Price of such Eligible Loan Asset, (ii) the fair market value assigned on the Borrower's books and records, (iii) the Assigned Value assigned as of the applicable Cut-Off Date by the Administrative Agent in its sole discretion or (iv) the par amount of such Eligible Loan Asset; provided, the determination of the Assigned Value of any such Eligible Loan Asset shall be subject to the following terms:
(i)If a Value Adjustment Event of the type described in clause (i), clause (ii), clause (iii), clause (iv) (solely with respect to a Material Modification described in clause (a), clause (b), clause (c) or clause (d) of the definition thereof), clause (vi) or, if so specified in the related Approval Notice, clause (xii) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will be the Assigned Value determined by the Administrative Agent in its sole discretion.
(ii)Upon the occurrence of a Value Adjustment Event of the type described in clause (xi) of the definition thereof, the then-current Assigned Value will, automatically and without further action by the Administrative Agent, be: (x) for the initial 30 day period following the occurrence of such Value Adjustment Event, 90% multiplied by the then-current Assigned Value for such Eligible Loan Asset, (y) for the immediately succeeding 30 day period following the occurrence of any such Value Adjustment Event, 40% multiplied by the then-current Assigned Value for such Eligible Loan Asset and (z) thereafter, zero; provided, if such Value Adjustment Event is no longer continuing on any date of determination and no other Value Adjustment Event (as determined by the Administrative Agent in its sole discretion) with respect to the related Eligible Loan Asset has occurred and is continuing on such date of determination, then the Assigned Value of such Eligible Loan Asset will be restored to the Assigned Value that existed immediately prior to the occurrence of the Value Adjustment Event of the type described in clause (xi) of the definition thereof (it being understood that the provisions of this definition applying to the occurrence of any other Value Adjustment Event shall continue to apply to the related Eligible Loan Asset notwithstanding that the Value Adjustment Event of the type described in clause (xi) of the definition thereof is no longer continuing with respect to such Eligible Loan Asset).
(iii)Upon the occurrence of a Value Adjustment Event (other than a Value Adjustment Event set forth in clauses (i) or (ii) above) in respect of any Eligible Loan Asset, the then-current Assigned Value thereof may be amended by the Administrative Agent in its sole discretion following such occurrence and may be further amended following the occurrence of a further Value Adjustment Event; provided that following any amendment based the occurrence of a Value Adjustment Event of the type described in clause (v) or clause (x) of the definition thereof, the Administrative Agent may further amend the Assigned Value of such Eligible Loan Asset if the Administrative Agent determines in its reasonable discretion that (A) the Obligor has experienced a material adverse change in financial condition, management or business operations or (B) there has been a material adverse change in the creditworthiness of the related Obligor (including continued deterioration); provided that such material adverse change in financial condition, management or business operations or such material adverse change in the creditworthiness of the related Obligor is evidenced through receipt of updated financial information through SEC or other public filings or press releases of the applicable Obligor that was obtained since the occurrence of the last change in the Assigned Value by the Administrative Agent.
(iv)The Borrower may dispute an Assigned Value amended by the Administrative Agent pursuant to clause (iii) above pursuant to the following mechanisms:
(A)The Borrower may either (I) either (1) no later than three (3) Business Days after the Administrative Agent adjusts the Assigned Value, obtain two or more actionable bids from any Approved Broker/Dealer for the full principal amount of the Eligible Loan Asset (each, a “Third Party Bid”) or (2) no later than one (1) Business Day after the Administrative Agent adjusts the Assigned Value, obtain same day bid side pricing from Loan Pricing Corp. or IHS Markit Ltd. (or such other pricing service approved by the Administrative Agent in its sole discretion) with a minimum quote depth of two (2), in each case at its own expense or (II) obtain, at its own expense, a valuation from an Approved Valuation Firm. If the Borrower obtains two or more Third Party Bids pursuant to sub-clause (I)(1) above, then the average of such Third Party Bids shall be treated as the amended Assigned Value, if the Borrower obtains pricing pursuant to sub-clause (I)(2) above, then such pricing shall be treated as the amended Assigned Value, and if the Borrower obtains a valuation pursuant to sub-clause (II) above, then such valuation shall be treated as the amended Assigned Value.
(B)If the Borrower is unable to obtain bids or pricing that satisfy the requirements set forth in sub-clauses (A)(I)(1) or (A)(I)(2) above, or a valuation that satisfies the requirements set forth in sub-clause (A)(II) above, the Assigned Value adjusted by the Administrative Agent shall remain the Assigned Value.

(C)If the Assigned Value is disputed pursuant to sub-clause (A)(II) above, then the Administrative Agent may at its own expense obtain a valuation from an alternative Approved Valuation Firm and the average of such valuation and the valuation obtained by the Borrower shall constitute the amended Assigned Value upon delivery of a copy of such valuation to the Borrower and the Servicer.
(D)For the avoidance of doubt, if the Borrower elects to dispute the amended Assigned Value pursuant to sub-clause (A) above, the Assigned Value amended by the Administrative Agent upon the occurrence of the related Value Adjustment Event shall remain the Assigned Value, until the Assigned Value is amended pursuant to sub-clause (A) above or, if applicable, until the Assigned Value is further amended pursuant to sub-clause (C) above.
(II)     with respect to each Eligible Loan Asset that is a Broadly Syndicated Loan Asset, as of any date of determination and expressed as a percentage of the Outstanding Balance of such Eligible Loan Asset (i) with respect to each Eligible Loan Asset that is a Broadly Syndicated Loan Asset originated within the ninety (90) day period prior to the related funding and/or acquisition by the Borrower, (x) if the funding or origination price was greater than 97% of par, the par amount thereof and (y) otherwise, the funding or origination price, as applicable and (ii) with respect to any other Eligible Loan Asset that is a Broadly Syndicated Loan Asset, the lowest of (x) 100%, (y) the Purchase Price of such Eligible Loan Asset and (z) the value determined by the Administrative Agent in its sole discretion as of the Cut-Off Date of such Loan Asset; provided, the determination of the Assigned Value of any such Eligible Loan Asset shall be subject to the following terms:
(i)If a Value Adjustment Event of the type described in clause (i), clause (ii), clause (iii), clause (iv) (solely with respect to a Material Modification described in clause (a), clause (b), clause (c) or clause (d) of the definition thereof), clause (vi) or, if so specified in the related Approval Notice, clause (xii) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will be the Assigned Value determined by the Administrative Agent in its sole discretion.
(ii)If a Value Adjustment Event of the type described in clause (iv) (solely with respect to a Material Modification described in clause (e) or clause (f) of the definition thereof), clause (v), clause (vii), clause (viii), clause (ix) or clause (xii) of the definition thereof, the Assigned Value of such Eligible Loan Asset shall be the lesser of (i) the Market Value of such Loan Asset and (ii) value assigned by the Administrative Agent in its sole discretion;
provided, that in the case of a Value Adjustment Event described under clause (viii) of the definition thereof, if the Market Value of such Broadly Syndicated Loan Asset is above 85% of par for at least 10 Business Days, the Borrower may request in writing a re-valuation of such Loan Asset and upon such request the Administrative Agent shall re-determine the Assigned Value of such Loan Asset in its sole discretion.
Solely with respect to any Broadly Syndicated Loan Asset that (x) is not a Defaulted Loan Asset, (y) has a same day observable pricing quote with a Bid Depth of at least two (2), and (z) the Market Value of such Broadly Syndicated Loan Asset is at least 75% of the Purchase Price as of such date, then the Borrower may no later than 4:00 p.m. one (1) Business Day after the Administrative Agent notifies the Borrower of the adjustment to the Assigned Value pursuant to clause (ii) above, obtain two or more Third Party Bids at its own expense. If the Borrower obtains two or more Third Party Bids pursuant to the preceding sentence, then the arithmetic average of such Third Party Bids shall be treated as the amended Assigned Value of such Broadly Syndicated Loan Asset. If the Borrower obtains less than two Third Party Bids, then the Borrower may at its own expense obtain a valuation from an Approved Valuation Firm in accordance with sub-clause (I)(iv)(A)(II) above and such valuation shall be treated as the amended Assigned Value of such Broadly Syndicated Loan Asset (subject to the administrative Agent’s rights and the other provisions set forth in sub-clause (I)(iv)(B), (C) and (D) above). If the Borrower is unable to obtain bids that satisfy the requirements set forth above or a valuation as provided above, the Market Value of such Broadly Syndicated Loan Asset shall remain the Assigned Value.
The Assigned Value of (w) any Loan Asset that no longer satisfies the eligibility criteria for an Eligible Loan Asset as set forth in Schedule IV hereto (after giving effect to the first proviso set forth in the lead-in paragraph therein) shall be zero, (x) any Closing Participation Interest not subject to an elevation within 60 Business Days of the related participation date (or such longer period of time as the Administrative Agent may consent to in its sole discretion) shall be zero, (y) any Loan Asset that is an Agented Loan Asset for which the settlement date has not occurred within 15 Business Days of the related trade date (or such longer period of time as the Administrative Agent may consent to in its sole discretion) shall be zero until the related settlement date upon which the Assigned Value shall automatically revert to the Assigned Value of such Loan Asset in effect immediately prior to such change in Assigned Value to zero and (z) any Loan Asset that is not an Agented Loan Asset for which the settlement date has not occurred within 60 Business Days of the related trade date (or such longer period of time as the Administrative Agent may consent to in its sole discretion) shall be zero until the related settlement date upon which the Assigned Value shall automatically revert to the Assigned Value of such Loan Asset in effect immediately prior to such change in Assigned Value to zero.
The Administrative Agent shall notify the Servicer of any change effected by the Administrative Agent of the Assigned Value of any Loan Asset.
“Authorized Officers” has the meaning assigned to that term in Section 11.02.
“Available Collections” means all cash collections and other cash proceeds with respect to any Loan Asset (other than Excluded Amounts), including, without limitation, all Principal Collections, all Interest Collections, all proceeds of any sale or disposition with respect to such Loan Asset, cash proceeds or other funds received by the Borrower or the Servicer with respect to any Underlying Collateral (including from any guarantors), all other amounts on deposit in the Collection Account from time to time, and all proceeds of Permitted Investments with respect to the Controlled Accounts; provided that, for the avoidance of doubt, “Available Collections” shall not include amounts on deposit in the Unfunded Exposure Account which do not represent proceeds of Permitted Investments.
“Available Currency” means any of Dollars, Canadian Dollars, Euros or Sterling.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(e); provided that unless otherwise agreed to by the Administrative Agent and the Borrower, the Available Tenor that is used shall be for a period of three-months.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.
“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if:
(i)a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution or winding up of such Person, or the compromise, composition, readjustment or moratorium in respect of the debts of such Person, the appointment of a trustee, receiver (either court or privately appointed), interim receiver, receiver/manager (either court or privately appointed), custodian, liquidator, assignee, administrator, sequestrator or the like for such Person or all or substantially all of its assets, any other relief which provides for plans or schemes of reorganization, plans or schemes of arrangement or plans or schemes of compromise, in respect of such Person, to be submitted or presented to creditors (or any class of creditors), or any similar action with respect to such Person under any Bankruptcy Laws, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under any Bankruptcy Laws now or hereafter in effect; or
(ii)such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by, or have a receiver (either court or privately appointed), interim receiver, receiver/manager (either court or privately appointed), liquidator, assignee, trustee, custodian, sequestrator (or other similar official) appointed in respect of such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or admit in writing that it is insolvent or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.
“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, winding up, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, including any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt.
“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (c) zero (0%) and (d) other than during a Benchmark Unavailability Period with respect to Dollars, Daily Simple SOFR in effect on such day. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent and the Lenders may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.
“Base Rate Advance” means any Advance (x)(i) not made as a Benchmark Advance in accordance with Section 2.02(b) and (ii) not converted into a Benchmark Advance in accordance with Section 2.02(c) and (y) any Advance converted from a Benchmark Advance to a Base Rate Advance in accordance with Section 2.02(c). For the avoidance of doubt, each Base Rate Advance shall be denominated in Dollars.
“Base Rate Advances Outstanding” means, at any time, the outstanding Base Rate Advances.
“Base Rate Yield Rate” means, as of any date of determination, an interest rate per annum equal to the Base Rate for such date plus the Applicable Spread (applicable to Base Rate Advances).
“Benchmark” means, initially, with respect to (a) Advances in Dollars, at the option of the Borrower as set forth in the Notice of Borrowing either (x) Daily Simple SOFR or (y) Term SOFR, as applicable, (b) Advances in Sterling, Daily Simple SONIA, (c) Advances in Canadian Dollars, Term CORRA, and (d) Advances in Euros, EURIBOR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the then-current Benchmark for the applicable Available Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24(b).
“Benchmark Advance” means (x) (i) any Advance made as a Benchmark Advance in accordance with Section 2.02(b) and (ii) not converted into a Base Rate Advance in accordance with Section 2.02(c) and (y) any Advance converted from a Base Rate Advance to a Benchmark Advance in accordance with Section 2.02(c).
“Benchmark Advances Outstanding” means, at any time, the outstanding Benchmark Advances.
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities denominated in the applicable Available Currency at such time and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities denominated in the applicable Available Currency at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Available Currency:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark for any Available Currency:
(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(d)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(e)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.24. Notwithstanding the foregoing, for so long as the “Benchmark” is determined by reference to Term SOFR or Daily Simple SOFR, no Benchmark Unavailability Period shall be deemed to have occurred until the Benchmark Replacement Date shall have occurred with respect to each such benchmark rate.
“Benchmark Yield Rate” means, for any Benchmark Advance in any Available Currency, as of any date of determination during any Interest Period applicable to such Advance, an interest rate per annum equal to the Benchmark for such Advance during such Interest Period plus the Applicable Spread.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan Investor” means a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and includes an “employee benefit plan” that is subject to the fiduciary responsibility provisions of Title I of ERISA, a

“plan” that is defined in Section 4975(e)(1) of the Code and subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include plan assets of any of the foregoing by virtue of such employee benefit plan’s or plan’s investment in the entity.
“Bid Depth” means, as of any date of determination, the number of bid side quotations available on such date of determination from Loan Pricing Corporation or HIS MarkIt Ltd. (or such other pricing service approved by the Administrative Agent in its sole discretion); it being understood that a bid side quotation from the same dealer reported by more than one pricing service shall be treated as one bid side quotation.
“Bond” means a debt security (that is not a loan).
“Borrower” has the meaning assigned to that term in the preamble hereto.
“Borrowing Base” means, as of any date of determination, an amount equal to the least of:
(f)The sum of (i) the product of (x) the lower of (1) the Weighted Average Advance Rate as of such date and (2) the Maximum Portfolio Advance Rate as of such date, and (y) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included as part of the Collateral Portfolio on such date, plus (ii) the amount on deposit in the Principal Collection Account as of such date (but excluding Principal Collections designated by the Servicer to be applied to effectuate the settlement of the purchase of any Loan Asset), plus (iii) the amount on deposit in the Unfunded Exposure Account minus (iv) the Unfunded Exposure Equity Amount;
(g)the sum of (i) the Maximum Facility Amount as of such date, minus (ii) the Aggregate Unfunded Exposure Amount as of such date, plus (iii) the amount on deposit in the Unfunded Exposure Account as of such date; or
(h)the sum of (i) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included as part of the Collateral Portfolio on such date, minus (ii) the Minimum Required Equity Amount as of such date plus (iii) the amount on deposit in the Principal Collection Account as of such date (but excluding Principal Collections designated by the Servicer to be applied to effectuate the settlement of the purchase of any Loan Asset), plus (iv) the amount on deposit in the Unfunded Exposure Account minus (v) the Aggregate Unfunded Exposure Equity Amount as of such date;
provided that, for the avoidance of doubt, any Loan Asset which at any time is no longer an Eligible Loan Asset shall not be included in the calculation of “Borrowing Base”.
For purposes of calculating the Borrowing Base, (i) any Eligible Loan Asset that is denominated in an Available Currency (other than Dollars) shall be converted into Dollars using the Applicable Exchange Rate, and (ii)(a) the amount on deposit in the Eligible Currency Account and (b) the Unfunded Exposure Equity Amount shall, in each case (to the extent applicable), be converted into Dollars using the Applicable Exchange Rate.
“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base and each Currency Asset Amount (and specifying whether a Currency Asset Amount Shortfall exists) as of the applicable date of determination prepared by the Servicer (the form of which has been agreed to by the Administrative Agent and the Service prior to the date of the first Advance hereunder).
“Borrowing Base Deficiency” means, as of any date of determination, an amount equal to the positive difference, if any, of (a) the aggregate Advances Outstanding on such date minus (b) the Borrowing Base.
“Breakage Fee” means, for Benchmark Advances Outstanding which are repaid or converted to a Base Rate Advance (in whole or in part) on any date other than a Payment Date for the Interest Period on which such Benchmark Advance ends, the breakage costs (other than lost profits), if any, related to such repayment, based upon the assumption that the applicable Lender funded its loan commitment at the applicable Benchmark and using any reasonable attribution or averaging methods which the applicable Lender deems appropriate and practical, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in the respective Lender’s reasonable discretion and shall be conclusive absent demonstrable error.
“Bridge Loan” means any loan or other obligation that (x) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (y) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).
“Broadly Syndicated Loan Asset” means any Loan Asset that is a First Lien Loan Asset or a Second Lien Loan Asset and that, as of the Cut-Off Date for such Loan Asset (a) is part of a credit facility with an original facility size of $250,000,000 or greater (without consideration of any reductions thereof from scheduled or unscheduled amortization payments), (b) has a same day observable pricing quote with a Bid Depth of at least two (2), (c) the Obligor of which has a trailing 12-month EBITDA greater than or equal to $75,000,000, (d) has a Moody’s Rating or an S&P Rating and (e) is denominated in Dollars; provided, that the Administrative Agent may designate any Loan Asset as a Broadly Syndicated Loan Asset in its sole discretion. For avoidance of doubt, the reference to “facility size” in clause (a) hereof is to the facility (or portion thereof) currently held or contemplated for purchase by the Borrower.
“Business Day” means a day of the year other than (i) a Saturday or a Sunday or (ii) any other day on which commercial banks in New York, New York, Toronto, Canada or (solely with respect to any determination of EURIBOR or Daily Simple SONIA or any Advance being made in Sterling or Euros) London, England or the city in which the corporate trust office of the Collateral Agent, the Collateral Custodian or the Securities Intermediary are located, which shall initially be Houston, Texas, and are authorized or required by applicable law, regulation or executive order to close; provided that, if any determination of a Business Day shall relate to an Advance bearing interest at a Benchmark, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the principal financial center of the country of such Available Currency. For the avoidance of doubt, if the offices of the Collateral Agent, the Collateral Custodian or the Securities Intermediary are authorized by Applicable Law, regulation or executive order to close but remain open, such day shall not be a “Business Day”.
“Canadian Dollars” or “CAD” means the lawful money of Canada.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Interest Coverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Cash Interest Coverage Ratio”, “Interest Coverage Ratio” or any comparable definition in the Loan Agreement for such Loan Asset, and in any case that “Cash Interest Coverage Ratio”, “Interest Coverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) EBITDA to (b) cash interest, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement.
“CCC Loan Asset” means at any time, a Loan Asset with a Moody’s Rating of “Caa1” or lower or an S&P Rating of “CCC+” or lower.
“Change of Control Event” shall be deemed to have occurred if any of the following occur:
(i)the Transferor shall cease to directly own and control legally and beneficially all of the equity interests of the Borrower;
(j)[reserved];
(k)Oak Hill Advisors, L.P. or one of its Affiliates shall cease to be the investment advisor of the Transferor; or
(l)the insolvency, dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, the Borrower and/or the Transferor (excluding any transfers of assets to the Borrower or except in connection with dispositions permitted hereunder).
“CIBC” means Canadian Imperial Bank of Commerce, a Japanese joint stock corporation, in its individual capacity, together with its successors and assigns.
“CIBC Fee Letter” means that certain fee letter agreement, dated as of the Closing Date, by and between the Borrower and CIBC, as the Administrative Agent and a Lender, as amended, modified, waived, supplemented, restated or replaced from time to time.
“Closing Date” means November 5, 2024.
“Closing Participation Interest” means any Participation Interest acquired on or within thirty (30) days of the Closing Date pursuant to the Sale Agreement and the related Participation Agreement; provided that such Participation Interest is subject to an elevation within sixty (60) Business Days of the related acquisition date (and if not so elevated, such Loan Asset shall no longer constitute an Eligible Loan Asset until such Loan Asset is elevated).
“Code” means the Internal Revenue Code of 1986.

“Collateral Administrator” means The Bank of New York Mellon Trust Company, National Association, not in its individual capacity, but solely as collateral administrator pursuant to the terms of this Agreement.
“Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Expenses” means the fees and expenses set forth in the Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Fee Letter and all accrued and unpaid expenses (including reasonable and documented attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Administrator, the Collateral Agent, the Collateral Custodian and the Securities Intermediary under the Transaction Documents.
“Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Fee Letter” means the fee schedule accepted by the Servicer on behalf of the Borrower and the Collateral Administrator, the Collateral Custodian, the Collateral Agent and the Securities Intermediary, as such fee schedule may be amended, modified, supplemented, restated or replaced from time to time.
“Collateral Agent” has the meaning assigned to that term in the preamble hereto.
“Collateral Agent Termination Notice” has the meaning assigned to that term in Section 10.05.
“Collateral Custodian” means The Bank of New York Mellon Trust Company, National Association, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement.
“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 12.05.
“Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in, to and under all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property of the Borrower of any type or nature, including, without limitation, all right, title and interest of the Borrower in the following (in each case excluding the Excluded Amounts):
(i)the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections;
(ii)the Portfolio Assets with respect to the Loan Assets referred to in clause (i);
(iii)the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts; and
(iv)all income and Proceeds of the foregoing.

“Collateral Quality Tests” means each of the tests set forth below:
(a)the Weighted Average Spread Test; and
(b)the Weighted Average Life Test.
“Collection Account” means, collectively, the Interest Collection Account and the Principal Collection Account; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.
“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances Outstanding have been repaid in full and all Yield and Fees and all other Obligations (other than unmatured contingent indemnification obligations) have been paid in full, and the Borrower shall have no further right to request any additional Advances hereunder.
“Commitment” means, with respect to each Lender, (i) prior to the end of the Reinvestment Period or for purposes of Advances made pursuant to Section 2.02(f), the dollar amount set forth opposite such Lender’s name on Annex A hereto (as such amount may be reduced pursuant to the terms hereof, or revised from time to time in accordance with Section 2.23) or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable and (ii) after the Reinvestment Period (other than for purposes of Advances made pursuant to Section 2.02(f)), such Lender’s Pro Rata Share of the aggregate Advances Outstanding.
“Commitment Excess” has the meaning assigned to such term in Section 2.06(e).
“Competitor” means (a) any Person primarily engaged in the business of lending to middle market or lower-middle market companies or investing in loans to middle-market or lower-middle-market companies or private credit lending or investing, which is in direct or indirect competition with the Borrower, the Transferor, the Servicer, any sub-advisor of the Servicer, or any Affiliate thereof that is an investment advisor, (b) any Person for which a Person referred to in clause (a) above serves as an investment advisor with discretionary investment authority, (c) any activist hedge fund, or (d) any Person controlled by, or controlling, or under common control with, a Person referred to in clauses (a), (b) or (c) above; provided that in no event shall a commercial bank or insurance company be deemed to be a Competitor.
“Concentration Denominator” means, without duplication, the sum of the Outstanding Balances of all Eligible Loan Assets included as part of the Collateral Portfolio on such date, plus amounts on deposit in the Principal Collection Account (but excluding Principal Collections designated by the Servicer for the purchase of Eligible Loan Assets with respect to which the related trade date (but not settlement date) has occurred); provided, that during the Ramp-Up Period, the Concentration Denominator shall be the greater of (a) the foregoing amount and (b) the Target Portfolio Amount (and for purposes of this definition calculated as if all Loan Assets are fully funded).
“Concentration Limits” means, with respect to determining the Excess Concentration Amount, the following limits:
(a)not more than 15.0% of the Concentration Denominator may consist of Eligible Loan Assets that are not First Lien Loan Assets or amounts on deposit in the Principal Collection Account;

(b)not more than 5.0% of the Concentration Denominator may consist of Eligible Loan Assets that are issued by a single Obligor and its Affiliates; except that Eligible Loan Assets issued by the three (3) largest Obligors and their respective Affiliates (measured by Outstanding Balance) may constitute up to 7.5% of the Concentration Denominator;
(c)not more than 12.5% of the Concentration Denominator may consist of Eligible Loan Assets that are issued by Obligors that belong to any single Industry Classification, except that Eligible Loan Assets issued by Obligors that belong to: (w) the largest Industry Classification may constitute up to 25.0%, (x) the second largest Industry Classification may constitute up to 20.0% of the Concentration Denominator, (y) the third largest Industry Classification may constitute up to 17.5% of the Concentration Denominator and (z) the fourth largest Industry Classification may constitute up to 15.0% of the Concentration Denominator; provided that notwithstanding the foregoing, not more than 5.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by Obligors that belong to Specified Industries in the aggregate;
(d)not more than 20.0% of the Concentration Denominator may consist of Eligible Loan Assets that are issued by Obligors Domiciled in Eligible Countries other than the United States and Canada or in respect of which the Loan Assets are payable in a currency other than Dollars and Canadian Dollars;
(e)not more than 5.0% of the Concentration Denominator may consist of Eligible Loan Assets that are CCC Loan Assets;
(f)not more than 15.0% of the Concentration Denominator may consist of Eligible Loan Assets that are Second Lien Loan Assets, PIK Loan Assets (other than Permitted Partial PIK Loan Assets) or FLLO Loan Assets, in the aggregate;
(g)not more than 10.0% of the Concentration Denominator may consist of Eligible Loan Assets that are Unfunded Exposure Amounts related to Delayed Draw Loan Assets and funded commitments or Unfunded Exposure Amounts related to Revolving Loan Assets in the aggregate;
(h)not more than 10.0% of the Concentration Denominator may consist of Eligible Loan Assets that are Fixed Rate Loans; and
(i)not more than 10.0% of the Concentration Denominator may consist of Eligible Loan Assets that are issued by an Obligor that has trailing twelve (12)-month EBITDA as of the Cut-Off Date of less than $25,000,000.
“Conforming Changes” means, with respect to either the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.10 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Servicer on behalf of the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Controlled Account Agreement” means that certain Controlled Account Agreement, dated as of the Closing Date, among the Borrower, the Servicer, the Securities Intermediary, the Administrative Agent and the Collateral Agent, which agreement relates to each Controlled Account, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.
“Controlled Accounts” means the Collection Account, the Custodial Account, the Unfunded Exposure Account and each Eligible Currency Account.
“Conversion Date” means, with respect to any Advance, the Business Day on which such Advance was, or is to be, converted from (a) a Base Rate Advance to a Benchmark Advance or (b) a Benchmark Advance to a Base Rate Advance, as applicable.
“Conversion Notice” means, with respect to any Advance, the written notice, in substantially the form attached hereto as Exhibit G, evidencing the request of the Borrower to the Administrative Agent to convert such Advance from (a) a Base Rate Advance into a Benchmark Advance or (b) a Benchmark Advance into a Base Rate Advance, as applicable.
“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent as specified in Section 11.02 or such other address within the United States as it may designate from time to time by notice to the Administrative Agent.
“CORRA” means, with respect to any Business Day, a rate per annum equal to the Canadian Overnight Repo Rate Average for such Business Day published by the CORRA Administrator on the CORRA Administrator’s Website.
“CORRA Administrator” means the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average).
“CORRA Administrator’s Website” means the Bank of Canada’s website, currently at http://www.bankofcanada.ca, or any successor source for the Canadian Overnight Repo Rate Average identified as such by the CORRA Administrator from time to time.
“Currency Asset Amount” means (a) with respect to Loan Assets denominated in CAD, the Asset Amount (CAD), (b) with respect to Loan Assets denominated in Euros, the Asset Amount (Euros), (c) with respect to Loan Assets denominated in Sterling, the Asset Amount (Sterling) and (d) with respect to Loans denominated in USD, the Asset Amount (USD).
“Currency Asset Amount Shortfall” means, with respect to each Currency Asset Amount on any date of determination, any time the amount by which the aggregate sum (for each Available Currency) of Advances outstanding denominated in the applicable Available Currency on such date of determination exceeds the such Currency Asset Amount (including any such Loan Assets to be acquired on such date of determination) by more than $5,000,000 (in the aggregate for all Available Currencies and related Currency Asset Amounts) on such date of determination.

“Custodial Account” means a segregated trust account (account number (i) in the case of Dollars, 9063095002, (ii) in the case of Canadian Dollars, 9063095004, (iii) in the case of Euros, 9063095000 and (iv) in the case of Sterling, 9063095001, in each case, with the Securities Intermediary) in the name of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties; provided that the assets credited thereto from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Custodial Account.
“Cut-Off Date” means, with respect to each Loan Asset, the date on which such Loan Asset (or any portion thereof) is committed to be acquired by the Borrower and, in the case of any Delayed Draw Loan Asset or Revolving Loan Asset, irrespective of the dates or numbers of draws thereunder subsequent to the date such Loan Asset is committed to be acquired by the Borrower.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) zero. If by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Daily Simple SONIA” means, for any day (a “SONIA RFR Rate Day”), a rate per annum equal to the greater of (i) SONIA for the day (such day, a “Sterling RFR Determination Day”) that is five (5) Business Days prior to (A) if such SONIA RFR Rate Day is a Business Day, such SONIA RFR Rate Day or (B) if such SONIA RFR Rate Day is not a Business Day, the Business Day immediately preceding such SONIA RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, and (ii) the Floor. If by 5:00 p.m. (London time) on the second (2nd) Business Day immediately following any Sterling RFR Determination Day, SONIA in respect of such Sterling RFR Determination Day has not been published on the applicable SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple SONIA has not occurred, then SONIA for such Sterling RFR Determination Day will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that any SONIA determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SONIA for no more than three (3) consecutive SONIA RFR Rate Days.
“Defaulted Loan Asset” means any Loan Asset as to which any one of the following events has occurred:

(a)(i) an Obligor payment default occurs under such Loan Asset that continues and has not been cured after giving effect to any grace period applicable thereto, but in no event more than five (5) Business Days, after the applicable due date under the related Loan Agreement, or (ii) a default has occurred under the related Loan Agreement and any applicable grace period has expired and the holders of such Loan Asset have accelerated the repayment of the Loan Asset (but only until such acceleration has been rescinded) in the manner provided in the related Loan Agreement;
(b)a Bankruptcy Event with respect to the related Obligor;
(c)any payment default occurs under any other senior or pari passu obligation for borrowed money of the related Obligor that continues and has not been cured after giving effect to any grace period applicable thereto, but in no event more than five (5) Business Days, after the applicable due date under the related agreement (including in respect of the acceleration of the debt under the applicable agreement);
(d)such Loan Asset has (x) a rating by S&P of “CC” or below or “SD” or (y) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by S&P or Moody’s, as applicable;
(e)a Responsible Officer of the Servicer or the Borrower has actual knowledge that such Loan Asset is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has (i) a rating by S&P of “CC” or below or “SD” or (ii) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD,” and in each case such other debt obligation remains outstanding (provided that both the Loan Asset and such other debt obligation are full recourse obligations of the applicable Obligor);
(f)such Loan Asset is a Participation Interest (x) with respect to which the Selling Institution has defaulted in any respect in the performance of any of its payment obligations under the Participation Interest after giving effect to any grace period applicable thereto or (y) in a Loan Asset that would, if such Loan Asset were included herein, constitute a “Defaulted Loan Asset”;
(g)the Servicer determines that all or a material portion of such Loan Asset is uncollectible or otherwise places it on non-accrual status in accordance with the policies and procedures of the Servicer and the Servicing Standard; or
(h)a Value Adjustment Event of the type described in clause (iv) in the definition thereof (but solely pursuant to a Material Modification pursuant to clause (a) of such definition);
provided, that if an event which gave rise to a Defaulted Loan Asset is cured, the Borrower may submit such Loan Asset for review by the Administrative Agent (in its sole discretion) for the purpose of re-classifying such Loan Asset as a Loan Asset which is no longer a Defaulted Loan Asset.
“Defaulting Lender” means, at any time, any Lender that (a) has failed for two (2) or more Business Days after an Advance Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied (which condition precedent, together with any applicable default, shall be specifically identified in the writing or public statement referred to in clause (b) below) on the relevant Advance Date), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgment or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.
“Delayed Draw Loan Asset” means a Loan Asset that is fully committed on the initial funding date of such Loan Asset and is required to be fully funded in one or more installments on draw dates to occur after the initial funding of such Loan Asset but which does not permit the re-borrowing of any amounts previously repaid by the Obligor; provided that any such Loan Asset will be a Delayed Draw Loan Asset only to the extent of undrawn commitments and will no longer be a Delayed Draw Loan Asset once all commitments by the Borrower to make advances to the related Obligor expire or are terminated or reduced to zero.
“Determination Date” means the last Business Day of each calendar month.
“Disbursement Request” means a disbursement request from the Borrower to the Administrative Agent, the Collateral Agent and the Securities Intermediary (with a copy to the Collateral Administrator) in the form attached hereto as Exhibit C in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(d) or a disbursement request from the Principal Collection Account in accordance with Section 2.20, as applicable.
“Dollar”, “$” and “USD” mean the lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount (and each reference to an amount expressed in “Dollars” or “$” shall be deemed to mean the Dollar Equivalent amount thereof), and (b) with respect to any amount denominated in any other Available Currency, the equivalent amount thereof in Dollars as determined by Administrative

Agent or at such time on the basis of the Applicable Exchange Rate as of the applicable Revaluation Date, as provided in this Agreement for the purchase of Dollars with such Available Currency.
“Domiciled” means, with respect to any Obligor for the purposes of the Concentration Limits: (a) except as provided for in clause (b) below, such Obligor’s country of organization or incorporation; or (b) the jurisdiction and the country in which, in the Servicer’s reasonable judgement acting in accordance with the Servicing Standard, a substantial portion of such Obligor’s operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries (which shall be any jurisdiction known at the time of the designation by the Servicer to be in the source of largest portion of revenues, if any, of such Obligor).
“EBITDA” means, with respect to any Relevant Test Period and any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Loan Agreement for each such Loan Asset (or, in the case of a Loan Asset for which the Loan Agreement has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Loan Asset, until the first testing period after the Loan Agreement has been executed, or as otherwise determined in good faith by the Servicer in accordance with the Servicing Standard), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Loan Agreement or such marketing material or financial model, an amount, for the principal obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above, other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors, and (g) any other item the Borrower and the Administrative Agent mutually deem to be appropriate.
“EBITDA Adjustments” means, with respect to any Loan Asset, as identified in the related Loan Agreement and calculated as of the date on which such Loan Agreement was executed (or, in the case of a Loan Asset for which the Loan Agreement has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Loan Asset, until the first testing period after the Loan Agreement has been executed, or as otherwise determined in good faith by the Servicer in accordance with the Servicing Standard) or, if the meaning of “runrate,” “cost savings,” “synergies,” “expected revenue” or any comparable definitions in the Loan Agreement for such Loan Asset were amended or modified, calculated as of the date on which such underlying amendment was executed, the sum of:
(a) unrealized “runrate” earnings or cost savings (excluding adjustments to owner's or management compensation); and
(b) expected revenue or unrealized cost synergies (excluding adjustments to owner's or management compensation).
“EBITDA Adjustments Percentage” means, a fraction, expressed as a percentage, equal to (x) EBITDA Adjustments, divided by (y) EBITDA as of the most recent Relevant Test Period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Equity” means, as of any date of determination, an amount equal to the greater of (x) the sum of (i) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio as of such date plus (ii) the amount on deposit in the Principal Collection Account as of such date plus (iii) the amount on deposit in the Unfunded Exposure Account minus (iv) the Advances Outstanding as of such date and (y) zero.
“Effective Spread” means, as of any date of determination, with respect to any (i) floating rate Eligible Loan Asset, the current per annum rate at which it pays interest in cash (which shall include any credit spread adjustment) minus the Benchmark for the Available Currency applicable during the Remittance Period in which such date of determination occurs and (ii) fixed rate Eligible Loan Asset, the interest rate for such Eligible Loan Asset minus the Benchmark for the Available Currency applicable during the Remittance Period in which such date of determination occurs; provided, that, in each case, (a) with respect to any unfunded commitment of any Delayed Draw Loan Asset or Revolving Loan Asset, as applicable, the Effective Spread means the commitment fee, ticking fee or similar fee payable with respect to such unfunded commitment and (b) with respect to the funded portion of any commitment under any Delayed Draw Loan Asset or Revolving Loan Asset, as applicable, the Effective Spread means the current per annum rate at which it pays interest in cash (which shall include any credit spread adjustment) minus the Benchmark for the Available Currency applicable during the Remittance Period in which such date of determination occurs.
“Electronic Means” has the meaning assigned to that term in Section 11.02.
“Eligible Country” means each of Australia, Austria, Belgium, Canada, Czech Republic, Denmark, Finland, France, Germany, Iceland, Republic of Ireland, Liechtenstein, Luxembourg, Malta, the Netherlands, Norway, Poland, Sweden, Switzerland, the United States (or any state thereof or the District of Columbia), the United Kingdom and any other country in respect of which at the time of acquisition was agreed to by the Administrative Agent.
“Eligible Currency Account” means the account or accounts (with respect to Available Currencies other than Dollars), established for the purpose of receiving payments in Available Currencies other than Dollars by the Securities Intermediary utilizing such agent or custodian banks as it may determine to be necessary or convenient for the purpose of receiving payments in Available Currencies other than Dollars, subject in each case to the control of the Collateral Agent, for the benefit of the Borrower subject to the Lien of the Collateral Agent for the benefit of the Secured Parties, including any sub-account thereof; provided, that the funds posted to or deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Eligible Currency Account. For the avoidance of doubt, there may be a separate Eligible Currency Account for each Available Currency other than Dollars and a separate account for Interest Collections and Principal Collections for each Available Currency, and it is acknowledged and agreed that in establishing the Eligible Currency Account, the Securities Intermediary shall utilize such related or correspondent banks as it may determine to be necessary or convenient for the purpose of maintaining the deposits in Available Currencies other than Dollars, subject in each case to the control of the Collateral Agent.
“Eligible Investment Required Ratings” means: (a) if such obligation or security (i) has both a long-term and a short-term credit rating from Moody’s, such ratings are “Aa3” or better (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) has only a long-term credit rating from Moody’s, such rating is “Aaa” (not on credit watch for possible downgrade) and (iii) has only a short-term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade) and (b) “A2” or better (or, in the absence of a short-term credit rating, “A-” or better) from S&P.
“Eligible Loan Asset” means, at any time, a Loan Asset in respect of which, in each case, the criteria (other than any individual clause that the Administrative Agent in its sole discretion has, prior to the applicable Cut-Off Date, waived in writing with respect to such Loan Asset, which waiver shall solely be for the specific fact or circumstance that existed at the time of such waiver) contained in Schedule IV are satisfied.
“Eligible Replacement” has the meaning assigned to that term in Section 6.01(c).
“Eligible Successor Agent” has the meaning assigned to that term in Section 9.01(h).
“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations (with the force of law) and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.
“Equity Cure Notice” has the meaning assigned to such term in Section 2.06(c).
“Equity Cushion” means, in respect of a Loan Asset, the enterprise value of the related Obligor minus indebtedness, in each case as set forth in the relevant marketing materials or financial model in respect of such Loan Asset most recently delivered prior to the acquisition of such Loan Asset.

“Equity Security” means (i) any equity security or any other security that is not eligible for purchase by the Borrower as a Loan Asset and (ii) any security purchased as part of a “unit” with (or “stapled” to) a Loan Asset and that itself is not eligible for purchase by the Borrower as a Loan Asset.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated or issued thereunder.
“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR” means, for any day during any Interest Period, with respect to any Advance (or portion thereof) denominated in Euros, the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to one month as displayed on the applicable Bloomberg or Thomson Reuters page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time; in each case, at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
If for any reason the foregoing rate is not available (and a Benchmark Replacement has not occurred), “EURIBOR” will mean (a) the rate per annum (rounded upwards if necessary to the nearest 1/100 of 1%) at which, as determined by the Administrative Agent in accordance with its customary practices for similarly situated borrowers, deposits in the applicable currency in an amount comparable to the Advances then requested are being offered to leading banks at approximately 11:00 a.m. (London time) (or such other applicable time) on the same day such rate shall apply for settlement in immediately available funds by leading banks in the London interbank market (or such other applicable eurocurrency market) for a period equal to one month (or such other applicable time period), or (b) as otherwise determined by the Administrative Agent in its commercially reasonable discretion with the prior written consent of the Borrowers; provided that, if more than one rate is published by Bloomberg or Thomson Reuters (or such other commercially available source providing quotations of such applicable rate, as designated by the Administrative Agent from time to time in its reasonable discretion), the applicable rate shall be the arithmetic mean of all such rates (rounded upwards if necessary to the nearest 1/100 of 1%); provided, further, that, if EURIBOR shall be less than the Floor, such rate shall be deemed to be the Floor for all purposes of this Agreement and all other Transaction Documents; provided, further, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Euro” and “€” means the lawful currency of each state so described in any EMU Legislation introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning assigned to that term in Section 7.01.
“Excepted Persons” has the meaning assigned to that term in Section 11.13(a).
“Excess Concentration Amount” means with respect to all Eligible Loan Assets included in the Collateral Portfolio, the sum of the Adjusted Borrowing Value of such Eligible Loan Assets in excess of the Concentration Limits, calculated without duplication and after giving effect to any addition or removal of any Loan Asset as of the date of determination; provided that with respect to any Eligible Loan Asset or portion thereof, if more than one Concentration Limits would be exceeded, the Borrower (or the Servicer on behalf of the Borrower) shall select (from among the Loan Assets whose Adjusted Borrowing Value causes such Concentration Limits to be exceeded) the Loan Assets, or portions thereof, to be allocated to the Excess Concentration Amount, and revise such allocations from time to time.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Underlying Collateral and (b) any amount received in the Collection Account or other Controlled Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Loan Agreement, (iii) any amount received in the Collection Account with respect to any Warranty Loan Asset retransferred or substituted or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement or sale, (iv) any interest accruing on a Loan Asset prior to the related Cut-Off Date that was not purchased by the Borrower and is for the account of the Person from whom the Borrower purchased such Loan Asset, and (v) amounts deposited into the Collection Account manifestly in error.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (A) imposed as a result of such Recipient being organized under the laws of a taxing jurisdiction in which any such Person is organized, having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax or (B) imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Transaction Document, or sold or assigned an interest in any Advance or Transaction Document) (“Other Connection Taxes”), (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance pursuant to a law in effect on the date on which (A) such Lender acquires an interest in the Advance (other than pursuant to an assignment request by the Borrower) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Sections 2.11(d)-(f) and (iv) any Taxes imposed under FATCA.
“Exposure Amount” means, as of any date of determination, with respect to each Delayed Draw Loan Asset and Revolving Loan Asset owned by the Borrower and included in the Collateral Portfolio, the unfunded commitment associated with such Delayed Draw Loan Asset and Revolving Loan Asset (including, without limitation, any letter of credit reimbursements).
“Facility Maturity Date” means the earliest to occur of (i) the Stated Maturity Date, (ii) the date of the declaration, or automatic occurrence, of the Facility Maturity Date pursuant to Section 7.01, (iii) the Collection Date and (iv) the occurrence of the termination of this Agreement pursuant to Section 2.18(b).
“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or any U.S. or non-U.S. fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement or analogous provisions of non-U.S. law.
“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the immediately preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day. Notwithstanding anything herein to the contrary, in no event shall the Federal Funds Rate be less than 0.00%.
“Fee Letter” means, collectively, (i) each fee letter agreement that shall be entered into by and among the Borrower and the applicable Lender and/or the Administrative Agent in connection with the transactions contemplated by this Agreement and (ii) the CIBC Fee Letter, in each case, as amended, modified, waived, supplemented, restated or replaced from time to time.
“Fees” means (i) the Non-Usage Fee and (ii) any other fees payable to the Administrative Agent or any Lender pursuant to the terms of any Fee Letter.
“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.
“Financial Covenant Test” means a test that will be satisfied as of the last day of any fiscal quarter if the Transferor maintains a Total Net Worth of at least 50% of the Maximum Facility Amount.
“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.
“First Lien Loan Asset” means any Loan Asset (i) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor on such Loan Asset in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding (other than a Permitted Working Capital Facility); (ii) that is secured by a pledge of collateral (including all of the applicable Obligor’s assets constituting collateral for such Loan Asset (whether or not there is also a security interest of a lower priority in additional collateral)), which security interest is validly perfected and first priority under Applicable Law, subject to (x) liens permitted under the applicable Loan Agreement that are reasonable and customary for similar loans, (y) liens accorded priority by law in favor of any Governmental Authority, and (z) liens against the accounts, documents, instruments, inventory, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets (including the proceeds thereof) securing any Permitted Working Capital Facility; (iii) as to which the Servicer determines in good faith that the value of the collateral or the enterprise value securing the Loan Asset and ability to generate cash flow on or about the time of acquisition or origination, as applicable, equals or exceeds the outstanding principal balance of the Loan Asset plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral; and (iv) that is not a Second Lien Loan Asset or FLLO Loan Asset.
“Fixed Rate Loan” means any Loan Asset that bears a fixed rate of interest.
“FLLO Loan Asset” means any Loan Asset that satisfies all of the requirements set forth in clauses (i) through (iii) of the definition of “First Lien Loan Asset” except that, at any time prior to and/or after an event of default under the Loan Agreement, such Loan Asset will be paid after one or more tranches of First Lien Loan Assets issued by the Obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the Loan Agreement, an agreement among lenders or other applicable agreement.
“Floor” means zero.
“Foreign Lender” means a Lender that is not a U.S. Person.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“Governmental Authority” means, with respect to any Person, any nation or government, any state, province, territory or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
“Hazardous Materials” means all materials subject to regulation under any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.
“High Yield Bond” means a debt security which is rated below investment grade.
“Indebtedness” means:

(i)with respect to any Obligor under any Loan Asset, the meaning of “Indebtedness” or any comparable definition in the Loan Agreement for such Loan Asset, and in any case that “Indebtedness” or such comparable definition is not defined in such Loan Agreement, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and
(ii)for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii), but in each case expressly excluding any obligation of such Person to fund any Loan Asset constituting a Delayed Draw Loan Asset or Revolving Loan Asset, as applicable; provided that, for the avoidance of doubt, any Loan Assets sold by the Borrower in a manner which is characterized on the books of the Borrower as a secured borrowing by the Borrower in accordance with GAAP but does not create any recourse to the Borrower (for example, where the Borrower sells a portion of a loan which has been restructured as a first lien loan and a first lien last out loan) shall not constitute “Indebtedness” of the Borrower.
“Indemnified Amounts” has the meaning assigned to that term in Section 8.01.
“Indemnified Party” has the meaning assigned to that term in Section 8.01.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Party” has the meaning assigned to that term in Section 8.03.
“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.
“Industry Classification” means any of the global industry classifications set forth in Schedule VI hereto, including any modifications that may be made thereto or additional categories that may be subsequently established by reference to the global industry classification codes; provided that the Administrative Agent has provided its prior written consent to any such modification or additional category.
“Industry Count” means the number of separate Industry Classifications represented in the Collateral Portfolio as of such date.
“Initial Advance” means the first Advance made pursuant to Article II.
“Initial Loan Assets” means the Loan Assets included in the Collateral Portfolio as of the Closing Date.
“Instructions” has the meaning assigned to that term in Section 11.02.
“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.
“Insurance Policy” means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral or an ACORD certificate or other evidence of such insurance.
“Insurance Proceeds” means any amounts received on or with respect to a Loan Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation, other than (i) any such amount received which is required to be used to restore, improve or repair the related property or required to be paid to the Obligor under the related Loan Agreement or (ii) prior to an Event of Default hereunder and with prior written notice to the Administrative Agent, any such amount for which the Servicer has consented, in its reasonable business discretion, to be used to restore, improve or repair the related property or otherwise to be paid to the Obligor under the related Loan Agreement.
“Interest Collection Account” means a segregated trust account (account number (i) in the case of Dollars, 9063092002, (ii) in the case of Canadian Dollars, 9063092004, (iii) in the case of Euros, 9063092000 and (iv) in the case of Sterling, 9063092001, in each case, with the Securities Intermediary) in the name of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Interest Collection Account.
“Interest Collections” means, collectively (i) with respect to any Loan Asset, all payments and collections attributable to interest on such Loan Asset, including, without limitation, all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Loan Asset, (ii) all closing fees, commitment fees, underwriting fees and facility fees, in each case, excluding original issue discount, (iii) all amendment fees, late fees, waiver fees, prepayment fees and premiums, delayed compensation, ticking fees, customary syndication or other upfront fees and customary administrative agency or similar fees, or other similar amounts received in respect of Loan Assets and (iv) all commitment fees and other similar fees in respect of Delayed Draw Loan Assets and Revolving Loan Assets.
“Interest Period” means with respect to any Advance (i) the period beginning on, and including, the Advance Date or Conversion Date, as applicable, with respect to such Advance and ending on and including the last day of the calendar month in which such Advance was made (or, if any such day is not a Business Day, the next succeeding Business Day), and (ii) thereafter, for so long as such Advance or any portion thereof remains outstanding, each period beginning on, and including, the day after the immediately preceding Interest Period with respect to such Advance ended and ending on, and including, the last day of the calendar month in which such Interest Period commences (or, if any such day is not a Business Day, the next succeeding Business Day).
“IRS” means the U.S. Internal Revenue Service.
“Joinder Supplement” means an agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit D to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.
“Judgment Currency” has the meaning assigned to that term in Section 1.09.
“Lender” means (i) CIBC (so long as CIBC holds a Commitment or has Advances Outstanding hereunder), (ii) each financial institution which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower and (iii) each other Person to whom a Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04.
“Lien” means any mortgage or deed of trust, pledge, charge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.
“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.
“Loan Asset” means any loan originated or acquired by the Transferor and sold or participated, as applicable, to the Borrower or originated or acquired by the Borrower in the ordinary course of its business, which loan includes, without limitation, (i) the Required Loan Documents and Loan Asset File, and (ii) all right, title and interest of the Transferor and/or the Borrower, as applicable, in and to the loan and any Underlying Collateral, but excluding, as applicable, the Excluded Amounts.
“Loan Asset Checklist” means an electronic copy of a checklist in the form of Exhibit P delivered by or on behalf of the Borrower to the Collateral Custodian, that identifies each of the items which constitute Required Loan Documents to be included within the respective Loan Asset File, which shall specify whether such document is an original or a copy and includes the identification number and the name of the Obligor with respect to the related Loan Asset.
“Loan Asset File” means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) duly executed originals (to the extent required by the Servicing Standard) and copies of any other Records relating to such Loan Assets and Portfolio Assets pertaining thereto.
“Loan Tape” means the loan list identifying the Loan Assets delivered by the Borrower or Servicer to the Collateral Custodian, and the Administrative Agent. Each such Loan Tape shall set forth the applicable information specified on Schedule III, which shall also be provided to the Collateral Custodian in an electronic format acceptable to the Collateral Custodian. “LSTA” means the Loan Syndications and Trading Association.
“LTV” means, with respect to any Loan Asset, as of the date such Loan Asset is acquired by the Borrower and at the time of any refinancing or re-pricing of such Loan Asset, the ratio of (i) all indebtedness of the relevant Obligor to (ii) enterprise value of such Obligor.
“Maintenance Covenant” means, at any time, a covenant by the Obligor of a loan to comply with one or more financial covenants during each reporting period applicable to such loan, whether or not any action by, or event relating to, the underlying obligor occurs after such time; provided that a covenant that otherwise satisfies the definition hereof and only applies when amounts are outstanding under the related loan shall be a Maintenance Covenant.
“Make-Whole Premium” means, if this Agreement is terminated or the Maximum Facility Amount is permanently reduced, in each case, pursuant to Section 2.18(b) prior to the one-year anniversary of the Closing Date, an amount, payable pro rata to each Lender, equal to 1.00% of either (x) the Maximum Facility Amount (in the case of a termination of this Agreement) or (y) the amount of such reduction (in the case of such permanent reduction of the Maximum Facility Amount); provided that clauses (x) and (y) hereof shall be calculated without giving effect to the proviso in the definition of “Maximum Facility Amount”.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
“Market Value” means, as of any date of determination, with respect to any Broadly Syndicated Loan Asset, the amount equal to the product of the principal amount thereof and the price (expressed as a percentage of par) determined in the following manner:
(a)the midpoint of the “bid” and the “ask” price quotes determined by any of Loan Pricing Corporation, LoanX Inc. or MarkIt Group Limited (the “Mid-Price Quote”); or
(b)if the Market Value of such Loan Asset cannot be determined in accordance with clause (a) above,
(i)the average of the bid-side quotes determined by two or more independent broker-dealers active in the trading of such Loan Asset; or

(ii)if only two such bids can be obtained, the lower of the bid-side quotes of such two bids;
(c)if the Market Value of such Loan Asset cannot be determined in accordance with clause (a) or (b) above, the price determined by the Servicer;
provided that the Administrative Agent in its sole discretion shall have the right to disregard any price determined pursuant to the foregoing provisions if the Administrative Agent determines that such price is not indicative of the actual current market value and, in such case, the Market Value shall be the amount determined by the Administrative Agent in good faith and in a commercially reasonable manner and notified to the Servicer.
“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Transferor, the Servicer or the Borrower, excluding, for the avoidance of doubt, any change resulting solely from any change in value or performance of all or any part of the Collateral Portfolio, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the Securities Intermediary, the Collateral Administrator, the Administrative Agent, any Lender and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower and the Servicer to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s, the Administrative Agent’s or any other Secured Party’s lien on the Collateral Portfolio; provided that, for the avoidance of doubt, "Material Adverse Effect" does not include the occurrence of a Value Adjustment Event, Material Modification or change in Assigned Value in relation to any one or more Eligible Loan Assets.
“Material Modification” means any amendment or waiver of, or modification or supplement to, a Loan Agreement governing an Eligible Loan Asset executed or effected on or after the Cut-Off Date for such Eligible Loan Asset which:
(a)reduces, delays or forgives any or all of the principal amount due (including any amortization payment) under such Eligible Loan Asset or extends or delays the stated maturity date or any scheduled amortization payment date for such Eligible Loan Asset (other than as permitted pursuant to the applicable Loan Agreement as of the applicable Cut-Off Date) (including any amendment to the applicable Loan Agreement for such Loan Asset which delays or extends the maturity date or any final principal payment date for such Loan Asset);
(b)(i) waives one or more interest payments or permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Eligible Loan Asset (other than, with respect to any PIK Loan Asset that the Administrative Agent expressly agrees to include as an Eligible Loan Asset, any deferral or capitalization permitted pursuant to the applicable Loan Agreement as of the applicable Cut-Off Date) or (ii) reduces the amount of interest due in cash (other than in connection with a customary benchmark replacement or any reduction in interest rate margins pursuant to a pricing grid in effect under the applicable Loan Agreement existing on the applicable Cut-Off Date for such Eligible Loan Asset); provided that no such reduction shall constitute a Material Modification if the Servicer certifies to the Administrative Agent in writing

(including by email) that such reduction results from an increase in the credit quality of the related Obligor;
(c)(i) contractually or structurally subordinates such Eligible Loan Asset or the lien securing such Eligible Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens on any of the Underlying Collateral securing such Eligible Loan Asset other than (x) liens securing Permitted Working Capital Facilities and “Permitted Liens” or any comparable definitions or provisions in the applicable Loan Agreement related to “permitted liens” for such Loan Asset, (y) purchase-money security interests (as such term is defined in the UCC) on an immaterial portion of any of the Underlying Collateral securing such Eligible Loan Asset and (z) in the case of a Second Lien Loan Assets, any loan which existed on the Cut-Off Date for such Eligible Loan Asset which is senior to such Eligible Loan Asset, (ii) increases the commitment amount of any loan senior in right of payment or lien priority to such Eligible Loan Asset (except as permitted under the applicable Loan Agreement as of the applicable Cut-Off Date) or (iii) permits the Obligor to incur any additional Indebtedness which was not in place as of the Cut-Off Date which is senior to or pari passu with such Eligible Loan Asset (except as permitted under the applicable Loan Agreement as of the applicable Cut-Off Date);
(d)substitutes, alters or releases the Underlying Collateral securing such Eligible Loan Asset (other than as permitted pursuant to the applicable Loan Agreement of such Loan Asset as of the Cut-Off Date) and any such substitution, alteration or release, as determined in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Eligible Loan Asset; provided, that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the loan facility (including the Eligible Loan Asset) with the net proceeds of such Underlying Collateral; or
(e)amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “total net leverage ratio”, “senior net leverage ratio”, “cash interest coverage ratio”, “net leverage ratio”, “permitted liens” or “EBITDA”, or any respective comparable definitions in the Loan Agreement for such Eligible Loan Asset or any applicable component thereof or (ii) any term or provision of such Loan Agreement referenced in or utilized in the calculation or determination of the “total net leverage ratio”, “senior net leverage ratio”, “cash interest coverage ratio”, “net leverage ratio”, “permitted liens” or “EBITDA”, or any respective comparable definitions for such Eligible Loan Asset, in each case above, in a manner that, in the reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Eligible Loan Asset; or
(f)amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “default” or “event of default” (or equivalent terms) with respect to the Loan Agreement for such Eligible Loan Asset or any applicable component thereof or (ii) any material term or provision of such Loan Agreement referenced in or utilized in the determination of “default” or “event of default” (or equivalent terms) with respect to the Loan Agreement for such Eligible Loan Asset, in each case above, in a manner that, in the reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Eligible Loan Asset.
“Maximum Facility Amount” means the aggregate Commitments as then in effect, as such amount may be reduced pursuant to Section 2.18(b) or increased pursuant to Section 2.23; provided that at all times after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.
“Maximum Portfolio Advance Rate” means, as of any date of determination, the advance rate corresponding to the Obligor Count and Industry Count in respect of the Eligible Loan Assets included in the Collateral Portfolio as of such date, as set forth below (applying the row that corresponds to the lower of the two rows, if applicable, that meets the criteria in each such column which results in the lowest Maximum Portfolio Advance Rate):

Obligor Count	Industry Count	Maximum Portfolio Advance Rate
20 < x	x > 7	67.5%
14 < x < 20	x > 5	60.0%
11 < x < 14	x > 4	50.0%
9 < x < 11	x > 3	35.0%
8 < x < 9	x > 2	25.0%
x < 8	x < 2	0.0%

“Middle Market Loan Asset” means any Loan Asset that is not a Broadly Syndicated Loan Asset and (a) is denominated in an Available Currency and (b) the Obligor of which has an EBITDA for the Relevant Test Period most recently ended of at least $15,000,000; provided, that the Administrative Agent may designate any Loan Asset that does not meet the requirements of clause (b) above as a Middle Market Loan Asset in its sole discretion.
“Minimum Equity Condition” means a test that will be satisfied on any date of determination that the Effective Equity is at least equal to the Minimum Required Equity Amount.
“Minimum Required Equity Amount” means the greater of (i) an amount equal to the sum of the Outstanding Balances of all Eligible Loan Assets attributable to the three (3) individual Obligors with the largest aggregate Outstanding Balances of Eligible Loan Assets included in the Collateral Portfolio as of such date of determination and (ii) an amount equal to 15% of the Maximum Facility Amount.
“Minimum Utilization” has the meaning assigned to that term in the CIBC Fee Letter.
“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).
“Moody’s Rating” means, with respect to any Loan Asset, the public rating issued by Moody’s (based on tranche rating not corporate family rating).
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.
“Non-Approval Event” means an event that will be deemed to have occurred if, during any twelve-month period (measured on a rolling basis), the quotient of (i) the number of Rejected Loan Assets divided by (ii) the total number Loan Assets (other than Specified Loan Assets) submitted by the

Borrower to the Administrative Agent for inclusion as Eligible Loan Assets, is 35% or greater; provided that at least ten such Loan Assets (other than Specified Loan Assets) were submitted for review.
“Non-Performing Loan Asset” means a Loan Asset in respect of which (a) the Obligor commences formal restructuring or workout negotiations with its creditors or completes a debt-for-equity swap or formally engages a restructuring advisor or (b) the Servicer determines in accordance with the Servicing Standard that such Loan Asset is not collectible or otherwise places it on non-accrual status.
“Non-Usage Fee” has the meaning assigned to that term in the CIBC Fee Letter.
“Non-Usage Fee Rate” has the meaning assigned to that term in the CIBC Fee Letter.
“Noteless Loan Asset” means a Loan Asset with respect to which the Loan Agreement (i) does not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan Asset or (ii) requires any holder of the indebtedness created under such Loan Asset to affirmatively request a promissory note from the related Obligor (and none has been requested with respect to such Loan Asset held by the Borrower).
“Notice of Borrowing” means an irrevocable written notice of borrowing from the Borrower to the Administrative Agent and each Lender in the form attached hereto as Exhibit E.
“Notice of Exclusive Control” has the meaning given to such term in the Controlled Account Agreement; provided that the Collateral Agent, acting at the direction of the Administrative Agent, shall not deliver a Notice of Exclusive Control except during the existence of an Event of Default.
“Notice of Reduction” means a notice of a reduction of the Advances Outstanding pursuant to Section 2.18, in the form attached hereto as Exhibit F.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Oak Hill Advisor Group” means Oak Hill Advisors LP, its subsidiaries, their respective affiliated investment managers, investment advisors, sub-advisers, managing members or general partners and any other related Person or successor that serves in a similar capacity, in each case, through which Oak Hill Advisors LP’s and its subsidiaries’ investment management, advisory or related activities are effectuated, excluding any Person within the T. Rowe Group. For purposes of this definition, “T. Rowe Group” means T. Rowe., its subsidiaries, their respective affiliated investment managers, investment advisors, sub-advisers, managing members or general partners and any other related Person or successor that serves in a similar capacity, in each case, through which T. Rowe’s and its subsidiaries’ investment management, advisory or related activities are effectuated, excluding any Person within the Oak Hill Advisor Group and “T. Rowe” means T. Rowe Price Group, Inc. (together with its subsidiaries).
“OHA Group” means the Oak Hill Advisor Group, the T. Rowe Group and any of their respective Affiliates.
“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Administrative Agent, the Securities Intermediary, the Secured Parties, the Collateral Agent, the Collateral Administrator or the Collateral Custodian arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances Outstanding, Breakage Fees, obligations pursuant to the Erroneous Payment Subrogation Rights, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Collateral Agent, the Secured Parties, the Collateral Custodian, the Collateral Administrator and the Securities Intermediary under this Agreement and/or any other Transaction Document, any Fee Letter, any Make-Whole Premium and documented costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Securities Intermediary, the Collateral administrator, the Collateral Agent or the Collateral Custodian, including documented attorneys’ fees, costs and expenses, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).
“Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.
“Obligor Information” means, with respect to any Obligor, (a) the legal name and tax identification number of such Obligor, (b) the jurisdiction in which such Obligor is domiciled, organized or incorporated, (c) the audited financial statements for such Obligor for the three prior fiscal years (or such shorter period of time that the Obligor has been in existence), (d) the Servicer's internal credit memorandum with respect to the Obligor and the related Loan Asset and, upon the reasonable request of the Administrative Agent, explanations of any EBITDA adjustments and detailed projections of free cash flow through maturity, (e) any lender presentations and confidential information memorandum received by the Servicer, (f) the annual report for the most recent fiscal year of such Obligor, (g) a company forecast for such Obligor including plans related to capital expenditures, (h) the financials for the most recent fiscal quarter, (i) the business model, company strategy and names of known peers of such Obligor, (j) the shareholding pattern and details of the management team of such Obligor, (k) details of any banking facilities and the debt maturity schedule of such Obligor, (l) the Loan Agreement and (m) any other information with respect to such Obligor reasonably requested by the Administrative Agent so long as such information is available to the Servicer without undue burden or expense and can be provided without violation of any confidentiality obligations with respect thereto; provided, that (i) the items set forth in clauses (g), (i), (j) and (k) above shall only be required to the extent included in connection with the Servicer's standard underwriting package prepared for purposes of the internal credit memorandum delivered pursuant to clause (d) above and (ii) to the extent that any of the foregoing information is not available to the Borrower or the Servicer using commercially reasonable efforts or cannot be provided without violation of any confidentiality obligations with respect thereto, the Borrower shall notify the Administrative Agent, and such information shall not constitute Obligor Information.
“Obligor Count” means the total number of Eligible Loan Assets that are issued by a distinct single Obligor and its Affiliates represented in the Collateral Portfolio as of such date.

“Officer’s Certificate” means a certificate signed by a director, a manager, the president, the secretary, an assistant secretary, the chief financial officer or any vice president, as an authorized officer, of any Person.
“Opinion of Counsel” means a customary written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its reasonable discretion; provided that Dechert LLP shall be considered acceptable counsel for purposes of this definition.
“Origination Date” means, in respect of any Loan Asset, the date on which the related Loan Agreement for such Loan Asset was entered into.
“Other Connection Taxes” has the meaning assigned to that term in the definition of Excluded Taxes.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).
“Outstanding Balance” means (a) if such Loan Asset is denominated and payable in Dollars, the outstanding principal balance of such Loan Asset, and (b) if such Loan Asset is denominated and payable in an Available Currency other than Dollars, the equivalent in Dollars of the outstanding principal balance of such Loan Asset, determined by the Servicer using the Applicable Exchange Rate, in each case, expressed exclusive of accrued interest and any interest paid in kind. For the avoidance of doubt, the Outstanding Balance with respect to a Revolving Loan Asset or a Delayed Draw Loan Asset shall be equal to the funded amount of such Revolving Loan Asset or Delayed Draw Loan Asset.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight SOFR borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Partial PIK Loan Asset” means any PIK Loan Asset with respect to which any portion of the interest accruing thereon is contractually required to be paid in cash. For the avoidance of doubt, Permitted Partial PIK Loan Assets shall constitute “Partial PIK Loan Assets” hereunder.
“Participant” has the meaning assigned to that term in Section 11.04(d).
“Participant Register” has the meaning assigned to that term in Section 11.04(d).
“Participation Agreement” means, as the context requires, each Loan Syndications and Trading Association or similar market agreement standard for loan participation transactions among institutional market participants (or another form of master participation agreement acceptable to the Administrative Agent in its sole discretion (it being understood that the Participation Agreement provided to the Administrative Agent on the Closing Date shall be deemed to satisfy this requirement)) by and between the Selling Institution and the Borrower, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

“Participation Interest” means a participation interest in a loan that satisfies the following criteria: (a) such participation would constitute a Loan Asset were it acquired directly, (b) the seller of such participation is a lender on the underlying loan, (c) the aggregate participation in the loan granted by such participation seller to all participants (including the Borrower) does not exceed the principal amount or commitment with respect to such participation seller is a lender under such loan, (d) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the selling participation seller holds in the loan or commitment that is the subject of the participation, (e) the entire purchase price for such participation is paid in full (without the benefit of financing from the participation seller, other than any capital contribution deemed made in connection therewith) at the time of the participant's acquisition (or, in the case of a participation in a Revolving Loan Asset or Delayed Draw Loan Asset, at the time of the funding of such loan, (f) the participation provides the participant with all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation, (g) such participation is documented under a Participation Agreement and (h) such participation is not a sub-participation interest in any loan.
“Payment Date” means the second (2nd) Business Day after the Reporting Date of each January, April, July and October or, if such day is not a Business Day, the next succeeding Business Day, commencing on the Payment Date in January 2025; provided, that the final Payment Date shall occur on the Collection Date; provided further that the Administrative Agent may, in its sole discretion with three (3) Business Days’ prior written notice to the Borrower, the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Servicer, declare any Business Day a Payment Date if the Obligations have become immediately due and payable in full in accordance with Section 7.01.
“Pension Plan” has the meaning assigned to that term in Section 4.01(w).
“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.
“Permitted Investments” means any of:
(i)direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America whose obligations are expressly backed by the full faith and credit of the United States of America;
(ii)demand and time deposits in, bank deposit products of, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including the Collateral Agent, the Collateral Custodian or the Securities Intermediary) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days after issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii)Registered debt securities bearing interest or sold at a discount issued by a corporation formed under the laws of the United States of America or any State thereof that satisfies the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment;
(iv)commercial paper or other short-term obligations (other than asset-backed commercial paper) with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and
(v)money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively;
provided that (1) Permitted Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (v) above, as mature (or are putable at par to the issuer thereof) no later than the Business Day prior to the next Payment Date unless such Permitted Investments are issued by the Securities Intermediary in its capacity as a banking institution, in which event such Permitted Investments may mature on such Payment Date; and (2) none of the foregoing obligations or securities shall constitute Permitted Investments if (a) such obligation or security has an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript assigned by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding taxes by any jurisdiction (other than withholding taxes which may be payable with respect to FATCA) unless the payor is required to make “gross-up” payments that cover the full amount of any such withholding tax on an after-tax basis, (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (g) in the Servicer’s judgment, such obligation or security is subject to material non-credit related risks, (h) such obligation is a structured finance obligation or (i) such obligation or security is represented by a certificate of interest in a grantor trust. Permitted Investments may include, without limitation, those investments issued by or made with or through the Collateral Agent, the Collateral Custodian, the Collateral Administrator, the Securities Intermediary or any of their respective Affiliates, or any entity for whom the Securities Intermediary or an Affiliate thereof acts as offeror or provides services and receives compensation. None of the Collateral Agent, the Collateral Custodian, the Collateral Administrator or the Securities Intermediary shall have no obligation to determine or oversee compliance with the foregoing.
“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens granted pursuant to or by the Transaction Documents, (d) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by such Person, in each case granted or arising in the ordinary course of business in favor of the bank(s) with which such accounts are maintained, (e) precautionary Liens and filings of financing statements under the UCC covering assets sold or contributed to any Person not prohibited hereunder, as to any account, customary Liens in favor of the securities intermediary, to the extent set forth in the documentation governing the account, (f) one or more judgment Liens securing judgments and other proceedings not constituting an Event of Default with respect to the Transferor hereunder, (g) with respect to any Equity Security, any Liens granted (x) on such Equity Security to secure Indebtedness of the related Obligor and/or (y) under any governing documents or other agreement between or among or binding upon the Borrower as the holder of such Equity Security (provided that, in each case, such Liens have no higher priority than they did on the date such Loan Asset was approved by the Administrative Agent), and (h) with respect to any Underlying Collateral, Liens permitted by the applicable Loan Agreement.
“Permitted Partial PIK Loan Asset” means any Partial PIK Loan Asset (i) which has a minimum cash spread of at least 2.10% above the applicable benchmark index rate provided for in the underlying Loan Agreement payable on at least a quarterly basis and (ii) for which the period during which such Loan Asset is allowed to have any interest paid in kind does not exceed the lesser of (x) the remaining term of such Loan Asset and (y) three (3) years from the original closing date of such Loan Asset; provided that a PIK Loan Asset with a leverage-based pricing grid in effect on the related Cut-Off Date where the minimum cash spread above the applicable benchmark index rate provided for in the underlying Loan Agreement payable on at least a quarterly basis (I) is reduced to not less than 2.00% solely as a result of the operation of such pricing grid and (II) represents at least 50% of the total spread over the applicable benchmark index rate provided for in the underlying Loan Agreement will be considered a Permitted Partial PIK Loan Asset.
“Permitted RIC Distribution” means distributions to the Transferor (from a Collection Account or otherwise) to the extent required to allow the Transferor to make sufficient distributions to qualify as a regulated investment company and to otherwise eliminate federal or state income or excise taxes payable by the Transferor in or with respect to any taxable year of the Transferor (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Transferor shall not exceed 115% of the amounts that the Borrower reasonably determines to be required to distribute to the Transferor to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.
“Permitted Working Capital Facility” means any revolving lending facility associated with a Loan Asset that is incurred by the same Obligor that (a)(i) is secured by all or a portion of the current assets of the related Obligor and otherwise unsecured or has a security interest with respect to the other assets of the related Obligor that is pari passu with or senior to the lien securing such Loan Asset, (ii) as of the applicable Cut-Off Date, has an aggregate commitment equal to not more than 20% of the sum of (a) the aggregate commitment amount of such Permitted Working Capital Facility, (b) the aggregate commitment amount of such Loan Asset and (c) the aggregate commitment amount of any other Indebtedness that is pari passu with, or senior to, such Loan Asset and (iii) has a ratio of the aggregate commitment amount of such Permitted Working Capital Facility to EBITDA of such Obligor

(based on the most recently available quarterly financial statements of such Obligor) that is not greater than 1.0x, or (b) is otherwise approved by the Administrative Agent in its sole discretion.
“Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity. For the avoidance of doubt, a Person need not have a separate legal identity.
“PIK Loan Asset” means a Loan Asset which permits all or a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset (such portion, the “PIK Portion”); provided that a Loan Asset which has the option to provide for a PIK Portion (whether or not such option is exercised) shall be considered a PIK Loan Asset. A Permitted Partial PIK Loan Asset and a Partial PIK Loan Asset shall be a PIK Loan Asset hereunder.
“Pledge” means the pledge of any Eligible Loan Asset or other Portfolio Asset pursuant to Article II.
“Portfolio Assets” means all Loan Assets in which the Borrower has an interest, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to, but excluding, as applicable, the Excluded Amounts:
(a)any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loan Assets;
(b)all rights with respect to the Loan Assets to which the Transferor and/or the Borrower, as applicable, is entitled as lender under the applicable Loan Agreement;
(c)the Controlled Accounts, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;
(d)any Underlying Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due or to become due and paid in respect thereof after the applicable Cut-Off Date and all liquidation proceeds;
(e)all Required Loan Documents, the Loan Asset Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Asset Files or Records;
(f)all Insurance Policies with respect to any Loan Asset;
(g)all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;
(h)the Sale Agreement and all Trade Confirmations (including, without limitation, rights of recovery of the Borrower against the Transferor) and the assignment to the Collateral Agent, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Transferor under or in connection with the Sale Agreement;

(i)all records (including computer records) with respect to the foregoing; and
(j)all collections, income, payments, proceeds and other benefits of each of the foregoing.
“Portfolio Interest Coverage Ratio” means, as of any Payment Date, the ratio of (a) the amounts on deposit in the Interest Collection Account prior to application of the priority of payments set forth in Section 2.04 (minus any amount owing on such Payment Date pursuant to Section 2.04(a)(i) through (iv); provided that if on any Payment Date amounts payable with respect to clause (ii)(y) are greater than $50,000, such excess shall be applied on next Payment Date), divided by (b) the sum of all Yield and Non-Usage Fees due and owing to each Lender on such Payment Date.
“Portfolio Interest Coverage Test” means a test that will be satisfied if the Portfolio Interest Coverage Ratio is at least 1.50:1.00; provided that, (i) if for more than two consecutive quarters after the Closing Date, Term SOFR is 50 or more basis points lower than Term SOFR as of the Closing Date, then the minimum Portfolio Interest Coverage Ratio shall at all times thereafter be 1.65:1.00, and (ii) if for more than two consecutive quarters after the Closing Date, Term SOFR is 100 or more basis points lower than Term SOFR as of the Closing Date, then the minimum Portfolio Interest Coverage Ratio shall at all times thereafter be 1.75:1.00.
“Prime Rate” means the rate publicly announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent or any other specified financial institution in connection with extensions of credit to debtors; provided that if the Prime Rate is less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.
“Principal Collection Account” means a segregated trust account (account number (i) in the case of Dollars, 9063093002, (ii) in the case of Canadian Dollars, 9063093004, (iii) in the case of Euros, 9063093000 and (iv) in the case of Sterling, 9063093001, in each case, with the Securities Intermediary) in the name of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Principal Collection Account.
“Principal Collections” means (i) any amounts deposited by the Borrower in accordance with Section 2.06(a)(i) or Section 2.07(c)(i) and (ii) with respect to any Loan Asset, all amounts received which are not Interest Collections and any other amounts that have been designated as Principal Collections by the Borrower pursuant to the terms of this Agreement, including, without limitation, all Recoveries, all Insurance Proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Loan Asset. For the avoidance of doubt, “Principal Collections” shall not include amounts on deposit in the Unfunded Exposure Account.
“Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing all Commitments of such Lender (or, following the termination thereof, the outstanding principal amount of all Advances of such Lender), by the aggregate of all Commitments of all the Lenders (or, following the termination thereof, the aggregate Advances Outstanding).

“Proceeds” means, with respect to any property included in the Collateral Portfolio, all property that is receivable or received when such property is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.
“Purchase Price” means, with respect to any Eligible Loan Asset, the value (expressed as a percentage of the Outstanding Balance of such Loan Asset) equal to the purchase price thereof; provided that the purchase price of an Eligible Loan Asset purchased at a premium shall be deemed to be par for all purposes of this definition.
“Qualified Lender” means any Person that (a) is not (1) if no Event of Default exists, a Competitor or (2) a natural person, or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, (b) was not formed for the specific purpose of becoming a Lender or beneficial owner of an Advance and (c) is “qualified purchaser” within the meaning of Section 3(c)(7) of the 1940 Act.
“Ramp-Up Period” has the meaning assigned to that term in the CIBC Fee Letter.
“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.
“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower has acquired an interest pursuant to the Sale Agreement or in which the Borrower or the Transferor have otherwise obtained an interest.
“Recoveries” means, as of the time any Underlying Collateral with respect to any Defaulted Loan Asset is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.
“Register” has the meaning assigned to that term in Section 2.14.
“Registered” means in registered form for U.S. federal income tax purposes.
“Reinvestment Period” shall mean the period commencing on the Closing Date and ending on the day preceding the earliest of (i) November 5, 2027, (ii) the date declared in writing by the Administrative Agent during the continuation of an Event of Default (other than the occurrence of a Bankruptcy Event relating to the Borrower), (iii) the occurrence of a Bankruptcy Event relating to the Borrower and (iv) the date of any voluntary termination by the Borrower pursuant to Section 2.18(b).
“Rejected Loan Asset” means any Loan Asset (other than a Specified Loan Asset) that meets all of the requirements for an Eligible Loan Asset (other than the receipt of an Approval Notice) submitted by the Borrower to the Administrative Agent for inclusion as an Eligible Loan Asset (and has provided all Obligor Information and other information available to the Borrower or the Servicer using commercially reasonable efforts, other than information that cannot be provided without violation of any confidentiality obligations with respect thereto and reasonably requested by the Administrative Agent in order to evaluate such Loan Asset) which the Administrative Agent has rejected or, solely in the case of a First Lien Loan Asset, which the Administrative Agent has approved and has assigned an Advance Rate corresponding to less than 50% of LTV of such Loan Asset; it being understood and agreed that the failure of the Administrative Agent to approve a Loan Asset that the Administrative Agent determines in good faith is not suitable for the Collateral Portfolio based on internal policy or legal considerations or due to the failure to receive sufficient information regarding the Obligor, in each case, shall not constitute a rejection for purposes hereof.
“Release Date” has the meaning set forth in Section 2.07(c).
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Relevant Test Period” means, with respect to any Loan Asset, the relevant test period for the calculation of Cash Interest Coverage Ratio, Total Net Leverage Ratio or Senior Net Leverage Ratio, as applicable, for such Loan Asset in the related Loan Agreement or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan Asset; provided that with respect to any Loan Asset for which the relevant test period is not provided for in the related Loan Agreement, if an Obligor is a newly-formed entity or such Loan Asset has been newly issued or amended and restated as to which 12 consecutive calendar months have not yet elapsed (such date of formation, new issue or amendment and restatement a “Start Date”), “Relevant Test Period” shall initially include the period from the Start Date to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the Start Date, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.
“Remittance Period” means, (i) as to the first Payment Date after the Closing Date, the period beginning on the Closing Date and ending on, and including, the date that is three (3) Business Days prior to the Reporting Date related to such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Remittance Period and ending on, and including, date that is three (3) Business Days prior to the Reporting Date related to such Payment Date, or, with respect to the final Remittance Period, the Collection Date (or, if any such day is not a Business Day, the next succeeding Business Day).
“Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).
“Reportable Event” has the meaning assigned to that term in Section 5.01(q).
“Reporting Date” means the twentieth (20th) calendar day of each calendar month (or, if such day is not a Business Day, the Business Day immediately succeeding such calendar day).
“Repurchase Price” has the meaning set forth in Section 2.07(c)(i).

“Required Delivery Time” means, with respect to the delivery of the Required Loan Documents and related Loan Asset Checklist for a Loan Asset, five (5) Business Days of the related Cut-Off Date for such Loan Asset.
“Required Lenders” means, as of any date of determination, one or more Lenders representing an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect; provided that at any time CIBC (and its successors and assigns who are Affiliates) is the Administrative Agent and acts as a Lender, then “Required Lenders” shall include CIBC (and its successors and assigns who are Affiliates); provided, however, that if any Lender shall be a Defaulting Lender at such time, then such Defaulting Lender’s Commitments shall be excluded from the determination of Required Lenders.
“Required Loan Documents” means, for each Loan Asset, the following documents or instruments, all as specified on the related Loan Asset Checklist:
(k)(i) other than in the case of a Noteless Loan Asset, the original executed promissory note or, if accompanied by an original “lost note” affidavit and indemnity, a copy of the executed underlying promissory note, endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder thereof to the Borrower) and (ii) if such promissory note is not issued in the name of the Borrower or in the case of a Noteless Loan Asset, a copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan Asset evidencing the assignment of such Loan Asset from the prior third party owner thereof (if any) to the Borrower, and in each case, electronic copies of which shall be delivered to the Collateral Custodian;
(l)to the extent applicable to the related Loan Asset, copies of the following in electronic form: executed (i) guaranty, (ii) underlying credit or loan agreement (or similar agreement pursuant to which the related Loan Asset has been issued or created) and (iii) security agreement, mortgage or other agreement that secures the obligations represented by such Loan Asset, in each case as set forth on the Loan Asset Checklist; and
(m)with respect to any Loan Asset originated by the Transferor and with respect to which the Transferor or any of its Affiliates acts as administrative or collateral agent (or in a comparable capacity), either (i) copies of the UCC-1 financing statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Transferor (or the applicable administrative or collateral agent in respect of such Loan Asset) as secured party and each with evidence of filing thereon as set forth in the Loan Asset Checklist or (ii) copies of any such financing statements certified by the Servicer to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing, in each case, as set forth in the Loan Asset Checklist.
“Required Reports” means, collectively, the Servicing Report required pursuant to Section 6.08(b), the Servicer’s Certificate required pursuant to Section 6.08(c), the financial statements of the Servicer and/or the Transferor required pursuant to Section 6.08(d), the financial statements and valuation reports of each Obligor required pursuant to Section 6.08(e), the annual statements as to compliance required pursuant to Section 6.09, and the annual independent public accountant’s report required pursuant to Section 6.10.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, (i) with respect to the Securities Intermediary, the Collateral Administrator, the Collateral Agent and the Collateral Custodian, any officer within the Corporate Trust Office, including any director, vice president, assistant vice president or associate having direct responsibility for the administration of this Agreement, who at the time shall be such officers, respectively, or to whom any matter is referred because of his or her knowledge of and familiarity with the particular subject and having direct responsibility for the administration of this Agreement and (ii) with respect to any other Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and having responsibility for the administration of this Agreement.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower. For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments and (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been repurchased or substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.
“Revaluation Date” means the date that is two (2) Business Days prior to the first day of each Interest Period.
“Review Criteria” has the meaning assigned to that term in Section 12.02(b)(i).
“Revolving Loan Asset” means a Loan Asset that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed; provided that any such Loan Asset will no longer be a Revolving Loan Asset once all commitments by the Borrower to make advances to the related Obligor expire, are terminated or irrevocably reduced to zero.
“S&P” means S&P Global Ratings, and any successor or successors thereto.
“S&P Rating” means, with respect to any Loan Asset, the public rating issued by S&P (based on tranche rating not corporate family rating).
“Sale Agreement” means that certain purchase and sale agreement, dated as of the Closing Date, between the Transferor, as seller, and the Borrower, as purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.
“Sanctions” means, individually and collectively, any and all economic, trade or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S.

Department of State; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; (f) the Government of Canada; or (g) any other Governmental Authorities with jurisdiction over the Borrower, the Servicer, the Transferor or their respective Subsidiaries.
“Sanctioned Entity” means any person that is a target or subject of Sanctions, including (a) any individual or entity that is identified on any Sanctions-related list, (b) any individual or entity that is organized or resident in a territory or country that is the subject of comprehensive Sanctions (which include Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine), (c) the Government of Venezuela or (d) any individual or entity that is owned (50% or more) or controlled, directly or indirectly, by one or more individuals or entities described in the foregoing clause (a), (b) or (c).
“Scheduled Payment” means each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Loan Agreement.
“Second Lien Loan Asset” means any Loan Asset that (i) does not satisfy all of the requirements set forth in the definition of “First Lien Loan Asset”, (ii) is secured by a pledge of collateral (including all of the applicable Obligor’s assets constituting collateral for such Loan Asset (whether or not there is also a security interest of a lower priority in additional collateral)), which security interest is validly perfected and second priority under Applicable Law (subject to (x) liens permitted under the applicable Loan Agreement that are reasonable and customary for similar loans, (y) liens accorded priority by law in favor of any Governmental Authority and (z) liens against the accounts, documents, instruments, inventory, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets (including proceeds thereof) securing any Permitted Working Capital Facility (provided that, for the avoidance of doubt, a Loan Asset that is second priority solely to a Permitted Working Capital Facility shall constitute a First Lien Loan Asset to the extent it satisfies the definition thereof), (iii) except for the express lien priority provisions under the documentation of the “first lien” lenders or the documentation with respect to any Permitted Working Capital Facility, the payment obligations under such Loan Asset are senior to or pari passu with all other Indebtedness for borrowed money of the related Obligor, and (iv) the Servicer determines in good faith that the value of the collateral securing the Loan Asset (including based on enterprise value) on or about the time of origination or acquisition by the Borrower equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.
“Secured Party” means each of the Administrative Agent, each Lender, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent the Collateral Administrator and the Securities Intermediary.
“Securities Intermediary” means The Bank of New York Mellon Trust Company, National Association, in its capacity as the “Securities Intermediary” pursuant to each of the Controlled Account Agreement.
“Selling Institution” means the entity obligated to make payments to the Borrower under the terms of a Participation Interest.
“Senior Net Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable definition relating to senior secured (regardless of lien priority) related (or such applicable lien or applicable level within the capital structure) indebtedness in the related Loan Agreement for each such Loan Asset, and in any case that “Senior Net Leverage Ratio” or if such comparable definition is not defined in such Loan Agreement, the ratio of (a) senior secured (regardless of lien priority) (or such applicable lien or applicable level within the capital structure) Indebtedness (which shall be net of unrestricted cash) to (b) EBITDA, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement.
“Senior Servicing Fee” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.50%, (ii) the arithmetic mean of the aggregate Outstanding Balance of all Eligible Loan Assets on the first day and on the last day of the related Remittance Period and (iii) the actual number of days in such Remittance Period divided by 360; provided the rate set forth in clause (i) may hereof may be increased at the sole discretion of the Administrative Agent (in accordance with standard market rate increases for such services) in the event that a Replacement Servicer (other than CIBC or an Affiliate thereof) is appointed pursuant to Section 6.01(c); provided further that, in the sole discretion of the Servicer, the Servicer may, from time to time, waive all or any portion of the Senior Servicing Fee payable on any Payment Date. Notwithstanding the foregoing, the Servicer Fee will be 0.0% so long as TRP OHA Servicer II, LLC or a Person within the OHA Group acts as the Servicer.
“Servicer” means at any time the Person then authorized, pursuant to Section 6.01, to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.
“Servicer Mark” means the fair value pricing disclosed or provided to the Administrative Agent by the Servicer in accordance with its then existing valuation policy.
“Servicer Pension Plan” has the meaning set forth in Section 4.03(p).
“Servicer Termination Event” means the occurrence of any one or more of the following events:
(n)a Bankruptcy Event shall occur with respect to the Servicer;
(o)any representation, warranty or certification made by the Servicer (in each case, solely in its capacity as Servicer) in any Transaction Document or in any certificate delivered pursuant to any Transaction Document to which it is a party shall prove to have been incorrect in any respect when made, which has a Material Adverse Effect, and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;
(p)any failure on the part of the Servicer (in each case, solely in its capacity Servicer) duly to observe or perform in any material respect (or if such covenant or agreement is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such covenant or agreement shall be observed or performed in all respects) any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any material delegation of the

Servicer’s duties that is not permitted by Section 6.01 of this Agreement), which continues unremedied for a period of 30 days (if such failure can be remedied), in each case, after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;
(q)the Servicer fails to observe or perform any obligation with respect to the distribution of funds received with respect to the Collateral Portfolio, as required by any Transaction Document, and such failure is not cured within three (3) Business Days after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof (or if such failure is due to an administrative error of the Collateral Agent, the Administrative Agent, the Securities Intermediary or the Collateral Custodian, five (5) Business Days after the Borrower receives written notice or has actual knowledge of such administrative error);
(r)the failure of the Servicer to make any payment of Indebtedness when due from the Servicer (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party for such debt in an aggregate amount in excess of $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such amount of recourse debt, whether or not waived;
(s)the occurrence of an Event of Default;
(t)TRP OHA Servicer II, LLC or an Affiliate shall assign its rights or obligations as “Servicer” hereunder to any Person without the consent of each Lender and the Administrative Agent (which consent, in the event of a proposed assignment to an Affiliate, shall not be unreasonably withheld, conditioned or delayed);
(u)any failure by the Servicer to deliver (i) any Servicing Report on or before the date occurring three (3) Business Days after the date such report is required to be delivered, or (ii) any other Required Reports hereunder on or before the date occurring ten (10) Business Days after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof; or
(v)a Change of Control Event shall occur with respect to the Servicer.
“Servicer Termination Notice” has the meaning assigned to that term in Section 6.01(b).
“Servicer’s Certificate” has the meaning assigned to that term in Section 6.08(c).
“Servicing File” means, for each Loan Asset, (a) copies of each of the Required Loan Documents and (b) any other portion of the Loan Asset File which is not part of the Required Loan Documents.
“Servicing Report” has the meaning assigned to that term in Section 6.08(b).

“Servicing Standard” means, with respect to any Loan Assets included in the Collateral Portfolio, to service and administer such Loan Assets in accordance with its existing customary and usual servicing practices for assets of the nature of the Loan Assets that it services for itself and others having similar investment objectives and restrictions and consistent with practices and procedures it reasonably believes are followed by institutional managers of national standing relating to assets of the nature and character of the Collateral Portfolio.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.
“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SONIA RFR Rate Day” has the meaning specified in the definition of “Daily Simple SONIA”.
“Special Member” means a natural person who, (A) for the five-year period prior to his or her appointment as Special Member, has not been, and during the continuation of his or her service as

Special Member is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its Affiliates (other than his or her service as a Special Member or other independent capacity of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as a Special Member or other independent capacity of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has (i) prior experience as a Special Member or the equivalent for a Person whose charter documents required the unanimous consent of all Special Members thereof before such Person could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of secured or securitized structured finance instruments, agreements or securities.
“Specified Industries” means (i) the “Broadline Retail” and “Specialty Retail” Industry Classifications, (ii) the “Oil, Gas & Consumable Fuels” Industry Classification and (iii) the “Publishing” sub-industry of the “Media” Industry Classification.
“Specified Loan Asset” means an Eligible Loan Asset that satisfies the following conditions as of the applicable Cut-Off Date:

Type:	First Lien Loan Asset
Minimum EBITDA:	$50,000,000
Maximum EBITDA Adjustments Percentage of less than:	30.0%
Senior Net Leverage Ratio of less than:	6.75:1.00
Minimum Cash Interest Coverage Ratio:
1.50:1.00; provided that if, for more than two consecutive quarters after the Closing Date, Term SOFR is 150 or more basis points lower than Term SOFR as of the Closing Date, then the Minimum Cash Interest Coverage Ratio shall at all times thereafter be 1.75:1.00

Equity Cushion of greater than:	40.0%
Origination Date:	No more than six (6) months prior to the date such Eligible Loan Asset has been sold, contributed, or transferred to the Borrower
Minimum Purchase Price:	95%
Excluded assets:	PIK Loan Assets (other than Permitted Partial PIK Loan Assets), Broadly Syndicated Loan Assets and Loan Assets to Obligors without a Financial Sponsor
For the avoidance of doubt, the Borrower may, at its option, request an Approval Notice for an Eligible Loan Asset that meets the criteria of a Specified Loan Asset and, if any Approval Notice with respect thereto is received, such Eligible Loan Asset shall not be treated as a Specified Loan Asset hereunder.
“State” means one of the fifty states of the United States, the District of Columbia or Puerto Rico.

“Stated Maturity Date” means November 5, 2029.
“Step-Down Obligation” means an obligation or security which by the terms of the related Loan Agreement provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, over time (in each case other than decreases that are conditioned upon an improvement in the creditworthiness of the obligor or changes in a pricing grid or based on improvements in financial ratios); provided that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Borrower will not constitute a Step-Down Obligation.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Sterling RFR Determination Day” has the meaning specified in the definition of “Daily Simple SONIA”.
“Structured Finance Obligation” means any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.
“Structuring Fee” has the meaning assigned to such term in the CIBC Fee Letter.
“Subordinated Servicing Fee” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.50%, (ii) the arithmetic mean of the aggregate Outstanding Balance of all Eligible Loan Assets on the first day and on the last day of the related Remittance Period and (iii) the actual number of days in such Remittance Period divided by 360; provided the rate set forth in clause (i) may hereof may be increased at the sole discretion of the Administrative Agent (in accordance with standard market rate increases for such services) in the event that a Replacement Servicer (other than CIBC or an Affiliate thereof) is appointed pursuant to Section 6.01(c); provided further that, in the sole discretion of the Servicer, the Servicer may, from time to time, waive all or any portion of the Subordinated Servicing Fee payable on any Payment Date.
“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person; provided, that (i) a “Subsidiary” of the Transferor or Servicer shall not include any Person in which such Person has made a loan in the ordinary course of business that is accounted for under GAAP as a portfolio investment of the Transferor or Servicer or (ii) a “Subsidiary” shall not include any Person in which the Borrower (x) has received an equity interest in connection with the exercise of any remedies with respect to a Loan Asset, the exercise of any warrant with respect to a Loan Asset or any exchange offer, workout or restructuring of a Loan Asset or (y) has received an “equity kicker” in connection with its acquisition of any Loan Asset.
“Substitute Eligible Loan Asset” means each Eligible Loan Asset Pledged by the Borrower to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 2.07(a) or Section 2.07(c)(ii).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Synthetic Security” means a security or swap transaction, other than a participation interest in a Loan Asset, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.
“Target Portfolio Amount” means $370,370,370.370.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges, imposed by any Governmental Authority, including interest, penalties, and additions applicable thereto.
“Term CORRA” means, for any calculation with respect to any Loan Asset denominated in Canadian Dollars for any Interest Period, the Term CORRA Reference Rate for a tenor comparable to one-month on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day; provided, further, that if Term CORRA determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.
“Term CORRA Adjustment” means a percentage equal to 0.32138% per annum.
“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to one-month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR

Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.
“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Net Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Total Net Leverage Ratio” relating to total Indebtedness in the Loan Agreement for such Loan Asset, and in any case that “Total Net Leverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio with respect to the applicable Obligor of (a) total Indebtedness (which shall be net of unrestricted cash) to (b) EBITDA, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Loan Agreement.
“Total Net Worth” means the aggregate amount of assets of the Transferor and its subsidiaries, including uncalled capital commitments, minus the aggregate amount of liabilities of the Transferor and its subsidiaries, in each case determined in accordance with GAAP.
“Trade Confirmation” means an executed trade confirmation in customary form in respect of the Borrower’s acquisition or disposition of a Transferor Loan Asset, which shall set forth the applicable information with respect to such Loan Asset and be delivered to the Administrative Agent and the Collateral Custodian.
“Transaction Documents” means this Agreement, any Joinder Supplement, the Sale Agreement, the Controlled Account Agreement, the Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Fee Letter, each Fee Letter and each document, instrument or agreement related to any of the foregoing.
“Transferee Letter” has the meaning assigned to that term in Section 11.04(a).
“Transferor” means T. Rowe Price OHA Select Private Credit Fund, in its capacity as the Transferor hereunder and as the seller under the Sale Agreement, together with its successors and assigns in such capacity.
“Transferor Loan Asset” means each Loan Asset sold and/or contributed by the Transferor to the Borrower pursuant to the Sale Agreement.
“Transferor Purchased Loan Balance” means, as of any date of determination, an amount equal to the aggregate Outstanding Balance of all Transferor Loan Assets acquired by the Borrower prior to such date in each case, as of the applicable Cut-Off Date.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York unless another jurisdiction is specified or required in which case it shall mean as in effect in the specified jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Underlying Collateral” means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.
“Unfunded Exposure Account” means a segregated trust account (account number (i) in the case of Dollars, 9063094002, (ii) in the case of Canadian Dollars, 9063094004, (iii) in the case of Euros, 9063094000 and (iv) in the case of Sterling, 9063094001, in each case, with the Securities Intermediary) in the name of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account. For the avoidance of doubt, there may be a separate Unfunded Exposure Account for each Available Currency other than Dollars, and it is acknowledged and agreed that in establishing any such additional Unfunded Exposure Account, the Securities Intermediary shall utilize such related or correspondent banks as it may determine to be necessary or convenient for the purpose of maintaining the deposits in Available Currencies other than Dollars, subject in each case to the control of the Collateral Agent.
“Unfunded Exposure Amount” means, as of any date of determination, with respect to an Eligible Loan Asset that constitutes a Revolving Loan Asset or Delayed Draw Loan Asset, an amount equal to the aggregate amount of all Exposure Amounts related to such Loan Asset.
“Unfunded Exposure Amount Shortfall” has the meaning assigned to that term in Section 2.02(f).
“Unfunded Exposure Equity Amount” means, on any date of determination, an amount equal to:
(i)for all Eligible Loan Assets which have any unfunded commitments, the aggregate sum of (x) the Exposure Amount for each such Eligible Loan Asset minus (y) the products of (a) the Exposure Amount for each such Eligible Loan Asset multiplied by

(b) the Advance Rate for each such Eligible Loan Asset; multiplied by (c) the Assigned Value associated with each such Eligible Loan Asset.
“United States” means the United States of America.
“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.
“Unsecured Loan” means a senior unsecured Loan Asset obligation of any corporation, partnership or trust which is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the Obligor under such Loan Asset.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to that term in Section 2.11(d).
“Value Adjustment Event” means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:
(ii)an Obligor payment default with respect to all or any portion of one or more payments of principal or interest under such Loan Asset (after giving effect to any grace and/or cure period set forth in the applicable Loan Agreement, but not to exceed five Business Days) (including in respect of the acceleration of the debt under the applicable Loan Agreement);
(iii)a payment default as to all or any portion of one or more payments of principal or interest has occurred in relation to any other senior or pari passu obligation for borrowed money of the related Obligor which failure has not been cured (after giving effect to any grace and/or cure period set forth in the applicable Loan Agreement, but not to exceed five Business Days) after the applicable due date (including in respect of the acceleration of the debt under the applicable Loan Agreement);
(iv)a Bankruptcy Event with respect to the related Obligor;
(v)a Material Modification with respect to such Loan Asset that has not been consented to by the Administrative Agent in its sole discretion;
(vi)a financial maintenance covenant breach has occurred (after giving effect to any grace and/or cure period set forth in the applicable Loan Agreement) under the Loan Agreement with respect to the related Obligor;
(vii)the Servicer has deemed such Loan Asset to be a Non-Performing Loan Asset;

(viii)solely with respect to a Broadly Syndicated Loan Asset, the Bid Depth for such Loan Asset is less than two (2) for two (2) consecutive Business Days;
(ix)solely with respect to a Broadly Syndicated Loan Asset, the Market Value is less than 85% of the par amount of such Loan Asset (expressed as a dollar amount);
(x)solely with respect to a Broadly Syndicated Loan Asset, the S&P Rating on such Loan Asset is reduced below “CCC+” or the Moody’s Rating on such Loan Asset is reduced below “Caa1”;
(xi)solely with respect to a Middle Market Loan Asset, (i) the Cash Interest Coverage Ratio for any Relevant Test Period with respect to such Loan Asset is (x) less than 1.50x and (y) less than 80% of the Cash Interest Coverage Ratio with respect to such Loan Asset as calculated on the applicable Cut-Off Date; or (ii) the Senior Net Leverage Ratio or Total Net Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan Asset is more than 1.00x higher than such Senior Net Leverage Ratio or Total Net Leverage Ratio, as applicable, as calculated on the applicable Cut-Off Date;
(xii)solely with respect to a Middle Market Loan Asset, the failure by the related Obligor to deliver a “loan level” financial reporting package as required by the Loan Agreement of such Loan Asset and in any event no later than 90 days (or such longer period consented to by the Administrative Agent) after the end of the first three fiscal quarters of such Obligor’s fiscal year or 150 days (or such longer period consented to by the Administrative Agent) after the end of each fiscal year; or
(xiii)any additional event in respect of an Eligible Loan Asset, as specified by the Administrative Agent in its sole discretion in the applicable Approval Notice.
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Warranty Loan Asset” has the meaning set forth in the Sale Agreement.
“Weighted Average Advance Rate” means, for all Eligible Loan Assets included in the Collateral Portfolio, on any date of determination, the weighted average of the Advance Rates applicable to the Eligible Loan Assets included in the Collateral Portfolio on such day, weighted according to the proportion of the Adjusted Borrowing Value that each Loan Asset forming a part of the Collateral Portfolio represents; provided that such amounts shall exclude any portion included in the Excess Concentration Amount.
“Weighted Average Life” means, as of any date of determination, the number obtained by (a) for each Eligible Loan Asset (other than a Defaulted Loan Asset), multiplying the amount of each scheduled distribution of principal to be paid after such determination date by the number of years (rounded to the nearest hundredth) from such determination date until such scheduled distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a) above; and (c) dividing the sum calculated pursuant to clause (b) above by the sum of all scheduled distributions of principal due on all the Eligible Loan Assets (other than Defaulted Loan Assets) as of such determination date.

“Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of all Eligible Loan Assets as of such date is less than or equal to 7.0 years.
“Weighted Average Spread” means, as of any date of determination, a fraction (expressed as a percentage) obtained by (a) multiplying the Outstanding Balance of each Eligible Loan Asset (and, in the case of any Delayed Draw Loan Asset or Revolving Loan Asset, the unfunded portion of the commitment thereunder) (other than a Defaulted Loan Asset) included in the Collateral Portfolio as of such date by its Effective Spread, (b) summing the amounts determined pursuant to clause (a), and (c) dividing the sum determined pursuant to clause (b) above by the aggregate Outstanding Balance of all Eligible Loan Assets (and the unfunded portions of all Delayed Draw Loan Assets and Revolving Loan Assets, as applicable) (other than a Defaulted Loan Asset) included in the Collateral Portfolio as of such date.
“Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread is greater than or equal to 4.00%.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yield” means the sum of the following, payable on each Payment Date with respect to all Advances (including Benchmark Advances and Base Rate Advances):
(a)    with respect to any previously ended Remittance Period during which any Advances (in any Available Currency) were outstanding, the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lenders):
YR x L
D
where:    YR    =    the Base Rate Yield Rate for Base Rate Advances and the Benchmark Yield Rate for Benchmark Advances, respectively, applicable to such Base Rate Advance or Benchmark Advance, in each case on such day during such Remittance Period;
L    =    the outstanding principal amount of such Advance on such day; and

D    =    360 (or, if the applicable Benchmark for such Advance is Daily Simple SONIA, EURIBOR or Term CORRA or such Advance is a Base Rate Advance (except to the extent calculated pursuant to clause (d) of the definition of Base Rate), 365 or 366, as applicable);
plus
(b)    with respect to any previously ended Remittance Period during which any Advances (in any Available Currency) were outstanding, the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lenders):
AS x L
D
where:    AS    =    the Applicable Spread applicable to such Advance on such day during such Remittance Period;
L    =    the greater of (a) the Minimum Utilization minus the Dollar Equivalent of the outstanding principal amount of all Advances (including Benchmark Advances and Base Rate Advances) on such day and (b) 0; and
D    =    360;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by any Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.
“Zero Coupon Bond” means any debt security that, at the time of purchase, does not by its terms provide for the payment of cash interest.
Section I.2Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.
Section I.3Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section I.4Interpretation. In each Transaction Document, unless a contrary intention appears:
(a)the singular number includes the plural number and vice versa;

(b)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;
(c)reference to any gender includes each other gender;
(d)reference to day or days without further qualification means calendar days;
(e)reference to any time means New York, New York time (unless expressly specified otherwise);
(f)reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(g)reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;
(h)reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;
(i)any provision requiring a deposit into, or a withdrawal from, the Collection Account shall, with respect to assets denominated in Available Currencies other than Dollars, be satisfied with a deposit into, or withdrawal from, the applicable Eligible Currency Account;
(j)for purposes of this Agreement, an Event of Default shall be deemed to be continuing until it is waived in accordance with Section 11.01;
(k)with respect to any direction required hereunder relating to the purchase, acquisition, sale, disposition or other transfer of the Portfolio Asset, such direction may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol) from the Borrower (or the Servicer on its behalf) on which the Collateral Agent, Collateral Custodian, Securities Intermediary and Collateral Administrator may rely. Furthermore, with respect to any instruction to the Collateral Agent or the Securities Intermediary hereunder relating to the transfer of amounts on deposit in any of the Controlled Accounts, a copy of such instruction shall also be required to be given to the Collateral Administrator;
(l)unless otherwise specified, in the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end (and such date shall be deemed to fall) on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day; and
(m)unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) the Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles.
Section I.5Calculation Procedures. (a) Except as expressly provided herein, for purposes of calculating compliance with any test under this Agreement in connection with the acquisition or disposition of a Loan Asset or Permitted Investment, the trade date (and not the settlement date) with respect to any such Loan Asset or Permitted Investment under consideration for acquisition or disposition shall be used to determine whether such acquisition or disposition is permitted hereunder.
(a)All calculations required to be made hereunder with respect to the Portfolio Assets, Concentration Limits and the Borrowing Base shall be made on a trade date basis; provided that no Loan Asset shall be included in the calculation of the Borrowing Base until a trade blotter evidencing the acquisition of such Loan Asset by the Borrower has been received with respect to such Loan Asset.
(b)All determinations of the Concentration Limits shall be determined in good faith by the Servicer subject to the ability of the Administrative Agent to object to such determination. In the event the Administrative Agent objects to such calculation, the Administrative Agent and the Servicer shall work in good faith to determine the Concentration Limits.
(c)Except as otherwise provided herein, Loan Assets that are not Eligible Loan Assets will not be included in the calculation of the Collateral Quality Tests.
(d)References herein to the “trade date” for a Loan Asset shall mean the date on which the Borrower enters into a binding commitment to acquire a Loan Asset from the Transferor pursuant to a Trade Confirmation. References herein to the “settlement date” for a Loan Asset shall mean the date on which the Borrower has paid the purchase price by cash or deemed contribution and become the lender of record for such Loan Asset pursuant to an effective assignment agreement.
Section I.6Divisions. For all purposes under the Transaction Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section I.7Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability (except as provided herein) with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to any Benchmark or other interest rate, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, any Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section I.8Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Applicable Exchange Rates as of each Revaluation Date for calculating Dollar Equivalent amounts of Obligations denominated in Available Currencies other than Dollars. In the case of an Applicable Exchange Rate required to be calculated as of a Revaluation Date, such Applicable Exchange Rate shall become effective as of such Revaluation Date and shall be the Applicable Exchange Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Transaction Documents shall be such Dollar Equivalent amount as reasonably determined by the Administrative Agent based on the Applicable Exchange Rate as of the last Revaluation Date. Wherever in this Agreement in connection with an Advance, conversion, continuation or prepayment of a Benchmark Advance, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance is denominated in an Available Currency (other than Dollars), such amount shall be the relevant Available Currency equivalent of such Dollar amount (rounded to the nearest unit of such Available Currency, with 0.5 of a unit being rounded upward), as determined by Administrative Agent.
Section I.9Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Transaction Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Transaction Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law.

ARTICLE II

THE FACILITY
Section II.1The Advances.
(a)On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Reinvestment Period, the Borrower may request that the Lenders make advances (each, an “Advance”), secured by the Collateral Portfolio, for the purposes of (w) financing the purchase of Eligible Loan Assets (including the payment of any delayed purchase price of such Eligible Loan Assets), (x) funding the Unfunded Exposure Amounts and the Unfunded Exposure Account for the applicable Available Currency in an amount up to the Aggregate Unfunded Exposure Amount, (y) paying fees and expenses in connection with the transactions contemplated under this Agreement and (z) distributing such proceeds to the Transferor. Other than pursuant to Section 2.02(f), under no circumstances shall any Lender be required to make any Advance if after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default has occurred and is continuing, or would result therefrom, or an Unmatured Event of Default exists or would result therefrom or (ii) the aggregate Advances Outstanding would exceed the Borrowing Base. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower (or to the Unfunded Exposure Account, if applicable) with aggregate funds in connection with an Advance that would exceed such Lender’s unused Commitment then in effect.
(b)Each of the Lenders and the Borrower hereby represents and warrants that they intend the Advances made hereunder to constitute “loans” and not “securities” for purposes of Section 8-102(15) of the UCC.
Section II.2Procedure for Advances. (a) During the Reinvestment Period, the Lenders will make Advances on any Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III hereof.
(a)The Borrower shall request an Advance by delivering irrevocable written notice in the form of a Notice of Borrowing, in which the Borrower shall specify whether the Advance shall be a Benchmark Advance or a Base Rate Advance and the Available Currency of such Advance. For each Benchmark Advance, the Borrower shall deliver a Notice of Borrowing to the Administrative Agent and each Lender (with a copy to the Securities Intermediary and the Collateral Administrator) no later than 1:00 p.m. at least two Business Days (or, in the case of an Advance denominated in Euros or Sterling, three Business Days) before the Business Day on which the Benchmark Advance is to be made; provided that if such Notice of Borrowing is delivered later than 1:00 p.m. on such Business Day, such Notice of Borrowing shall be deemed to have been received on the following Business Day. For each Base Rate Advance, the Borrower shall deliver an irrevocable written notice in the form of a Notice of Borrowing to the Administrative Agent and each Lender (with a copy to the Collateral Administrator and the Securities Intermediary) no later than 1:00 p.m. one Business Day prior to the Business Day on which such Base Rate Advance is to be made; provided that if such Notice of Borrowing is delivered later than 1:00 p.m. on such Business Day, such Notice of Borrowing shall be deemed to have been received on the following Business Day. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof) and the current Loan Tape, and shall specify:

(i)the aggregate amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base; provided that, except with respect to an Advance pursuant to Section 2.02(f), the amount of such Advance must be at least equal to $500,000;
(ii)the proposed Advance Date (which shall be a Business Day) and the Benchmark applicable to such Advance;
(iii)a representation that all conditions precedent for an Advance described in Article III hereof have been satisfied or waived by the Administrative Agent;
(iv)the amount of cash that will be funded into the Unfunded Exposure Account in connection with any Revolving Loan Asset or Delayed Draw Loan Asset funded by such Advance, if applicable; and
(v)whether such Advance (or portion thereof) should be remitted to an account specified by the Borrower or the Unfunded Exposure Account.
On the date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, each Lender shall, in accordance with instructions received by the Borrower, either (i) make available to the Borrower, in same day funds, an amount equal to such Lender’s Pro Rata Share of such Advance, by payment into the account which the Borrower has designated in writing or (ii) remit in same day funds an amount equal to such Lender’s Pro Rata Share of such Advance into the Unfunded Exposure Account; provided that, with respect to an Advance funded pursuant to Section 2.02(f), each Lender shall remit the Advance equal to such Lender’s Pro Rata Share of the Unfunded Exposure Amount Shortfall in same day funds to the Unfunded Exposure Account.
(b)Each Benchmark Advance shall bear interest at the applicable Benchmark Yield Rate. The Base Rate Advances Outstanding shall bear interest at the Base Rate Yield Rate. So long as no Event of Default has occurred and is continuing, the Borrower may request that the Administrative Agent convert (i) any Base Rate Advance, in whole and not in part, to a Benchmark Advance in Dollars and (ii) any Benchmark Advance, in whole and not in part, to a Base Rate Advance in Dollars, in each case, by delivering a Conversion Notice to the Administrative Agent no later than 1:00 p.m. at least three Business Days before the Conversion Date on which (w) such Base Rate Advance is to be converted into a Benchmark Advance or (x) such Benchmark Advance is to be converted into a Base Rate Advance, as applicable. All Advances and all interest thereon shall be due and payable in full on the Facility Maturity Date.
(c)Subject to Section 2.18 and the other terms, conditions, provisions and limitations set forth herein (including, without limitation, the payment of the Make-Whole Premium, as applicable), the Borrower may borrow, repay or prepay and reborrow Advances without any penalty, fee or premium.
(d)[Reserved].
(e)Notwithstanding anything to the contrary herein (including, without limitation, the occurrence of an Event of Default (other than the occurrence of a Bankruptcy Event with respect to the Borrower) or the existence of an Unmatured Event of Default or a Borrowing Base Deficiency), if, upon the occurrence and continuance of an Event of Default or on the last day of the Reinvestment Period, the amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded

Exposure Amount, the Borrower shall request an Advance in the amount of such shortfall (the “Unfunded Exposure Amount Shortfall”). Following receipt of a Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available), each Lender shall fund its Pro Rata Share of such Unfunded Exposure Amount Shortfall in accordance with Section 2.02(b), notwithstanding anything to the contrary herein (including, without limitation, (a) the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02, (b) the existence of an Event of Default (other than the occurrence of a Bankruptcy Event with respect to the Borrower) or (c) the existence of (x) an Unmatured Event of Default or (y) a Borrowing Base Deficiency); provided that the Borrower shall have, prior to the applicable Advance Date, deposited an amount not less than the Unfunded Exposure Equity Amount in the Unfunded Exposure Account pursuant to Section 2.04(a)(x) or by an equity contribution by the Transferor or by any combination of those two methods; provided further that to the extent that funding such Unfunded Exposure Amount Shortfall would cause a Lender to make an Advance that would result in the aggregate outstanding principal amount of such Pro Rata Share of Advances to exceed such Lender’s Pro Rata Share of its Commitment, such Lender may in its sole discretion fund such excess.
For the avoidance of doubt, the Borrower shall not be required to fund the Unfunded Exposure Account unless and until the existence of an Event of Default or the last day of the Reinvestment Period or as required to prevent the occurrence of a Borrowing Base Deficiency. For the further avoidance of doubt, any obligation of a Lender to make an Advance pursuant to this Section 2.02(f) shall be without prejudice to the obligation of the Borrower to cure any Borrowing Base Deficiency that exists prior to such Advance or results therefrom.
(f)The obligation of each Lender to remit its Pro Rata Share of any Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.
Section II.3Determination of Yield. The Administrative Agent shall determine the Yield for the Advances Outstanding (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Remittance Period and shall advise the Servicer thereof on or prior to the third Business Day prior to such Payment Date.
Section II.4Remittance Procedures. The Servicer shall instruct the Collateral Agent by delivery of the Servicing Report to the Securities Intermediary and the Collateral Agent and, if the Servicer fails to do so, the Administrative Agent may instruct the Collateral Agent, to apply funds on deposit in the Controlled Accounts as described in this Section 2.04; provided that, at any time after delivery of a Notice of Exclusive Control that has not been rescinded by the Collateral Agent (acting at the direction of the Administrative Agent), the Administrative Agent shall instruct the Collateral Agent to apply funds on deposit in the Controlled Accounts as described in this Section 2.04. Any transfers or payments made pursuant to this Agreement shall be made by wire transfer in immediately available funds as directed in writing by the Servicer or the Administrative Agent, as applicable, to the Collateral Agent and in no event shall the Collateral Agent be required to disburse any funds via check; provided, that the Collateral Agent may require certain information for verification purposes prior to processing any such wire transfer.
(a)Interest Collections prior to an Event of Default. Absent a continuing Event of Default or prior to the occurrence of the Facility Maturity Date, on each Payment Date the Servicer shall (or, after delivery of a Notice of Exclusive Control, the Administrative Agent shall) direct the Collateral Agent to transfer Interest Collections held by the Securities Intermediary in the Interest Collection

Account to the following Persons in the following amounts, calculated as of the last day of the most recent Remittance Period, and priority:
(i)to the applicable Governmental Authority, any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio; provided that amounts payable with respect to this clause (i) shall not exceed $100,000 for any 12-month period;
(ii)to the Collateral Custodian, the Collateral Agent, the Collateral Administrator and the Securities Intermediary, in payment in full of all accrued Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Expenses; as set forth in the Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Fee Letter; provided that amounts payable with respect to clause (ii)(y) shall not exceed $200,000 for any 12-month period;
(iii)to the Servicer, in payment in full of all accrued and unpaid Senior Servicing Fees;
(iv)to the Administrative Agent, all accrued and unpaid fees, out-of-pocket expenses (including reasonable and documented out-of-pocket outside attorneys’ fees, costs and expenses), indemnity amounts, amounts owed pursuant to Erroneous Payment Subrogation Rights and any other administrative expenses and amounts payable by the Borrower to the Administrative Agent under the Transaction Documents;
(v)pro rata, in accordance with the amounts due under this clause, to each Lender, all Yield and the Non-Usage Fee that are accrued and unpaid as of the last day of the related Remittance Period;
(vi)pro rata, to each Lender in the related Available Currency, all accrued and unpaid fees (including Breakage Fees and any applicable Make-Whole Premium in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b)), out-of-pocket expenses (including reasonable and documented out-of-pocket outside attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to any Lender under the Transaction Documents;
(vii)to pay the Advances Outstanding in the related Available Currency up to the amount required to eliminate any outstanding Borrowing Base Deficiency or to satisfy the Minimum Equity Condition, as applicable;
(viii)to the Transferor, to make any Permitted RIC Distributions;
(ix)(x) prior to the end of the Reinvestment Period, at the discretion of the Servicer, to the Unfunded Exposure Account in the related Available Currency up to an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Equity Amount and (y) after the end of the Reinvestment Period, in the related Available Currency, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount;

(x)during the Amortization Period, to pay the Advances Outstanding in the related Available Currency, until paid in full;
(xi)to the applicable Governmental Authority, in payment of any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio to the extent not previously paid;
(xii)to the Collateral Administrator, the Collateral Agent, the Collateral Custodian and the Securities Intermediary, in payment in full of all accrued Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Expenses to the extent not previously paid due to the limitation set forth in Section 2.04(a)(ii) and without regard to the cap set forth therein;
(xiii)to the Servicer (x) first, in payment in full of all accrued and unpaid Subordinated Servicing Fees and (y) second, in respect of all reasonable expenses incurred in connection with the performance of its duties hereunder; and
(xiv)any remaining amounts (x) so long as no Unmatured Event of Default has occurred and is continuing, to the Borrower or as the Borrower may direct or (y) if an Unmatured Event of Default has occurred and is continuing, to the Interest Collection Account as Interest Collections.
(b)Principal Collections prior to an Event of Default. Absent a continuing Event of Default or prior to the occurrence of the Facility Maturity Date, on each Payment Date the Servicer shall (or after delivery of a Notice of Exclusive Control, the Administrative Agent shall) direct the Collateral Agent to transfer Principal Collections held by the Securities Intermediary in the Principal Collection Account to the following Persons in the following amounts, calculated as of the last day of the most recent Remittance Period, and priority:
(i)to pay amounts due under Section 2.04(a) (i) through (ix), to the extent not paid thereunder;
(ii)during the Amortization Period, to pay the Advances Outstanding in the related Available Currency, until paid in full;
(iii)to the applicable Governmental Authority, in payment of any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio to the extent not previously paid;
(iv)to the Collateral Custodian, the Collateral Administrator, the Collateral Agent and the Securities Intermediary in payment in full of all accrued Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Fees and Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Expenses to the extent not previously paid and without regard to any cap set forth therein;
(v)to the Servicer, to the extent not previously paid (x) first, in payment in full of all accrued and unpaid Subordinated Servicing Fees and (y) second, in respect of all reasonable expenses incurred in connection with the performance of its duties hereunder; and

(vi)any remaining amounts (x) so long as no Unmatured Event of Default has occurred and is continuing, to the Borrower or as the Borrower may direct (including as a Restricted Junior Payment), any remaining amounts or (y) if an Unmatured Event of Default has occurred and is continuing, to the Principal Collection Account as Principal Collections.
(c)Transfers upon the occurrence of an Event of Default. If an Event of Default exists or, in any case, after the declaration, or automatic occurrence, of the Facility Maturity Date, on each Payment Date thereafter, the Servicer shall (or after delivery of a Notice of Exclusive Control, the Administrative Agent shall) direct the Collateral Agent to transfer collected funds held by the Securities Intermediary in the Collection Account to the following Persons in the following amounts, calculated as of the last day of the most recent Remittance Period, and priority:
(i)to the applicable Governmental Authority, any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio; provided that amounts payable with respect to this clause (i) shall not exceed $100,000 for any 12-month period;
(ii)to the Collateral Administrator, the Collateral Custodian and the Securities Intermediary, in payment in full of all accrued Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Expenses as set forth in the Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Fee Letter; provided that amounts payable with respect to clause (ii)(y) shall not exceed $200,000 for any 12-month period; provided, further, that upon the commencement of the exercise of remedies pursuant to Section 7.02 following an Event of Default, such cap shall not apply;
(iii)to the Servicer, in payment in full of all accrued and unpaid Senior Servicing Fees;
(iv)to the Administrative Agent, all accrued and unpaid fees, out-of-pocket expenses (including reasonable and documented out-of-pocket outside attorneys’ fees, costs and expenses), indemnity amounts, amounts owed pursuant to Erroneous Payment Subrogation Rights and any other administrative expenses and amounts payable by the Borrower to the Administrative Agent under the Transaction Documents;
(v)to the Servicer, in respect of all reasonable expenses incurred in connection with the performance of its duties hereunder; provided that amounts payable with respect to Servicer expenses pursuant to this clause (v) shall not exceed $50,000 for any 12-month period;
(vi)pro rata, in accordance with the amounts due under this clause, to each Lender in the related Available Currency, all Yield and the Non-Usage Fee that are accrued and unpaid as of the last day of the related Remittance Period;
(vii)pro rata, to each Lender, all accrued and unpaid fees (including Breakage Fees and any applicable Make-Whole Premium in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b)), out-of-pocket expenses (including reasonable and documented out-of-pocket outside attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to any Lender under the Transaction Documents;

(viii)to the Unfunded Exposure Account in the related Available Currency in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account in the related Available Currency to equal the Aggregate Unfunded Exposure Amount;
(ix)to pay the Advances Outstanding in the related Available Currency, until paid in full;
(x)to the applicable Governmental Authority, in payment of any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio to the extent not previously paid;
(xi)to the Collateral Administrator, the Collateral Agent, the Collateral Custodian and the Securities Intermediary, in payment in full of all accrued Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Fees and Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Expenses to the extent not previously paid;
(xii)to the Servicer (x) first, in payment in full of all accrued and unpaid Subordinated Servicing Fees and (y) second, to the extent not previously paid, in respect of all reasonable expenses incurred in connection with the performance of its duties hereunder;
(xiii)to make any Permitted RIC Distribution; and
(xiv)to the Borrower or as the Borrower may direct (including as a Restricted Junior Payment), any remaining amounts.
(d)Unfunded Exposure Account. As of any date of determination, funds on deposit in the Unfunded Exposure Account may be withdrawn to fund draw requests of the relevant Obligors under any Revolving Loan Asset or Delayed Draw Loan Asset. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Servicer to the Collateral Agent (with a copy to the Administrative Agent) in the form of a Disbursement Request, and the Servicer or the Borrower shall instruct the Collateral Agent to fund such draw request in accordance with the Disbursement Request. As of any date of determination, the Servicer (or, after delivery of a Notice of Exclusive Control, the Administrative Agent) may cause any amounts on deposit in the Unfunded Exposure Account that exceed (i) the aggregate of all Unfunded Exposure Equity Amounts and (ii) the Aggregate Unfunded Exposure Amount, in each case, to be deposited into the Principal Collection Account as Principal Collections.
(e)Eligible Currency Account. All Available Collections received in Available Currencies other than Dollars in respect of an asset denominated in Available Currencies other than Dollars shall be deposited into the Eligible Currency Account. All amounts on deposit in the Eligible Currency Account shall remain deposited in cash and shall not be invested in Permitted Investments. The Servicer may direct the Collateral Agent to: (1) convert (or cause the conversion of) all or any portion of Available Collections on deposit in the Eligible Currency Account in Available Currencies other than Dollars into Dollars using the Applicable Exchange Rate in accordance with Section 2.19 and withdraw such converted amounts from the applicable Eligible Currency Account and deposit such amounts in Dollars into the Collection Account or (2) for any Payment Date, distribute any Available Collections on deposit in the Eligible Currency Account in accordance with the priorities set forth in Section 2.04 to the extent received on or prior to the related Determination Date. For purposes of making any such currency conversion, such conversion may be made by the Collateral Agent at the spot rate provided by the bank serving as Collateral Agent at the time of the conversion. The Collateral Agent may rely conclusively on the determination of the spot rate provided to it and the Collateral Agent shall not be liable for any losses, shortfalls or expenses associated with the determination of such rate or conversion and delivery of such amounts on behalf of the Borrower of such amounts.
(f)The Parties acknowledge and agree that:
(i)The Collateral Agent may rely conclusively on the bases for the prevailing market rate and shall not be held liable for any associated losses (including without limitation any losses incurred on account of the difference between an indicative market rate quoted by the Collateral Agent and the actual market rate prevailing in respect of any executed trade); and
(ii)The Collateral Agent may retain for its own account any fees and spread on any foreign transactions customarily charged by the Collateral Agent in connection with any foreign exchange transaction(s) settled pursuant to this Agreement.
(g)The Collateral Agent may convert currency itself or through any BNYM Affiliate (as defined below) and, in those cases, the Collateral Agent or, as the case may be, the relevant BNYM Affiliate through which currency is converted acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earned revenue, including, without limitation, transaction spreads, sales margin, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under this Agreement and the rate that the Collateral Agent or any BNYM Affiliate receives when buying or selling foreign currency for its own account. The Collateral Agent makes no representation that the exchange rate used or obtained in any currency conversion under this Agreement will be the most favorable rate that could be obtained at the time or as to the method by which that rate will be determined.
(h)The foreign exchange transaction may be transmitted by the Collateral Agent to a sub-custodian or depositary and such entity may not be the foreign exchange counterparty and the foreign exchange transaction may not be processed and priced as described in this Agreement.
(i)For the purposes of this Section 2.4, “BNYM Affiliate” means any subsidiary, affiliate or other related body corporate of The Bank of New York Mellon Corporation and which shall exclude any third party affiliates or other entities of whatever description which are not part of The Bank of New York Mellon Corporation group of companies
(j)Insufficiency of Funds. For the sake of clarity, the parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents.
(k)Repayment of Expenses. Notwithstanding anything to the contrary contained herein, with prior written notice to the Administrative Agent, the Borrower may direct the Collateral Agent to, and upon receipt of such direction the Collateral Agent shall, apply on any Business Day amounts on deposit in the Collection Account to pay (i) Taxes, registration and filing fees then due and owing by the Borrower in an amount not in excess of the limits set forth in Sections 2.04(a)(i) and (b)(i) above, (ii) accrued and unpaid administrative expenses in an amount not in excess of the limits set forth in Sections 2.04(a)(ii) and (b)(i) (in relation to Section 2.04(a)(ii)) above, (iii) so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, accrued and unpaid fees or expenses owing to any service providers of the Borrower (including, without limitation, legal, accounting, tax, audit and other service providers) in an amount not in excess of the limit set forth in Sections 2.04(a)(ii) and (b)(i) (in relation to Section 2.04(a)(ii)) above, and (iv) so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, Increased Costs and Indemnified Amounts.
Section II.5Instructions to the Collateral Agent and the Securities Intermediary. All instructions and directions given to the Collateral Agent or the Securities Intermediary by the Servicer, the Borrower or the Administrative Agent pursuant to Section 2.04 shall be in writing (including by e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04 and the Collateral Agent and Securities Intermediary may conclusively rely on such instructions and directions. The Servicer and the Borrower shall promptly transmit to the Administrative Agent by telecopy or e-mail a copy of all instructions and directions given to the Collateral Agent or the Securities Intermediary by such party pursuant to Section 2.04. The Administrative Agent shall promptly transmit to the Servicer and the Borrower by telecopy or e-mail a copy of all instructions and directions given to the Collateral Agent or the Securities Intermediary by the Administrative Agent pursuant to Section 2.04. If either the Administrative Agent or Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Servicer under Section 2.04 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower, the Servicer and the Collateral Agent or Administrative Agent, as applicable, in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent demonstrable error. In the event the Servicer or the Borrower provide instructions to the Collateral Agent or Securities Intermediary which conflict with any instructions received by the Collateral Agent or Securities Intermediary from the Administrative Agent: (i) prior to the delivery of a Notice of Exclusive Control, the Servicer, the Borrower and the Administrative Agent shall provide mutually agreed upon instructions upon which the Collateral Agent and the Securities Intermediary may conclusively rely upon and the Collateral Agent and Securities Intermediary shall not be required to take any action, and shall not be liable for not taking any action, in the absence of such joint instruction and (ii) after the delivery of a Notice of Exclusive Control, the Collateral Agent and the Securities Intermediary shall conclusively rely on and follow the instructions given by the Administrative Agent and shall not be required to take any action, and shall not be liable for not taking any action, in the absence of such instruction. Amounts for which the Administrative Agent, the Collateral Agent, the Borrower and the Servicer are in agreement shall be distributed and amounts in dispute shall be held in the Collection Account until the dispute is resolved. The provisions of this Section 2.05 shall apply to the Collateral Administrator in a similar manner as set forth for the Collateral Agent and the Securities Intermediary, mutatis mutandis; provided that, the Collateral Agent or the Securities Intermediary, as applicable, shall promptly provide notification to the Servicer or the Borrower of such conflicting instructions.
Section II.6Borrowing Base Deficiency Payments; Currency Asset Amount Shortfalls. (a) If on any day prior to the Collection Date, any Borrowing Base Deficiency exists, then the Borrower shall, within five Business Days from the earlier of (x) the date of the Borrower or the Transferor acquiring actual knowledge of such failure and (y) the date the Borrower or the Transferor receives written notice of such failure from the Administrative Agent, eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination of items (i), (ii), (iii), (iv) or (v) below) of the following actions in order to eliminate such Borrowing Base Deficiency: (i) deposit cash in Dollars or any other Available Currency into the Principal Collection Account or the applicable Eligible Currency Account and/or Unfunded Exposure Account, as applicable, (ii) repay Advances Outstanding (together with any Breakage Fees and all accrued and unpaid costs and expenses of the Administrative

Agent and the Lenders, in each case in respect of the amount so prepaid (it being understood that any accrued Yield with respect to such repaid Advances Outstanding shall be due and payable on the Payment Date immediately following such repayment)), (iii) sell or otherwise transfer Loan Assets in accordance with the terms of this Agreement, and/or (iv) subject to the approval of the Administrative Agent (other than in the case of Specified Loan Assets), in its sole discretion, Pledge additional Eligible Loan Assets and/or Permitted Investments (subject, for each such Eligible Loan Asset, to receipt of an Approval Notice (other than in the case of Specified Loan Assets)) and/or (v) delivery of an Equity Cure Notice (subject to the requirements set forth in Section 2.06(c)).
(a)No later than 2:00 p.m. on the Business Day of a proposed repayment of Advances Outstanding or Pledge of additional Eligible Loan Assets pursuant to Section 2.06(a) (including in accordance with the proviso thereto) the Borrower (or the Servicer on its behalf) shall deliver (i) to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Securities Intermediary), notice of such repayment or Pledge, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be Pledged and added to the updated Loan Tape. Any notice pertaining to any repayment or any Pledge pursuant to this Section 2.06 shall be revocable by the Borrower only to the extent such repayment notice was conditioned upon the effectiveness of some other event not subject to the control of the Borrower, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition to repayment is not or will not be satisfied.
(b)The Borrower may cure a Borrowing Base Deficiency pursuant to Section 2.06(a)(v), a Currency Asset Amount Shortfall pursuant to Section 2.06(d) or a Commitment Excess pursuant to Section 2.06(e) (each, a “Deficiency”) by delivering a notice to the Administrative Agent within two (2) Business Days after such Deficiency (such notice, an “Equity Cure Notice”), subject to the following requirements:
(i)such Equity Cure Notice sets forth evidence reasonably satisfactory to the Administrative Agent that (A) the Transferor has unrestricted access to capital in an aggregate amount sufficient to cure such Deficiency; (B) the Transferor has sufficient cash on hand in an aggregate amount sufficient to cure such Deficiency and (C) the Transferor intends to contribute such funds to the Borrower; and
(ii)the amount necessary to cure such Deficiency is contributed from the Transferor to the Borrower in immediately available funds, and such amount shall be applied by the Borrower to eliminate such Deficiency, in each case, within eight (8) Business Days of the date such Equity Cure Notice is delivered to the Administrative Agent.
(c)If the Administrative Agent notifies the Borrower at any time that a Currency Asset Amount Shortfall exists, the Borrower shall convert Advances in such Available Currency to Dollars (or, if after giving effect to such conversion no Borrowing Base Deficiency would exist and the Advances in any other Available Currency would not exceed the applicable Currency Asset Amount, such other Available Currency as directed by the Servicer) in an amount necessary to cause the outstanding amount of the Advances in such Available Currency to be less than or equal to the applicable Currency Asset Amount by notice to the Administrative Agent, the Lenders and the Collateral Custodian by 3:00 p.m. on the fifth Business Day (or, if an Equity Cure Notice is delivered by the Borrower within two Business Days of the occurrence of such Currency Asset Amount Shortfall, the eighth Business Day after delivery of such Equity Cure Notice) following the delivery of notice via electronic mail or facsimile to the Borrower of such excess (unless Borrower has actually eliminated such excess by such time), which conversion shall be deemed to be a repayment of the Advances in such Available Currency and an Advance in Dollars (or such other Available Currency) notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02); provided that, (x) if Advances cannot be converted in accordance with this Section 2.06(d) such that no Currency Asset Amount Shortfall exists after giving effect thereto, Advances shall be converted such that a Currency Asset Amount Shortfall exists only with respect to Advances denominated in Dollars and (y) if the Borrower fails to provide such notice prior to the deadline specified herein, the Administrative Agent may convert Advances in such Available Currency in accordance with this Section 2.06(d).
(d)If the Administrative Agent notifies the Borrower that the Advances Outstanding (converted to the Dollar Equivalent thereof as of the most recent Revaluation Date) exceeds the Maximum Facility Amount by $4,000,000 or more (such amount, a “Commitment Excess”), then the Borrower shall, within five Business Days of receipt of such notice, eliminate such Commitment Excess in its entirety by effecting one or more (or any combination of items (i), (ii) or (iii) below) of the following actions in order to eliminate such excess: (i) deposit cash in Dollars or any other Available Currency into the Principal Collection Account or the applicable Eligible Currency Account, (ii) repay Advances Outstanding (together with any Breakage Fees and all accrued and unpaid costs and expenses of the Administrative Agent and the Lenders, in each case in respect of the amount so prepaid (it being understood that any accrued Yield with respect to such repaid Advances Outstanding shall be due and payable on the Payment Date immediately following such repayment)), and/or (iii) delivery of an Equity Cure Notice (subject to the requirements set forth in Section 2.06(c)).
Section II.7Substitution and Sale of Loan Assets; Affiliate Transactions.
(a)Substitutions. During the Reinvestment Period, the Borrower may replace any Loan Asset with an Eligible Loan Asset so long as (i) no event has occurred and is continuing, or would result from such substitution, which constitutes an Event of Default and no event would result from such substitution, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency (other than any Unmatured Event of Default or Borrowing Base Deficiency that will be cured in connection with such substitution) and (ii) simultaneously therewith, the Borrower Pledges (in accordance with all of the terms and provisions contained herein) a Substitute Eligible Loan Asset.
(b)Discretionary Sales. Subject to the provisions of this Section 2.07, the Borrower shall be permitted to sell Loan Assets to Persons, including the Transferor and its Affiliates, from time to time; provided that (i) the proceeds of such sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, (ii) after giving effect to any such sale, the Collateral Quality Tests are satisfied or, if not satisfied, would be maintained or improved and (iii) no event has occurred and is continuing, or would result from such sale, which constitutes an Event of Default, no event has occurred and is continuing, or would result from such sale, which constitutes an Unmatured Event of Default and before and after giving effect to such sale no Borrowing Base Deficiency or Currency Asset Amount Shortfall shall exist (unless, in each case, such sale is effected to cure an Unmatured Event of Default, Currency Asset Amount Shortfall and/or Borrowing Base Deficiency, or such requirements are waived by the Administrative Agent in its sole discretion); provided further that the prior written consent of the Administrative Agent shall be required if at any time from and after the end of the Reinvestment Period, if (x) the sale price of such Loan Asset is less than the Adjusted Borrowing Value of such Loan Asset and (y) the excess of the Borrowing Base over the Advances Outstanding immediately prior to such sale would not be increased after giving effect to such sale and the application of the proceeds thereof.

(c)Repurchase or Substitution of Warranty Loan Assets. If on any day a Loan Asset is a Warranty Loan Asset, no later than 15 Business Days following the earlier of knowledge by the Borrower of such Loan Asset being a Warranty Loan Asset or receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof, the Borrower shall either:
(i)make a deposit to the Collection Account (for allocation pursuant to Section 2.04) in immediately available funds in an amount equal to (I) prior to the end of the Reinvestment Period, the amount of any Borrowing Base Deficiency attributable to such Warranty Loan Asset and (II) after the end of the Reinvestment Period, the Purchase Price multiplied by the Outstanding Balance of such Loan Asset (the “Repurchase Price”); provided that the deposit of such funds into the Collection Account may result from the sale of such Warranty Loan Asset pursuant to Section 2.07(b); or
(ii)with the prior written consent of the Administrative Agent, in its sole discretion, substitute for such Warranty Loan Asset a Substitute Eligible Loan Asset.
provided that the Borrower shall not be required to comply with Section 2.07(c)(i) or (c)(ii) if no Borrowing Base Deficiency exists or would occur as a result of such Loan Asset being or becoming a Warranty Loan Asset and the Administrative Agent, in its sole discretion, consents thereto.
Upon confirmation of the deposit of the Repurchase Price into the Collection Account (if required), the delivery by the Borrower of a Substitute Eligible Loan Asset for each Warranty Loan Asset or upon the direction of the Administrative Agent to the Borrower to dividend a Warranty Loan Asset to the Transferor (the date of such confirmation, delivery or direction, the “Release Date”), and other than with respect to the proviso set forth immediately above in Section 2.07(c), such Warranty Loan Asset and related Portfolio Assets shall be removed from the Collateral Portfolio and, as applicable, the Substitute Eligible Loan Asset and related Portfolio Assets shall be included in the Collateral Portfolio. On the Release Date of each Warranty Loan Asset, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Warranty Loan Asset and any related Portfolio Assets and all future monies due or to become due with respect thereto.
(d)Conditions to Sales, Substitutions and Repurchases. Any sales, substitutions or repurchases effected pursuant to Sections 2.07(a), (b), (c) or (e) shall be subject to the satisfaction of the following conditions (as certified in writing to the Administrative Agent and Collateral Agent by the Borrower):
(i)the Borrower shall deliver a Borrowing Base Certificate and current Loan Tape to the Administrative Agent and the Collateral Custodian in connection with such sale, substitution or repurchase;
(ii)the Borrower shall deliver a list of all Loan Assets to be sold, substituted, or repurchased;
(iii)no selection procedures adverse to the interests of the Administrative Agent or the Lenders were utilized by the Borrower in the selection of the Loan Assets to be sold, repurchased or substituted;

(iv)the Borrower shall (a) give at least one Business Day’s notice of such sale, substitution or repurchase to the Administrative Agent and the Collateral Agent (with a copy to the Securities Intermediary and Collateral Administrator) and (B) with respect to substitutions, have received an Approval Notice (for each Eligible Loan Asset (other than a Specified Loan Asset) added to the Collateral on the related Cut-Off Date);
(v)the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any sale, substitution or repurchase;
(vi)the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects), except to the extent relating to an earlier date; and
(vii)any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.18.
(e)Affiliate Transactions. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, the Transferor (or an Affiliate thereof) shall not reacquire from the Borrower and the Borrower shall not transfer to the Transferor or to Affiliates of the Transferor, and none of the Transferor nor any Affiliates thereof will have a right or ability to purchase, the Loan Assets of the Borrower without the prior written consent of the Administrative Agent; provided that the prior written consent of the Administrative Agent shall not be required so long as (i) the proceeds of such transaction shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, (ii) no event has occurred and is continuing, or would result from such transaction, which constitutes an Event of Default, no event has occurred and is continuing, or would result from such transaction, which constitutes an Unmatured Event of Default and before and after giving effect to such transaction no Borrowing Base Deficiency shall exist (unless such sale is effected to cure an Unmatured Event of Default and/or Borrowing Base Deficiency, or such requirements are waived by the Administrative Agent in its sole discretion) and (iii) any such sales shall be at arm’s-length and the consideration thereof is for fair market value, except in the case of repurchases of Loan Assets by the Transferor pursuant to the Sale Agreement or substitutions of Warranty Loan Assets pursuant to the Sale Agreement; provided that the consent of the Administrative Agent shall be required after the Reinvestment Period if (x) the sale price of such Loan Asset is less than the Adjusted Borrowing Value of such Loan Asset and (y) the excess of the Borrowing Base over the Advances Outstanding immediately prior to such sale would not be increased after giving effect to such sale and the application of the proceeds thereof.
(f)Limitations on Sales and Substitutions. Without the prior written consent of the Administrative Agent (i) the Outstanding Balance of all Transferor Loan Assets (other than Warranty Loan Assets) substituted with Eligible Loan Assets from the Transferor pursuant to Section 2.07(a) or sold to the Transferor pursuant to Section 2.07(b) or Section 2.07(e) during the term of this Agreement shall not exceed 20% of the Transferor Purchased Loan Balance, and (ii) the Outstanding Balance of all Transferor Loan Assets that are Defaulted Loan Assets (other than Warranty Loan Assets) substituted with Eligible Loan Assets from the Transferor pursuant to Section 2.07(a), or sold to the Transferor pursuant to Section 2.07(e) during the term of this Agreement shall not exceed 10% of the Transferor Purchased Loan Balance. Notwithstanding the foregoing, the Borrower shall be permitted to sell Loan Assets that are not Eligible Loan Assets at any time; provided that, after the occurrence and during the continuance of an Event of Default, the prior written consent of the Administrative Agent shall be required for any such sale.
Section II.8Payments and Computations, etc. (a) All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. on the day when due in Dollars or in such other Available Currency in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent and shall be made without any set off, counterclaim or deduction whatsoever. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. Each Benchmark Advance shall accrue interest at the applicable Benchmark Yield Rate for such Benchmark Advance during each applicable Interest Period (provided that in the event of a Conversion Date, the Interest Period shall end on, but exclude, the Conversion Date for such Benchmark Advance). All computations of interest and all computations with respect to fees, the Yield and the Benchmark Yield Rate with respect to Benchmark Advances shall be computed as set forth in the definition of Benchmark Yield Rate and, otherwise, on the basis of a year of 360 days (or, in the case of amounts denominated in CAD, Euros or Sterling, 365 or 366 days, as applicable) for the actual number of days elapsed, other than calculations with respect to the Base Rate, which shall be calculated as provided in this Section. Payments of Yield with respect to each Benchmark Advance shall be payable on each Payment Date. Each Base Rate Advance shall accrue interest at the Base Rate Yield Rate for each day beginning on, and including, the Advance Date with respect to such Base Rate Advance and ending on, but excluding, the Conversion Date for such Base Rate Advance or the date such Base Rate Advance is repaid in full. All computations of interest and all computations with respect to the Yield and Base Rate Yield Rate with respect to Base Rate Advances shall be computed as set forth in the definition of Yield. With respect to any calendar month in which a Payment Date occurs, any Yield that accrues with respect to any Base Rate Advance during the period that commences and on and includes the first day of such calendar month and ends on and includes the end of the Remittance Period in such calendar month shall be payable on the Payment Date that occurs in such calendar month. Any Yield with respect to any Base Rate Advance that accrues in such calendar month after the Remittance Period in such calendar month shall be payable on the Payment Date next following the Payment Date that occurs in such calendar month.
(a)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be.
(b)If any Advance requested by the Borrower and approved by the Lenders and the Administrative Agent pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence, bad faith or willful misconduct of, or failure to fund such Advance on the part of, the Lenders, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lenders against any loss, cost or expense incurred by such Lenders related thereto (other than any such loss, cost or expenses due to the gross negligence, bad faith, willful misconduct or failure to fund such Advance on the part of the Lenders, the Administrative Agent or any Affiliate thereof), including, without limitation, any loss (including reasonable and documented cost of funds and reasonable and documented out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lenders to fund Advances or maintain the Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent demonstrable error.
(c)In connection with the use or administration of any Benchmark, the Administrative Agent (with the consent of the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.
Section II.9Non-Usage Fee. The Borrower shall pay in accordance with Section 2.04, pro rata to each Lender, a Non-Usage Fee.
Section II.10Increased Costs; Capital Adequacy. (a) If, due to either (i) the introduction of or any change following the Closing Date (including, without limitation, any change by way of imposition or increase of reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)) or liquidity requirements) in or in the interpretation, administration or application following the Closing Date of any Applicable Law (including, without limitation, any law or regulation resulting in any loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto of any Lender being subject to any Tax (other than (A) Indemnified Taxes and (B) Excluded Taxes)), in each case whether foreign or domestic or (ii) the compliance by an Affected Party with any guideline or request following the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost (other than Taxes) to the Administrative Agent, any Lender or any Affiliate, participant thereof (provided that a participant shall not be entitled to receive any greater payment under this Section 2.10 than the Lender would have been entitled to receive with respect to the participation sold to such participant), successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, or there shall be any reduction in the amount of any sum received or receivable by an Affected Party under this Agreement, any other Transaction Document, the Borrower shall, from time to time, after written demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Party, pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments in accordance with the priority of payments set forth in Section 2.04.
(a)If either (i) the introduction of or any change following the Closing Date in or in the interpretation, administration or application following the Closing Date of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the Closing Date, from any central bank, any Governmental Authority or agency, including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected

Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy or liquidity), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Administrative Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction in accordance with the priority of payments set forth in Section 2.04. For the avoidance of doubt, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.10, regardless of the date enacted, adopted or issued.
(b)In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Party making a claim under this Section 2.10, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent demonstrable error.
(c)Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the change in Applicable Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change in Applicable Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(d)Notwithstanding anything to the contrary in this Section 2.10, the Borrower shall only be liable for any amount provided for in this Section 2.10, if each Affected Party certifies in writing to the Borrower that such Affected Party is generally requiring payment of such amounts from other borrowers that are similarly situated to the Borrower. Moreover, if at any time the Borrower shall be liable for the payment of any amount provided for in this Section 2.10, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.18(b)), and the Borrower shall not be required to pay the Make-Whole Premium in connection with such termination.
Section II.11Taxes. (a) All payments made by the Borrower or made on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Withholding Agent) requires the deduction or withholding of any Tax from any such payment by the Borrower to any Recipient, then (i) the Withholding Agent shall be entitled to make such deduction or withholding, (ii) the Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the amount payable by the Borrower to such Recipient will be increased as necessary so that after such deduction or withholding has been made (including, without limitation such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(a)The Borrower will indemnify, from funds available to it pursuant to Section 2.04 each Recipient, within 10 days after written demand thereof, for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this section) payable or paid by such Person or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(b)As soon as practicable after any payment by the Borrower of any Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower will furnish to the Administrative Agent appropriate evidence of payment thereof.
(c)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower, the Securities Intermediary or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law or the taxing authorities of a jurisdiction pursuant to such Applicable Law or reasonably requested by the Borrower, the Securities Intermediary or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, the Securities Intermediary or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower, the Securities Intermediary or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences or in this Section 2.11, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(e) and Section 2.11(g)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(d)Any Lender that is a U.S. Person shall deliver to the Borrower, the Securities Intermediary and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Securities Intermediary or the Administrative Agent), copies of executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Securities Intermediary and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Securities Intermediary or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, copies of executed IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) copies of executed IRS Form W-8ECI; (iii) in the case of a Foreign

Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit Q-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable); or (iv) to the extent a Foreign Lender is not the beneficial owner, copies of executed IRS Form W-8IMY, accompanied by copies of executed IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit Q-2 or Exhibit Q-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit Q-4 on behalf of each such direct and indirect partner.
(e)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Securities Intermediary and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Securities Intermediary or the Administrative Agent), copies of any other executed form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(f)If a payment made to a Lender under any of the Transaction Documents would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code (as applicable)), such Lender shall deliver to the Borrower or the Servicer at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Servicer such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Servicer as may be necessary for the Borrower and the Servicer to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.11(e), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(g)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall timely update such form or certification or promptly notify the Borrower, the Securities Intermediary and the Administrative Agent in writing of its legal inability to do so.
(h)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.
(j)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (i).
(k)If at any time the Borrower shall be liable for the payment of any additional amounts in accordance with this Section 2.11, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.18(b)); provided that such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.11 in accordance with the terms hereof.
Section II.12Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Sale Agreement (and any UCC financing statements filed under or in connection therewith), the Loan Agreements related to each Loan Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Loan Asset and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts (the “Assigned Documents”). In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, its right to indemnification under the Sale Agreement. The Borrower hereby confirms that until the Collection Date the Collateral Agent (at the direction of the Administrative Agent) on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the

Secured Parties. The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall automatically terminate upon the Collection Date.
Section II.13Grant of a Security Interest. To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby (a) collaterally assigns by way of security interest or otherwise and pledges to the Collateral Agent, on behalf of the Secured Parties, and (b) grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral Portfolio, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral Portfolio shall not include any Excluded Amounts, and the Borrower does not hereby assign, pledge or grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Collateral Portfolio to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio shall not release the Borrower from any of its duties or obligations under the Collateral Portfolio, and (iii) none of the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party shall have any obligations or liability under the Collateral Portfolio by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. The Borrower authorizes the Administrative Agent to file all such financing statements and amendments thereto pursuant to the UCC or other notices appropriate under applicable law, as the Administrative Agent may require, each in form reasonably satisfactory to the Administrative Agent. Such financing statements and amendments may contain a description of the Collateral Portfolio as set forth herein or in any generic manner and may describe the Collateral Portfolio as “all assets” or words of similar effect.
Section II.14Evidence of Debt. The Administrative Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address referred to in Section 11.02 a copy of each assignment and acceptance agreement and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and principal amounts of (and stated interest on) the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and the Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
Section II.15[Reserved].
Section II.16Release of Loan Assets. The Lien granted and created pursuant to this Agreement shall be automatically released with respect to the following: (i) any Loan Asset (and the related Portfolio Assets pertaining thereto) sold or substituted in accordance with the applicable provisions of Section 2.07, (ii) any Loan Asset (and the related Portfolio Assets pertaining thereto) with respect to which all amounts have been paid in full by the related Obligor and deposited in the Collection Account and (iii) the entire Collateral Portfolio following the Collection Date. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Servicer and the Borrower and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower, give notice of such release to the Collateral Administrator and Collateral Custodian (in the form of Exhibit L) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Administrator or the Collateral Custodian, as applicable, shall deliver the Required Loan Documents to the Borrower. Neither the Collateral Administrator nor the Collateral Custodian shall be liable for any action taken by pursuant to this Section 2.16, and shall have any duty to investigate or ascertain whether such action, notification or any direction complies with any term of the Transaction Documents.
Section II.17Treatment of Amounts Received by the Borrower. Amounts received by the Borrower pursuant to Section 2.07 on account of Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.
Section II.18Prepayment; Termination. (a) Except as expressly permitted or required herein, including, without limitation, any optional repayment by the Borrower to cure a Borrowing Base Deficiency, Advances Outstanding may only be prepaid in the respective Available Currency in which such Advances were originally made in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction to the Administrative Agent, the Collateral Agent and the Lenders at least one Business Day prior to such reduction, or in connection with a cure of a Borrowing Base Deficiency, the Business Day of such reduction. Upon any prepayment, the Borrower shall also pay in full any Breakage Fees (solely to the extent such prepayment occurs on any day other than a Payment Date) and other accrued and unpaid costs and expenses of the Administrative Agent and Lenders related to such prepayment; provided that no reduction in Advances Outstanding shall be given effect unless (i) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its reasonable discretion and (ii) no event would result from such prepayment which would constitute an Event of Default or an Unmatured Event of Default. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.18(a) to the payment of any Breakage Fees and to the pro rata reduction of the Advances Outstanding. Any notice relating to any repayment pursuant to this Section 2.18(a) shall be revocable by the Borrower only to the extent such repayment notice was conditioned upon the effectiveness of some other event not subject to the control of the Borrower, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition to repayment is not or will not be satisfied.
(a)The Borrower may, at its option, terminate this Agreement and the other Transaction Documents upon three Business Days’ prior written notice to the Administrative Agent, the Collateral Agent and the Lenders and upon payment in full of all Advances Outstanding (in the case of Advances, in the applicable Available Currency in which such Advance was made), all accrued and unpaid Yield, any Breakage Fees, all accrued and unpaid costs and expenses of the Administrative Agent and Lenders, payment of the Make-Whole Premium (if applicable) pro rata to each Lender and payment of all other Obligations (other than unmatured contingent indemnification obligations).
(b)Prior to the Facility Maturity Date, the Borrower shall have the right to terminate or reduce the unused amount of the Maximum Facility Amount at any time or from time to time concurrently with the payment of any applicable Make-Whole Premium payable in connection therewith upon not less than three (3) Business Days’ prior notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Maximum Facility Amount shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Maximum Facility Amount below the sum of (x) Advances Outstanding at such time and (y) the difference (if any) between the Aggregate Unfunded Exposure Amount at such time and the amount on deposit in the Unfunded Exposure Account. Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall be applied pro rata to reduce the respective Commitments of each Lender. Except as otherwise set forth herein, upon the occurrence of the Collection Date, this Agreement shall terminate automatically.
(c)The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Maximum Facility Amount pursuant to this Section 2.18 shall be applied ratably among the Lenders in accordance with their respective Commitments.
(d)The Borrower hereby acknowledges and agrees that the Make-Whole Premium constitutes additional consideration for the Lenders to enter into this Agreement; provided that no Make-Whole Premium shall be payable in connection with any termination (in whole or in part) of the Maximum Facility Amount (i) if any Lender makes any claim for increased costs or other amounts pursuant to Section 2.10 or Section 2.11, (ii) during a Benchmark Unavailability Period, (iii) if CIBC or an Affiliate thereof is no longer the Administrative Agent or (iv) within 30 days following the occurrence of a Non-Approval Event.
(e)If the Collateral Agent or the Securities Intermediary is instructed to make any prepayments pursuant to Section 2.18, the Collateral Agent or Securities Intermediary shall make such prepayments in accordance with the written direction of the Borrower (or the Servicer on its behalf).
Section II.19Collections and Allocations. (a) The Servicer shall promptly identify all Available Collections received in the Collection Account as being on account of Interest Collections or Principal Collections and shall direct the Securities Intermediary to transfer the same to the Principal Collection Account and the Interest Collection Account, respectively. The Servicer shall transfer, or cause to be transferred, any collections received directly by it (if any) to the Collection Account by the close of business within two Business Days after such collections are received and identified; provided that the Servicer shall identify to the Collateral Agent and the Securities Intermediary any collections received directly by the Servicer as being on account of Interest Collections or Principal Collections. The Collateral Agent shall further provide to the Servicer, the Administrative Agent and the Securities Intermediary (with a copy to the Collateral Administrator) a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account (i) for each month, no later than three Business Days after each Determination Date as of such Determination Date, and (ii) for any month in which there is a Payment Date, no later than the Business Day prior to the Reporting Date as of the end of the related Remittance Period, for inclusion in the Servicing Report delivered pursuant to Section 6.08(b). It is understood and agreed that the Servicer shall remain liable for the proper allocation of the aforementioned Available Collections into the appropriate accounts.
(a)From and including the Cut-Off Date with respect to any Loan Asset, the Servicer will or will cause the Borrower to deposit into the Collection Account all Available Collections received in respect of Eligible Loan Assets being transferred to and included as part of the Collateral Portfolio on such date.
(b)With the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) (a copy of which will be provided by the Servicer to the Collateral Agent), the Servicer may direct the Securities Intermediary to withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.
(c)Prior to the delivery of a Notice of Exclusive Control, the Servicer shall, pursuant to written instruction, direct the Collateral Agent (which may be in the form of standing instructions) to invest, or cause the investment of, funds on deposit in the Controlled Accounts (excluding for this purpose, the Custodial Account and the Eligible Currency Account) as fully as practicable in Permitted Investments as directed by the Servicer, from the Closing Date until the Collection Date. If the Servicer does not provide such written instruction, the Servicer hereby directs that such funds shall not be invested. After the delivery of a Notice of Exclusive Control, the Collateral Agent shall invest, or cause the investment of, funds on deposit in the Controlled Accounts (excluding for this purpose, the Custodial Account and the Eligible Currency Account) as fully as practicable in Permitted Investments directed by the Administrative Agent until such Notice of Exclusive Control is rescinded. If the Administrative Agent does not provide such written instruction, the Administrative Agent hereby directs that such funds shall not be invested. A Permitted Investment acquired with funds deposited in any Controlled Account shall mature not later than the Business Day immediately preceding any Payment Date (unless such Permitted Investments are issued by the Collateral Agent in its capacity as a banking institution, in which case such Permitted Investments may mature on such Payment Date), and shall not be sold or disposed of prior to its maturity. All income and gain realized from any such investment, as well as any interest earned on deposits in any Controlled Account shall be distributed in accordance with the provisions of Article II hereof. None of the Securities Intermediary, the Collateral Custodian, the Collateral Agent, the Administrative Agent or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account, other than with respect to their fraud or their own gross negligence or willful misconduct. The parties hereto acknowledge that the Securities Intermediary, Collateral Agent or any of their Affiliates may receive compensation with respect to the Permitted Investments. The Collateral Agent and the Securities Intermediary shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Agreement or under any other Transaction Document. The Collateral Agent and the Securities Intermediary are hereby authorized, in making or disposing of any investment permitted by this Agreement or under any other Transaction Document, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Collateral Agent or the Securities Intermediary or for any third person or dealing as principal for its own account. The parties acknowledge that the Collateral Agent and the Securities Intermediary are not providing investment supervision, recommendations, or advice.
(d)Until the Collection Date, neither the Borrower nor the Servicer shall have any rights of direction or withdrawal with respect to amounts held in the Collection Account, except to the extent explicitly set forth in Section 2.04, 2.19(d), 2.20 or 5.02(m).
(e)For purposes of Section 2.04, any Available Collections on deposit in the Collection Account or an Eligible Currency Account, as applicable, as of the end of the related

Remittance Period denominated in any Available Currency shall be applied on any Payment Date (i) first, to make payments in such Available Currency (subject to the application and, if necessary, the conversion of such Available Collections for amounts which are senior to such payments in accordance with the priorities set forth in Section 2.04 herein) and (ii) second, to make payments in any other Available Currency (pro rata based on available amounts from each other Available Currency), as converted by the Collateral Agent at the direction of the Servicer using the Applicable Exchange Rate; provided, that such payments shall be subject to availability of such funds pursuant to Section 2.04. The Servicer shall instruct the Collateral Agent on the Reporting Date immediately preceding each Payment Date, to convert amounts on deposit in the Collection Account or the applicable Eligible Currency Account, as applicable, into the applicable Available Currency to the extent necessary to make payments pursuant to Section 2.04 (as determined by the Servicer using the Applicable Exchange Rate). All risk and expense incident to such conversion is the responsibility of the Borrower, and the Collateral Agent shall have (x) no responsibility for fluctuations in exchange rates affecting any collections or conversion thereof and (y) to the extent it complies with the instructions provided by the Servicer, no liability for any losses incurred or resulting from the rates obtained in such foreign exchange transactions.
Section II.20Reinvestment of Principal Collections. On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent, the Lenders and Administrative Agent, prior to the end of the Reinvestment Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Account:
(a)direct the Collateral Agent to withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be Pledged hereunder; provided that the following conditions are satisfied or waived by the Administrative Agent:
(i)all conditions precedent set forth in Section 3.04 have been satisfied or waived by the Administrative Agent;
(ii)no Event of Default has occurred and is continuing, or would result from such withdrawal and reinvestment, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such withdrawal and reinvestment;
(iii)after giving effect to any acquisition of additional Eligible Loan Assets, the Collateral Quality Tests are satisfied or, if not satisfied, would be maintained or improved;
(iv)the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall be correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects), except to the extent relating to an earlier date;
(v)the Servicer provides same day written notice to the Administrative Agent and the Collateral Agent by email (to be received no later than 2:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;
(vi)delivery of a Disbursement Request and Borrowing Base Certificate executed by a Responsible Officer of the Borrower and a Responsible Officer of the Servicer;
(vii)[Reserved.]

(viii)unless otherwise waived by the Administrative Agent, such Loan Asset satisfies the eligibility criteria for an Eligible Loan Asset as set forth in Schedule IV hereto; and
(ix)if such funds are to be withdrawn within three Business Days prior to any Payment Date, the Principal Collections on deposit in the Principal Collection Account are sufficient to be applied in the amounts designated in the related Servicing Report on each Payment Date in accordance with Section 2.04; or
(b)direct the Collateral Agent to withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.18.
Upon the satisfaction of the applicable conditions set forth in this Section 2.20 (as certified by the Borrower to the Collateral Agent and the Administrative Agent, which certification will be deemed made upon the delivery of the applicable foregoing direction), the Servicer or, after the delivery of a Notice of Exclusive Control, the Administrative Agent will instruct the Collateral Agent to release funds from the Principal Collection Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collection Account on such day. The Collateral Agent and the Securities Intermediary shall have no obligation to monitor the compliance with the requirements of this Section 2.20 and may conclusively rely on the instruction of the Servicer or the Administrative Agent, as applicable.
Section II.21Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01(d).
(ii)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request, to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to be held as cash collateral for future funding obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Unmatured Event of Default or Event of Default shall have occurred and then be continuing, other than any Unmatured Event of Default or Event of Default directly caused by such Defaulting Lender’s failure to fund, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting

Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Fees for any period during which that Lender is a Defaulting Lender and such Fees shall not accrue during such period with respect to such Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(a)If the Administrative Agent agrees in its sole discretion (subject to the consent of the Borrower) that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their relative Commitments, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. For the avoidance of doubt, no Breakage Fees shall be payable to any Lender under this Section 2.21(b).
Section II.22Replacement of Lenders. (a) Notwithstanding anything to the contrary contained herein, in the event that (i) any Affected Party shall request reimbursement for amounts owing pursuant to Sections 2.10 or 2.11, or the Borrower is required to make any payment to which Section 2.11 applies, (ii) a Lender is a Defaulting Lender, (iii) any Lender does not give or approve any consent, waiver or amendment that requires the approval of all Lenders or all affected Lenders in accordance with the terms hereof and such Lender’s consent is required for such amendment or modification or (iv) a Lender is unable to make, maintain or fund any Benchmark Advance pursuant to Section 2.24(g) (such Lender, as well as such Affected Party described in clause (a)(i) above, such Defaulting Lender described in clause (a)(ii) above and such non-consenting Lender described in clause (a)(iii) above, each also, a “Potential Terminated Lender”), the Borrower, at its sole expense and effort, shall be permitted to (x) require such Potential Terminated Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.10 and 2.11) and obligations under this Agreement and the related Transaction Documents to an assignee permitted pursuant to Section 11.04 (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment) or (y) terminate the Commitments of such Potential Terminated Lender (on a non-pro rata basis and without terminating the Commitments of any other Lender); provided that:
(i)such Potential Terminated Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents from the

Borrower or the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(ii)in the case of any such assignment resulting from a claim for compensation under Sections 2.10 or 2.11, such assignment will result in a reduction in such compensation or payments thereafter;
(iii)such assignment does not conflict with Applicable Laws; and
(iv)in the case of an assignment based on clause (iii) above, the Replacement Lender shall have consented to the applicable amendment, waiver or consent.
(a)Each Potential Terminated Lender hereby agrees to take all actions reasonably necessary, at the sole expense of the Borrower, to permit a Replacement Lender to succeed to its rights and obligations hereunder. Upon the effectiveness of any such assignment to a Replacement Lender, (i) such Replacement Lender shall become a “Lender” hereunder for all purposes of this Agreement and the other Transaction Documents, (ii) such Replacement Lender shall have a Commitment in the amount not less than the Potential Terminated Lender’s Commitment assumed by it and (iii) the Commitment of the Potential Terminated Lender shall be terminated in all respects. In connection with any such replacement, if any such Potential Terminated Lender does not execute and deliver to the Administrative Agent a duly executed assignment and assumption agreement, in form and substance acceptable to the Administrative Agent and the Borrower reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such assignment and assumption agreement to such Potential Terminated Lender, then such Potential Terminated Lender shall be deemed to have executed and delivered such assignment and assumption agreement without any action on the part of the Potential Terminated Lender.
(b)No Lender shall be required to make any assignment or delegation pursuant to Section 2.22(a) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section II.23Increased Commitments. So long as no Unmatured Event of Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the right from time to time to request an increase in the Commitments upon not less than ten (10) days’ (or such shorter period as is acceptable to Administrative Agent) prior written notice to Administrative Agent; provided that (i) no Lender shall have any obligation to increase its Commitment, (ii) each such requested increase in the Commitments shall be in a minimum principal amount of $10,000,000 or any larger integral multiple of $1,000,000, (iii) the Administrative Agent shall have consented to such increase and (iv) contemporaneously with requesting each such increase, the Borrower shall certify to Administrative Agent in writing that immediately before and immediately after giving effect to such increase, (A) Borrower is in compliance in all material respects with all of the terms, provisions, covenants and conditions contained in this Agreement and the other Transaction Documents and (B) no Unmatured Event of Default or Event of Default shall have occurred and then be continuing; and provided further that (i) any increase in the Commitments which is accomplished by increasing the Commitment of any Lender or Lenders who are at the time of such increase party to this Agreement (which Lender or Lenders shall consent to such increase in their sole and absolute discretion) shall be accomplished as follows: (A) this Agreement will be amended by Borrower, Administrative Agent and those Lender(s) whose Commitment(s) is or are being increased (but without any requirement that the consent of any other Lenders be obtained) to reflect the revised Commitments of each of Lenders pursuant to amendment documents in form and substance satisfactory to Administrative Agent, (B) Administrative Agent will deliver an updated Annex A to Borrower and each Lender reflecting the revised Commitments of each Lender and (C) the Advances Outstanding will be reallocated on the effective date of such increase among Lenders in accordance with their revised Pro Rata Shares (and Lenders agree to make all payments and adjustments necessary to effect the reallocation) and (ii) any increase in the Commitments which is accomplished by the addition of a new Lender under this Agreement shall be accomplished as follows: (A) such new Lender shall be subject to the consent of Administrative Agent, the Collateral Agent and Borrower, which consents shall not be unreasonably withheld or delayed, (B) this Agreement will be amended by Borrower, Administrative Agent and such new Lender (but without any requirement that the consent of any other Lenders be obtained) to reflect the addition of such new Lender as a Lender under this Agreement pursuant to amendment documents or joinder documents (in each case, including, without limitation, reliance letters) in form and substance satisfactory to Administrative Agent, (C) Administrative Agent will deliver an updated Annex A to Borrower and each Lender reflecting the revised Commitments of each Lender and (D) the Advances Outstanding will be reallocated on the effective date of such addition of a new Lender in accordance with their revised Pro Rata Shares (and Lenders agree to make all payments and adjustments necessary to effect the reallocation). In connection with any increase in the Commitments accomplished pursuant to clauses (i) or (ii) above, the Administrative Agent shall have the right (in consultation with the Borrower) to award titles, including “Joint Lead Arranger,” “Arranger,” “Participant” or such other titles as may be determined by the Administrative Agent and the Borrower, to one or more other Lenders; provided that, upon awarding such title, the Administrative Agent will deliver an updated cover page to the Borrower and each Lender reflecting the revised titles of the parties. In connection with any increase in Commitments, the Borrower shall deliver certifications, reaffirmations, opinions and other documents reasonably requested by the Administrative Agent.
Section II.24Inability to Determine Rates; Benchmark Replacement Setting; Illegality.
(a)Inability to Determine SOFR. Subject to paragraphs (b) through and (f) below, if, prior to the commencement of any Interest Period for any Benchmark for any Available Currency:
(i)the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that the applicable Benchmark for an Available Currency cannot be determined pursuant to the definition thereof, or
(ii)the Administrative Agent shall have received notice from the Required Lenders that applicable Benchmark for such Available Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Advances for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter, whereupon any obligation of the Lenders to make Advances at the Benchmark for such Available Currency, and any right of the Borrower to continue make Advances at the Benchmark for such Available Currency or to convert Base Rate Advances to make Advances at the Benchmark for such Available Currency, shall be suspended (to the extent of the affected Advances or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Advances at the Benchmark for such Available Currency (to the extent of the affected Advances or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to a Base Rate Advance in the amount specified therein and (ii) any outstanding affected Advances at the Benchmark for such Available Currency will be deemed to have been converted into a Base Rate Advance at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.10. Subject to paragraphs (b) through (f) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Benchmark for such Available Currency cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Advances shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
(b)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for an Available Currency, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for such Available Currency for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement for such Available Currency will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement for such Available Currency, the Administrative Agent will (with the consent of the Borrower) have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(d)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Collateral Agent and the Lenders of (i) the implementation of any Benchmark Replacement for any Available Currency and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.24.

(e)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark for any Available Currency is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark for such Available Currency (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark for such Available Currency (including a Benchmark Replacement), then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Benchmark for such Available Currency, all Advances denominated in the applicable Available Currency shall bear interest at the Base Rate. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(g)Illegality. If any event referenced in Section 2.10(b) shall occur and shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder, to make, maintain or fund any Advance or to determine or charge interest rates based upon any Benchmark and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Advances in the affected Available Currency, or to continue or convert outstanding Advances as or into Advances in the affected Available Currency, shall be suspended. In the case of the making of a Advance in an affected Available Currency, such Lender’s Advance shall be made as a Base Rate Advance as part of the same Advance for the same Interest Period and, if the affected Advance is then outstanding, such Advance shall be converted to a Base Rate Advance either (i) on the last day of the then-current Interest Period applicable to such Advance if such Lender may lawfully continue to maintain such Advance to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Advance to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.10.
Section II.25Capital Contributions. Any member of the Borrower may, but shall not be obligated to, make a capital contribution in cash or Loan Assets to the Borrower at any time and for any purpose. All cash contributed to the Borrower shall be treated as Principal Collections, except to the extent that the Servicer specifies to the Collateral Agent and the Securities Intermediary that such cash shall constitute Interest Collections and shall be deposited into the Collection Account in accordance with Section 2.19 as designated by the Servicer.
Section II.26Mitigation Obligations. If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.10 or 2.11, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
ARTICLE III

CONDITIONS PRECEDENT
Section III.1Conditions Precedent to Effectiveness. (a) This Agreement shall be effective upon satisfaction of the conditions precedent that:
(i)all reasonable and documented out-of-pocket up-front expenses and fees (including external legal fees and any fees required under any Fee Letter and the Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Fee Letter) that are invoiced at or prior to the Closing Date shall have been paid in full and all other acts and conditions (including, without limitation, the obtaining of any necessary consents and regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related Transaction Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in compliance with all Applicable Law;
(ii)in the reasonable judgment of the Administrative Agent and each Lender, there not having been any change in Applicable Law which adversely affects any Lender’s or the Administrative Agent’s entering into the transactions contemplated by the Transaction Documents or any Material Adverse Effect or material disruption in the financial, banking or commercial loan or capital markets generally;
(iii)the Administrative Agent shall have received all documentation and other information requested by the Administrative Agent in its sole discretion and/or required by regulatory authorities with respect to the Borrower, the Transferor and the Servicer under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to the Administrative Agent;
(iv)the Administrative Agent shall have received on or before the date of such effectiveness the items listed in Schedule I hereto, each in form and substance reasonably satisfactory to the Administrative Agent and each Lender;

(v)the results of Administrative Agent’s financial, legal, tax and accounting due diligence relating to the Transferor, the Borrower, the Servicer, the Eligible Loan Assets and the transactions contemplated hereunder are satisfactory to Administrative Agent; and
(vi)the Administrative Agent shall have received approval from its internal credit committee and all other necessary approvals, as required by the Administrative Agent, in its sole discretion.
(a)By its execution and delivery of this Agreement, each of the Borrower and the Servicer hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 have been satisfied; provided, that with respect to conditions precedent that expressly require the consent or approval of the Administrative Agent or another party (other than the Borrower or the Servicer), the foregoing certification is only to the knowledge of the Borrower and the Servicer, as applicable, with respect to such consents or approvals.
Section III.2Conditions Precedent to All Advances. Each Advance (including the Initial Advance, except as explicitly set forth below) to the Borrower from the Lenders shall be subject to the further conditions precedent that:
(a)On the Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:
(i)the Borrower (or the Servicer on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Collateral Agent and the Securities Intermediary), no later than the applicable times specified in Section 2.02 for such type of Advance: (A) a Notice of Borrowing, (B) a Borrowing Base Certificate, (C) if the proceeds of such Advance will be used to acquire one or more Loan Assets, (x) a duly completed (other than with respect to the signature of the Administrative Agent) Approval Notice (for any Eligible Loan Asset added to the Collateral Portfolio on the related Advance Date (other than a Specified Loan Asset)) and (y) except with respect to an Advance under Section 2.02(f), such additional information as may be reasonably requested by the Administrative Agent;
(ii)if the proceeds of such Advance will be used to acquire one or more Loan Assets, except with respect to an Advance under Section 2.02(f), the Borrower shall have complied with Section 3.04(b);
(iii)the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects), on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);
(iv)no Event of Default has occurred and is continuing, or would result from such Advance, and no Unmatured Event of Default, Borrowing Base Deficiency or Currency Asset Amount Shortfall exists or would result from such Advance;
(v)no event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Termination Event; and

(vi)if the proceeds of such Advance will be used to acquire one or more Loan Assets from the Transferor, all terms and conditions of the Sale Agreement and/or other related transfer agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Advance Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed.
(b)If the proceeds of such Advance will be used to acquire one or more Loan Assets, the Administrative Agent shall have provided an Approval Notice to the Borrower for each of the Eligible Loan Assets (other than a Specified Loan Asset) identified in the applicable Loan Tape for inclusion in the Collateral Portfolio on the applicable Advance Date.
(c)No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state provincial, territorial or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or any proposed Pledge of Eligible Loan Assets in accordance with the provisions hereof.
(d)Except with respect to an Advance required by Section 2.02(f), the proposed Advance Date shall take place during the Reinvestment Period and the Facility Maturity Date has not yet occurred.
Section III.3Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such an Advance unless such waiver is in writing and executed by such Lender.
Section III.4Conditions to Pledges of Loan Assets. Each Pledge of an additional Eligible Loan Asset pursuant to Section 2.06, a Substitute Eligible Loan Asset pursuant to Section 2.07(a) or (c), an additional Eligible Loan Asset pursuant to Section 2.20 or any other Pledge of a Loan Asset hereunder shall be subject to the further conditions precedent that (as certified to the Collateral Agent by the Borrower):
(a)the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent (with a copy to the Collateral Custodian, the Collateral Administrator and the Collateral Agent) (X) no later than 5:00 p.m. on the date that is one Business Day prior to the related Cut-Off Date: (A) a Borrowing Base Certificate, (B) a Loan Tape, (C) a duly completed (other than with respect to the signature of the Administrative Agent) Approval Notice (for any Eligible Loan Asset (other than a Specified Loan Asset) added to the Collateral Portfolio on the related Cut-Off Date) and (D) such additional information as may be reasonably requested by the Administrative Agent (to the extent reasonably available to the Borrower or the Servicer at such time) and (Y) no later than five (5) Business Days after the applicable Cut-Off Date, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to each Loan Asset to be Pledged evidencing the assignment of such Loan Asset from any prior third party owner thereof directly to the Borrower (other than, in the case of this clause (Y), any Loan Asset acquired by the Borrower at origination or any Participation Interest; provided that in the case of a Participation Interest, such document shall be delivered on the date such Participation Interest is elevated to an assignment);

(b)the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent) the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian, in accordance with Article XII by the Required Delivery Time (provided that any file-stamped document, promissory note and certificate included in the Required Loan Documents shall be delivered as soon as they are reasonably available (even if not within the Required Delivery Time);
(c)all terms and conditions of the Sale Agreement and/or other related transfer agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Cut-Off Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed;
(d)the Administrative Agent shall have provided an Approval Notice to the Borrower for each of the Eligible Loan Assets (other than a Specified Loan Asset) identified in the applicable Loan Tape for inclusion in the Collateral Portfolio on the applicable Cut-Off Date;
(e)after giving effect to any Pledge of Eligible Loan Assets, the Collateral Quality Tests are satisfied or, if not satisfied, would be maintained or improved;
(f)no Event of Default has occurred and is continuing, or would result from such Pledge, and no Unmatured Event of Default exists, or would result from such Pledge (other than any Unmatured Event of Default that will be cured by such Pledge of an Eligible Loan Asset); and
(g)the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects (or if such representations and warranties are already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representations and warranties shall be true and correct in all respects), on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section IV.1Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as to itself, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below), and provided that any specific representations as to any Loan Assets that are expressly made only as of a Cut-Off Date are made only as of the related Cut-Off Date:
(a)Organization, Good Standing and Due Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral Portfolio requires such qualification, except in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)Power and Authority; Due Authorization; Execution and Delivery. The Borrower has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio on the terms and conditions of this Agreement, subject only to Permitted Liens.
(c)Binding Obligation. This Agreement and each of the Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).
(d)All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.
(e)No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Collateral Portfolio will not (i) create any Lien on the Collateral Portfolio other than Permitted Liens, (ii) violate (x) in any material respect any Applicable Law or (y) the certificate of formation or limited liability company agreement of the Borrower or (iii) violate any material contract or other material agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.
(f)No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
(g)Selection Procedures. In selecting the Loan Assets to be Pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lenders.

(h)Pledge of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement (including any Permitted Lien), no item of the Collateral Portfolio has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Pledge of such Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.
(i)Indebtedness. The Borrower has no Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.
(j)Sole Purpose. The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents, including agreements entered into with service providers of the Borrower in connection with the transactions contemplated hereby and entering into transactions relating to the Loan Assets and the other Collateral to the extent permitted hereunder.
(k)No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.
(l)Taxes. The Borrower has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed by it, is not liable for Taxes payable by any other Person and has paid or made adequate provisions for the payment of all Taxes due and payable from the Borrower except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves, maintained in accordance with GAAP, on its books. No Tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax. Any Taxes due and payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.
(m)Location. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The chief executive office of the Borrower (and the location of the Borrower’s records regarding the Collateral Portfolio (other than those delivered to the Collateral Custodian)) is located at the address set forth in Section 11.02 (or at such other address as shall be designated by such party in a written notice to the other parties hereto).
(n)Tradenames. Except as permitted hereunder, the Borrower has not changed its name since its formation and does not have tradenames, fictitious names, assumed names or “doing business as” names under which it has done or is doing business.
(o)Solvency. The Borrower is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The Borrower is Solvent, and the transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent. The Borrower is paying its debts as they become due (subject to any applicable grace period);

and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.
(p)No Subsidiaries. The Borrower has no Subsidiaries other than in connection with retaining equity pursuant to Section 6.05, provided that, in the connection with the restructuring of a Loan Asset, the Borrower may form a wholly-owned bankruptcy remote Subsidiary to hold such Loan Asset so long as the Borrower has (i) provided the Administrative Agent with prior written notice of the formation thereof and the Administrative Agent shall have consented thereto (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) such Subsidiary has granted a first priority security interest in its assets in favor of the Collateral Agent and entered into such agreements and delivered such documents satisfactory to the Administrative Agent to evidence the foregoing.
(q)Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Transferor (which may be in the form of an increase in the value of the Equity Interest of the Borrower held by the Transferor) in exchange for the purchase of the Loan Assets (or any number of them) from the Transferor pursuant to the Sale Agreement. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to the Transferor and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(r)Reports Accurate. All Servicer’s Certificates, Servicing Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower (or the Servicer on its behalf) to the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator, the Securities Intermediary or the Collateral Custodian in connection with this Agreement (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature or relating to third parties (other than an Obligor subject to the first proviso below)) are, as of their date, taken as a whole and after giving effect to any updates thereto, accurate, true and correct in all material respects and no such document or certificate omits to state a material fact or any fact necessary to make the statements contained therein in light of the circumstances under which they were made not misleading in any material respects; provided that, solely with respect to written or electronic information furnished by the Borrower (or the Servicer on the Borrower’s behalf) which was provided to the Borrower (or the Servicer on the Borrower’s behalf) from an Obligor with respect to a Loan Asset (or is derived therefrom), such information need only be accurate, true and correct in all material respects to the actual knowledge of the Borrower; provided, further, that the Borrower makes no representation with respect to (i) any statements of opinion in any internal credit memo or (ii) any statements of fact in any internal credit memo that do not relate to the Loan Assets or the Collateral Portfolio.
(s)Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(t)No Adverse Agreements. The Borrower is not a party to any agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral Portfolio contemplated by Section 2.13.
(u)Event of Default/Unmatured Event of Default. No event has occurred and is continuing which constitutes an Event of Default, and no event has occurred and is continuing which constitutes an Unmatured Event of Default (other than any Event of Default or Unmatured Event of Default which has previously been disclosed to the Administrative Agent as such).
(v)Servicing Standard. Each of the Loan Assets was underwritten or acquired and is being serviced in conformance with the standard underwriting, credit, collection, operating and reporting procedures and systems of the Servicer or the Transferor.
(w)ERISA.
(i)The present value of all benefits vested under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (each, a “Pension Plan”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code. Except as would alone or in the aggregate be reasonably be expected to result in a Material Adverse Effect, each Pension Plan is in material compliance, in both form and operation, with its terms and the applicable provisions of ERISA and the Code, no failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code (with respect to any Pension Plan other than a Multiemployer Plan), withdrawals or Reportable Events have occurred with respect to any Pension Plan that, in the aggregate, would subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
(ii)The Borrower (a) is not a Benefit Plan Investor and (b) neither the Borrower nor any transactions by or with the Borrower are subject to state statutes or regulations regulating investments of and fiduciary obligations with respect to any “governmental” plan within the meaning of Section 3(32) of ERISA, foreign plans or to state statutes or regulations that impose prohibitions similar to those contained in Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) as to which the entering into and performance of this Agreement or the transactions contemplated hereby would result in a violation of any such Similar Law.
(iii)To the Borrower’s and its ERISA Affiliate’s knowledge, neither the execution of this Agreement nor the transactions contemplated hereunder will give rise to a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code or result in a violation of any Similar Law.

(x)Broker-Dealer. The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.
(y)Instructions to Obligors. The Collection Account (or, with respect to Loan Assets denominated in Available Currencies other than Dollars, the Eligible Currency Account) is the only account to which Obligors, agent banks or administrative agents, as applicable on the Loan Assets have been instructed by the Borrower, or the Servicer on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio. The Borrower has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, a Lien on the Collection Account (or, with respect to assets denominated in Available Currencies other than Dollars, the Eligible Currency Account).
(z)Investment Company Act. The Borrower is not required to register as an “investment company” under the provisions of the 1940 Act.
(aa)Compliance with Law. The Borrower has complied in all material respects with all Applicable Law to which it may be subject.
(ab)[Reserved].
(ac)Set-Off, etc. No Loan Asset in the Collateral Portfolio has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, the Transferor or the Obligor thereof (unless the Obligor thereof effected such change without the consent or agreement of the Borrower in accordance with the Loan Agreements), and no Loan Asset in the Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower, the Transferor or the Obligor (unless the Obligor thereof effected such change without the consent or agreement of the Borrower in accordance with the Loan Agreements) with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral Portfolio otherwise permitted pursuant to Section 6.04(a) of this Agreement and in accordance with the Servicing Standard or which are contained in the Loan Asset File.
(ad)Full Payment. As of the applicable Cut-Off Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan Asset will not be paid in full.
(ae)Environmental. With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, to the actual knowledge of a Responsible Officer of the Borrower: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a federal, state, provincial or territorial investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, none of the Borrower, the Transferor or the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(af)Sanctions. None of the Borrower or any Subsidiary of the Borrower, any of their respective affiliates in the Oak Hill Advisor Group, nor any of their directors or officers is a Sanctioned Entity. The Borrower will not fund any repayment of the Obligations with proceeds derived from any transaction that would constitute a violation of applicable Sanctions or would give rise to a violation of any Sanctions by the Borrower or any Subsidiary of the Borrower or any other party hereto.
(ag)Beneficial Ownership Certification. The Borrower has delivered to the Administrative Agent a Beneficial Ownership Certification and the information included in such Beneficial Ownership Certification is true and correct in all material respects.
(ah)[Reserved].
(ai)Security Interest. (i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral Portfolio in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;
(i)the Collateral Portfolio is comprised of “instruments”, “security entitlements”, “general intangibles”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(ii);
(ii)with respect to that portion of the Collateral Portfolio that constitute “security entitlements”:
a.all of such security entitlements have been credited to one of the Controlled Accounts and the securities intermediary for each Controlled Account has agreed to treat all assets credited to such Controlled Account as “financial assets” within the meaning of the applicable UCC;
b.the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Borrower, subject to the security interest of the Collateral Agent, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Controlled Accounts; and
c.the Controlled Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties. The securities intermediary of any Controlled Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Servicer and the Collateral Agent (acting at the direction of the Administrative Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control by the Collateral Agent (acting at the direction of the Administrative Agent), which Notice of Exclusive Control has not been rescinded, the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments;
(iii)all Controlled Accounts constitute “securities accounts” or “deposit accounts” as defined in the applicable UCC;
(iv)the Borrower owns and has good and marketable title to (or, with respect to assets securing any Loan Asset, a valid security interest in or, with respect to a Participation Interest, a valid beneficial ownership interest in) the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person; provided that, with respect to any Participation Interest purchased by the Borrower, the Borrower shall not be the record owner of the underlying Loan Asset until the elevation of such assigned Participation Interest;
(v)the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties;
(vi)the Borrower has authorized the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral Portfolio and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement; provided that no filings will be required in respect of real property;
(vii)other than as expressly permitted by the terms of this Agreement and Permitted Liens, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Portfolio. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral Portfolio other than any financing statement (A) relating to the security interests granted to the Borrower under the Sale Agreement, or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent or the Borrower, as applicable, on or prior to the Closing Date. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;
(viii)all original executed copies of each underlying promissory note that constitute or evidence each Loan Asset has been or, subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;
(ix)other than in the case of Noteless Loan Assets, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Collateral Agent, is holding the underlying promissory notes that constitute or evidence the Loan Assets solely on behalf of and for the Collateral Agent, for the benefit of the Secured Parties; provided that the acknowledgement of the Collateral Custodian set forth in Section 12.11 may serve as such acknowledgement;
(x)none of the underlying promissory notes (if any) that constitute or evidence the Loan Assets has any marks or notations indicating that they are currently pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;
(xi)with respect to any Collateral Portfolio that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and
(xii)with respect to any Collateral Portfolio that constitutes an “uncertificated security”, that the Borrower shall either cause the issuer of such uncertificated security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.
Section IV.2Representations and Warranties of the Borrower Relating to this Agreement and the Collateral Portfolio. The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date (solely with respect to the relevant Loan Assets being pledged as of such Cut-Off Date), as of each applicable Advance Date and as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is provided below):
(a)Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, which, upon (x) the delivery of the Required Loan Documents to the Collateral Custodian in accordance with Article XII, (y) the crediting of any Financial Assets to the Controlled Accounts and (z) the filing of the UCC financing statements, shall be a valid and first priority perfected security interest in the Loan Assets forming a part of the Collateral Portfolio and in that portion of the Loan Assets in which a security interest may be perfected by filing a UCC financing statement, subject only to Permitted Liens. No Person claiming through or under the Borrower shall have any claim to or interest in the Controlled Accounts.
(b)Eligibility of Collateral Portfolio. (i) The Loan Tape and the information contained in each Notice of Borrowing is an accurate and complete listing of all the Loan Assets contained in the Collateral Portfolio as of the date certified and the information contained therein with respect to the identity of such item of Collateral Portfolio and the amounts owing thereunder is true and correct as of the date certified, (ii) each Loan Asset designated on any Borrowing Base Certificate or in any calculation of the Borrowing Base as an Eligible Loan Asset is an Eligible Loan Asset and (iii) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the transfer of a security interest in each item of Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect. Any inaccurate representation that a Loan Asset is an Eligible Loan Asset hereunder or under any other Transaction Document shall not constitute an Event of Default if the Borrower complies with Section 2.07(b) hereunder and the Transferor complies with Article VI of the Sale Agreement.

(c)No Fraud. Each Loan Asset was originated without any fraud or misrepresentation by the Transferor or, to the best of the Borrower’s knowledge, on the part of the Obligor.
Section IV.3Representations and Warranties of the Servicer. The Servicer hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Determination Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is provided below):
(a)Organization and Good Standing. The Servicer has been duly organized and is validly existing in good standing under the laws of the State of Delaware (except as such jurisdiction is changed as permitted hereunder), with all requisite power and, except where failure to do so would not cause a Material Adverse Effect, authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.
(b)Due Qualification. The Servicer is duly qualified to do business and is in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals except, in each case, where failure to be in good standing or obtain such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.
(d)Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).
(e)No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of formation or operating agreement or any material contractual obligation of the Servicer, except to the extent that such conflict or breach of such contractual obligation could not reasonably be expected to have a Material Adverse Effect, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such contractual obligation, other than this Agreement or Permitted Liens, except as would not reasonably be expected to have a Material Adverse Effect or (iii) violate any Applicable Law in any material respect.
(f)No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i)

asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that, in each case, could reasonably be expected to have a Material Adverse Effect.
(g)All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained other than where the lack of such approvals, authorizations, consents, orders, licenses or other actions would not reasonably be expected to have a Material Adverse Effect.
(h)Reports Accurate. No Servicer’s Certificate, Servicing Report, Notice of Borrowing, Borrowing Base Certificate, calculation of the Borrowing Base, information, exhibit, financial statement, document, book, record or report furnished by the Servicer to the Administrative Agent, the Collateral Agent, the Lenders, the Securities Intermediary or the Collateral Custodian in connection with this Agreement (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature or relating to third parties (other than an Obligor subject to the first proviso below)) is, taken as a whole and after giving effect to any updates thereto, inaccurate in any material respect as of the date it is dated, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein in light of the circumstances under which they were made not misleading in any material respect; provided that, solely with respect to written or electronic information furnished by the Servicer which was provided to the Borrower or the Servicer from an Obligor (or is derived therefrom) with respect to a Loan Asset, such information need only be accurate, true and correct to the knowledge of the Servicer; provided, further, that the Servicer makes no representation with respect to (i) any statements of opinion in any internal credit memo or (ii) any statements of fact in any internal credit memo that do not relate to the Loan Asset or the Collateral Portfolio.
(i)Servicing Standard. The Servicer has complied in all material respects with the Servicing Standard with regard to the servicing of the Loan Assets.
(j)[Reserved].
(k)[Reserved].
(l)[Reserved].
(m)Taxes. The Servicer has filed or caused to be filed all tax returns that are required to be filed by it (subject to any extensions to file properly obtained by the same). The Servicer has paid or made adequate provisions for the payment of all Taxes made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer or any Tax which is not yet due or to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect), and no Tax lien (other than a Permitted Lien) has been filed and no claim is being asserted with respect to any such Tax.
(n)Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the

Proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.
(o)Security Interest. The Servicer will take all steps necessary to ensure that the Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement.
(p)ERISA. The present value of all benefits vested under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Servicer or any ERISA Affiliate of the Servicer or to which the Servicer or any ERISA Affiliate of the Servicer contributes or has an obligation to contribute, or has any liability (each, a “Servicer Pension Plan”) does not exceed the value of the assets of the Servicer Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions used for funding such Servicer Pension Plan pursuant to Sections 412 and 430 of the Code. Except as would not be reasonably be expected to result in a Material Adverse Effect, either alone or in combination, no failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code (with respect to any Servicer Pension Plan other than a Multiemployer Plan), withdrawals or Reportable Events have occurred with respect to any Servicer Pension Plan that, in the aggregate, would subject the Servicer to any material tax, penalty or other liability. No notice of intent to terminate a Servicer Pension Plan has been filed, nor has any Servicer Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Servicer Pension Plan and no event has occurred or condition exists that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Servicer Pension Plan.
(q)Sanctions. None of the Servicer or any Person directly or (to the knowledge of the Servicer) indirectly controlling the Servicer in the Oak Hill Advisor Group or any directors, officers, subsidiaries or affiliates in the Oak Hill Advisor Group or, to the knowledge of the Servicer, employees or agents (acting as such and other than the agents to the Transaction Documents) of the Servicer (acting as such and other than the agents to the Transaction Documents) is a Sanctioned Entity.
(r)Environmental. With respect to each item of Underlying Collateral, to the actual knowledge of a Responsible Officer of the Servicer: (i) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (ii) none of the related Obligor’s operations is the subject of a Federal, state, provincial or territorial investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment, in each case, except as would not reasonably be expected to have a Material Adverse Effect; and (iii) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. The Servicer has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any material violation, alleged material violation, material non-compliance, material liability or material potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does the Servicer have knowledge or reason to believe that any such notice will be received or is being threatened, except as would not reasonably be expected to have a Material Adverse Effect.

(s)No Injunctions. No injunction, writ, restraining order or other order of any nature materially and adversely affects the Servicer’s ability to perform its obligations under this Agreement or any Transaction Document to which the Servicer is a party.
(t)Instructions to Obligors. The Collection Account (or, with respect to Loan Assets denominated in Available Currencies other than Dollars, the Eligible Currency Account) is the only account to which Obligors, agent banks or administrative agents, as applicable on the Loan Assets have been instructed by the Borrower, or the Servicer on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio.
(u)Servicer Termination Event. No event has occurred and is continuing which constitutes a Servicer Termination Event (other than any Servicer Termination Event which has previously been disclosed to the Administrative Agent as such).
(v)Broker-Dealer. The Servicer is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.
(w)Compliance with Applicable Law. The Servicer has complied in all material respects with all Applicable Law to which it may be subject, and to the actual knowledge of the Servicer, no Loan Asset in the Collateral Portfolio contravenes in any material respect any Applicable Law.
ARTICLE V

GENERAL COVENANTS
Section V.1Affirmative Covenants of the Borrower. From the Closing Date until the Collection Date:
(a)Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its certificate of formation and limited liability company agreement and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Eligible Loan Assets and the ownership and management of the Portfolio Assets and the related assets in the Collateral Portfolio; (ii) the sale, transfer or other disposition of Loan Assets as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Loan Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loan Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.
(b)Special Purpose Entity Requirements. The Borrower will at all times: (i) maintain at least one (1) Special Member; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from the Transferor and any other Person; (iv) file its own tax returns, if any, as may be required under Applicable Law, to the extent it is (A) not part of a consolidated group filing a consolidated return or returns or (B) not treated as a division for tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (v) not commingle its assets with assets of any other Person; (vi) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (vii) maintain separate financial statements, except to the extent that the Borrower's financial and operating results are consolidated with those of the Transferor in consolidated financial statements; provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower's assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person; (viii) pay its own liabilities only out of its own funds; (ix) maintain an arm's-length relationship with its Affiliates and not enter into any transaction with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arm's length transaction (except for capital contributions or capital distributions permitted under the terms and conditions of the Borrower's organizational document and properly reflected on the books and records of the Borrower); (x) pay the salaries of its own employees, if any; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead for shared office space; (xiii) to the extent used, use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) cause the managers, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower; (xviii) not acquire the obligations or any securities of its Affiliates; and (xix) not divide or permit any division of the Borrower. Where necessary, the Borrower will obtain proper authorization from its members for limited liability company action.
(c)Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under Applicable Law (provided that in any jurisdiction other than its jurisdiction of formation, the Borrower need only preserve and maintain such qualification where the failure to do so would reasonably be expected to have a Material Adverse Effect). Other than as permitted under this Agreement, the Borrower shall not change its jurisdiction of formation and registration without the consent of each Lender.
(d)Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinion of Dechert LLP, as special counsel to the Borrower, issued in connection with the Sale Agreement and relating to the issues of substantive consolidation and true sale of the Loan Assets to the Borrower.
(e)Deposit of Collections. The Borrower shall promptly (but in no event later than two Business Days after receipt and identification of such amounts as Proceeds of the relevant Loan Asset) deposit or cause to be deposited into the Collection Account (or, with respect to assets denominated in Available Currencies other than Dollars, the Eligible Currency Account) any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.
(f)Disclosure of Purchase Price. The Borrower shall disclose to the Administrative Agent and the Lenders the purchase price for each Loan Asset proposed to be acquired by the Borrower.

(g)Obligor Defaults and Value Adjustment Events. The Borrower shall give, or shall cause the Servicer to give, notice to the Administrative Agent and the Lenders promptly (and in any event within two (2) Business Days) following the Borrower’s actual knowledge of the occurrence of any payment default by an Obligor under any Loan Asset or any Bankruptcy Event with respect to any Obligor, any other Value Adjustment Event with respect to any Loan Asset or any event which results in a Loan Asset becoming a PIK Loan Asset that is not a Permitted Partial PIK Loan Asset.
(h)Required Loan Documents. The Borrower shall deliver or cause to be delivered to the Collateral Custodian, in accordance with Article XII, an electronic copy (other than with respect to original executed promissory notes) of the Required Loan Documents and the Loan Asset Checklist pertaining to each Loan Asset within the Required Delivery Time; provided that any financing statement or other document required to be file-stamped by a governmental authority shall be delivered as soon as they are reasonably available (even if not within the Required Delivery Time).
(i)Taxes. The Borrower will file or cause to be filed its tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.01(l)).
(j)Notice of Event of Default. The Borrower shall notify the Administrative Agent, the Collateral Custodian, the Securities Intermediary and each Lender of the occurrence of any Event of Default under this Agreement promptly upon obtaining actual knowledge of such event. In addition, no later than three Business Days following the Borrower’s actual knowledge or receipt of written notice of the occurrence of any Event of Default or Unmatured Event of Default, the Borrower will provide to the Administrative Agent, the Collateral Custodian, the Securities Intermediary and each Lender a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.
(k)Notice of Material Events. The Borrower shall promptly upon becoming aware thereof notify the Administrative Agent and each Lender of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.
(l)Notice of Income Tax Liability. The Borrower shall furnish to the Administrative Agent and each Lender telephonic, email or facsimile notice within 10 Business Days (confirmed in writing within five Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the IRS or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of (i) the Transferor or any “affiliated group” within the meaning of Section 1504(a) of the Code of which the Transferor is a member in an amount equal to or greater than $1,000,000 in the aggregate, (ii) the Borrower itself in an amount equal to or greater than $250,000 in the aggregate or (iii) the Servicer itself in an amount equal to or greater than $1,000,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.
(m)Notice of Auditors’ Management Letters. The Borrower shall promptly notify the Administrative Agent after the receipt of any auditors’ management letters received by the Borrower or by its accountants.
(n)Notice of Breaches of Representations and Warranties under this Agreement. The Borrower shall promptly notify the Administrative Agent and each Lender if any representation or warranty set forth in Section 4.01 or Section 4.02 was materially incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lenders a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent and each Lender in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.
(o)Notice of Breaches of Representations and Warranties under the Sale Agreement. The Borrower confirms and agrees that the Borrower will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent, each Lender and the Collateral Agent a notice of (i) any material breach of any representation, warranty, agreement or covenant under the Sale Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach.
(p)Notice of Proceedings. The Borrower shall notify the Administrative Agent and each Lender, as soon as possible and in any event within three Business Days, after the Borrower receives written notice or obtains actual knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, security interest in the Collateral Portfolio, or the Borrower, the Servicer or the Transferor or any of their Subsidiaries. For purposes of this Section 5.01(p), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, security interest in the Collateral Portfolio, or the Borrower in excess of $250,000 (after giving effect to any expected insurance proceeds) shall be deemed to be material and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer in excess of $5,000,000 or the Transferor in excess of $5,000,000 (in each case, after giving effect to any expected insurance proceeds) shall be deemed to be material.
(q)Notice of ERISA Reportable Events. The Borrower shall promptly notify the Administrative Agent and each Lender after receiving notice of any “reportable event” (as defined in Title IV of ERISA, other than an event for which the 30-day notice requirements have been waived by regulations) (each, a “Reportable Event”) with respect to the Borrower (or any ERISA Affiliate thereof), and provide them with a copy of such notice. In addition, the Borrower shall promptly notify the Administrative Agent and each Lender if the Borrower becomes a Benefit Plan Investor or a plan that is subject to Similar Law that would be violated by the performance of this Agreement or any of the transactions contemplated by this Agreement.
(r)Notice of Accounting Changes. As soon as possible and in any event within five Business Days after becoming aware of the effective date thereof, the Borrower will provide to the Administrative Agent and each Lender notice of any material change in the accounting policies of the Borrower.
(s)Additional Documents. The Borrower shall provide the Administrative Agent and each Lender with copies of such documents as the Administrative Agent or any Lender may reasonably request evidencing the truthfulness of the representations set forth in this Agreement, so long as such documents are available to the Borrower without undue burden or expense.
(t)Protection of Security Interest. With respect to the Collateral Portfolio acquired by the Borrower, the Borrower will (i) if acquired from the Transferor, acquire such Collateral Portfolio pursuant to and in accordance with the terms of the Sale Agreement or such other similar agreement, as applicable, (ii) (at the expense of the Borrower) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral Portfolio free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, executing or causing to be executed such other releases, no-interest letters, instruments or notices as may be necessary or appropriate, (iii) (at the expense of the Borrower) take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral Portfolio being Pledged hereunder, including authorizing the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral Portfolio (which may include an “all asset” filing), and naming the Borrower as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iv) permit the Administrative Agent or any Lender or their respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable advance notice examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters; provided that (x) such visits shall be limited to one occasion in any calendar year and the Borrower shall not be liable for the costs and expenses of more than one such visit in any 12-month period for so long as no Event of Default has occurred and is continuing (in which event the number of visits for which the Borrower shall be liable for the costs and expenses shall not be limited) and (y) such visits and inspections shall occur (i) upon no less than five Business Days’ prior written notice (or, if an Event of Default has occurred and is continuing, one Business Days’ prior written notice) and (ii) shall take place together with and at the same time as any visit and inspection under Section 5.03(d), no more than once per fiscal year for all Lenders, and (v) take all additional action that the Administrative Agent, any Lender or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral Portfolio, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.
(u)Liens. The Borrower, upon acquiring actual knowledge or written notice of the same, will promptly notify the Administrative Agent and the Lenders of the existence of any Lien on the Collateral Portfolio (other than Permitted Liens) and the Borrower shall use commercially reasonable efforts to defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Collateral Portfolio against all claims of third parties (other than with respect to Permitted Liens).
(v)Other Documents. At any time from time to time upon prior written request of the Administrative Agent or any Lender, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent or any Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest in the Collateral Portfolio (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted

(including, among other things, authorizing the filing of such UCC financing statements as the Administrative Agent may request).
(w)Compliance with Law. The Borrower shall at all times comply in all material respects with all Applicable Law applicable to Borrower or any of its assets (including, without limitation, Environmental Laws, and all federal securities laws), and Borrower shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.
(x)Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.
(y)Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.
(z)Taxes. The Borrower shall pay and discharge all Taxes, liens and other charges on it or its assets and on the Collateral Portfolio that, in each case, in any manner would create any Lien or charge upon the Collateral Portfolio, except for Permitted Liens or any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.
(aa)Tax Treatment. The Borrower, the Transferor and the Lenders shall treat the Advances advanced hereunder as indebtedness of the Borrower for U.S. federal income tax purposes and file any and all tax forms in a manner consistent therewith.
(ab)Maintenance of Records. The Borrower will maintain records with respect to the Collateral Portfolio and the conduct and operation of its business with no less a degree of prudence than if the Collateral Portfolio were held by the Borrower for its own account and not subject to the terms of the Transaction Documents and will furnish the Administrative Agent and each Lender, upon the reasonable request by the Administrative Agent and each Lender, information with respect to the Collateral Portfolio and the conduct and operation of its business.
(ac)[Reserved].
(ad)Continuation Statements. The Borrower shall, not earlier than six months and not later than the fifth anniversary of the date of filing of the financing statement referred to in Schedule I hereto or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:
(i)authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement and the Secured Parties hereby authorize the Borrower to file such continuation statements; and
(ii)deliver or cause to be delivered to the Collateral Agent, the Administrative Agent and the Lenders an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Schedule I with respect to perfection and otherwise to the effect that no UCC financing statements shall be required to continue the effectiveness of the security interest hereunder, provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.
(ae)Reserved.
(af)Expenses relating to Controlled Accounts. The Borrower will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Controlled Accounts.
(ag)Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Borrower and each Subsidiary of the Borrower shall comply in all material respects with all applicable Anti-Money Laundering Laws and in all material respects with applicable Anti-Corruption Laws, and shall maintain or remain subject to policies and procedures designed to ensure compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, including customer identification and due diligence procedures in connection with the transactions contemplated herein. The Borrower (i) shall not use any of the Advances in a manner that would constitute a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, and (ii) shall not fund any repayment of the Obligations in a manner that would constitute a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws.
(ah)Compliance with Sanctions. The Borrower shall not, directly or (to its knowledge) indirectly, use the proceeds of any Advance hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Person, (i) to fund or facilitate any activities or business of or with a Sanctioned Entity or any country or territory that is the target or subject of Sanctions in violation of Sanctions, or (ii) in any manner that would constitute a violation of applicable Sanctions. The Borrower shall comply with all applicable Sanctions and shall maintain policies and procedures reasonably designed to ensure compliance with applicable Sanctions. The Borrower shall notify each Lender, BNYM and the Administrative Agent in writing not more than five (5) Business Days after becoming aware of a misrepresentation or breach of Section 4.01(ff) or this Section 5.01(hh).
(ai)Beneficial Ownership Certification. Promptly following any change in the information included in a Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification, or a change in the address of any beneficial owners, the Borrower shall (x) notify the Administrative Agent and the Lenders and (y) execute and deliver to the Administrative Agent an updated Beneficial Ownership Certification.
(aj)[reserved]
(ak)Collections. All Available Collections received by Borrower or its Affiliates with respect to the Collateral Portfolio Pledged hereunder shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account within two Business Days after receipt as required herein.
(al)Limited Assets. The Borrower may acquire Loan Assets which do not constitute Eligible Loan Assets; provided that such Loan Assets may not be included in the Borrowing Base.

Section V.2Negative Covenants of the Borrower. From the Closing Date until the Collection Date:
(a)Special Purpose Entity Requirements. Except as otherwise permitted by this Agreement, the Borrower shall not (i) guarantee any obligation of any Person, including any Affiliate; (ii) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the Transaction Documents; (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under the Transaction Documents; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Borrower may invest in those Loan Assets and other investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions; (v) fail to pay its debts and liabilities from its assets when due; (vi) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of the Borrower's business other than such activities as are expressly permitted pursuant to this Agreement or in connection with a Permitted Securitization; (vii) create, form or otherwise acquire any Subsidiaries; or (viii) release, sell, transfer, convey or assign any Loan Asset unless in accordance with the Transaction Documents.
(b)Requirements for Material Actions. The Borrower shall not fail to provide (and at all times the Borrower’s organizational documents shall reflect) that the unanimous consent of all managers (including the consent of the Special Member(s)) is required for the Borrower to (i) file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Borrower be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against the Borrower, to file a petition seeking, or consent to, reorganization or relief with respect to the Borrower under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Borrower or a substantial part of its property, to make any assignment for the benefit of creditors of the Borrower, or except as required by applicable law, to admit in writing the Borrower’s inability to pay its debts generally as they become due, or, to the fullest extent permitted by law, to take action in furtherance of any of the foregoing.
(c)Protection of Title. The Borrower shall not take any action prohibited hereunder which would directly or indirectly impair or adversely affect the Borrower’s title to the Collateral Portfolio; provided that the foregoing shall not prohibit Permitted Liens.
(d)Transfer Limitations. The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral Portfolio to any person other than the Collateral Agent for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral Portfolio with any person other than the Administrative Agent and the Lenders, in each case, except as otherwise expressly permitted by the terms of this Agreement.
(e)Liens. The Borrower shall not create, incur or permit to exist any Lien in or on any of the Collateral Portfolio subject to the security interest granted by the Borrower pursuant to this Agreement, other than Permitted Liens.

(f)Organizational Documents. The Borrower shall not amend, modify or terminate any of the formation or operational documents of the Borrower without the prior written consent of the Administrative Agent, other than with respect to any amendments that do not relate to separateness or special purpose provisions and that are of a purely administrative or ministerial nature.
(g)Merger, Acquisitions, Sales, etc. The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Administrative Agent.
(h)Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (1) to finance the origination, funding, purchase or other permitted acquisition by the Borrower, on a “true sale” basis, as applicable, of property and assets comprising the Collateral Portfolio from time to time, (2) to fund the Unfunded Exposure Account in order to establish reserves for unfunded commitments of Revolving Loan Assets and Delayed Draw Loan Assets included in the Collateral Portfolio, (3) to distribute such proceeds to the Transferor (including to make Permitted RIC Distributions) (so long as such distribution is permitted pursuant to Section 5.02(m)) or (4) to pay expenses and transaction costs relating to this Agreement and the other Transaction Documents.
(i)[reserved].
(j)Tax Treatment. The Borrower shall not elect to be treated as a corporation for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid being treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Borrower shall not be subject to U.S. federal income tax on a net income basis and shall not cause or permit any person to acquire or hold equity interests in the Borrower unless such person is a U.S. Person.
(k)Extension or Amendment of Collateral Portfolio. The Borrower will not, except as otherwise permitted in Section 6.04(a) of this Agreement and in accordance with the Servicing Standard, extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).
(l)Sale Agreement. The Borrower will not amend, modify, waive or terminate any provision of the Sale Agreement without the prior written consent of the Administrative Agent.
(m)Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment, except that, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and make distributions to the holders of its membership interests (i) with proceeds released in accordance with Section 2.04, (ii) from proceeds of an Advance or (iii) with the consent of the Administrative Agent and so long as the conditions precedent to the making of an Advance would be satisfied (as if such distribution was a borrowing of Advances), with Available Collections so long as immediately after giving effect to such Restricted Junior Payment, the Borrower and the Servicer certify that they reasonably expect in good faith that there will be sufficient amounts available in the Collection Account (including taking into account scheduled distributions expected to be received on or prior to the related Determination Date for the next Payment Date) to pay all amounts the Borrower and the Servicer reasonably expects in good faith to be due under Sections 2.4(a) and (b) on the next Payment Date (based on the then-current outstanding principal amount of the Advances and other costs and expenses invoiced as of such date or expected to be invoiced prior to the next Payment Date).

(n)ERISA Matters.
(i)The Borrower and each ERISA Affiliate of the Borrower, will not fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower, or (e) permit to exist any occurrence of any Reportable Event described in Title IV of ERISA with respect to any Pension Plan.
(ii)The Borrower will not be (a) a Benefit Plan Investor and (b) neither the Borrower nor any transactions by or with the Borrower will be subject to Similar Law as to which the entering into or performance of this Agreement or the transactions contemplated hereby would result in a violation of any such Similar Law.
(o)Instructions to Obligors. The Borrower will not make any change, or permit the Servicer to make any change, in its instructions to Obligors, agent banks or administrative agents on the Loan Assets regarding payments to be made with respect to the Collateral Portfolio to the Collection Account (or, with respect to assets denominated in an Available Currency other than Dollars, the applicable Eligible Currency Account) unless the Administrative Agent has consented to such change, such consent not to be unreasonably withheld if such instruction is to the replacement Collection Account controlled by the Collateral Agent hereunder (other than, with respect to the Initial Loan Assets, any change which consists solely of directing Obligors or the agents on the Initial Loan Assets to direct payments to the Collection Account).
(p)Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Borrower shall not change the jurisdiction of its formation and registration, make any change to its corporate name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower receives prior written consent from the Administrative Agent (such consent not to be unreasonably withheld) of such change and delivers to the Administrative Agent such financing statements as the Administrative Agent may reasonably request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Administrative Agent may reasonably request in connection therewith. The Borrower will not change the location of its chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Administrative Agent of such change of location in writing. The Borrower will not move, or consent to the Collateral Custodian or the Servicer moving, the Loan Asset Files that are in original form from the location thereof on the Closing Date, unless 30 days (or such shorter period as consented to by the Administrative Agent) prior to the effective date of any such move, the Borrower notifies the Administrative Agent of such move in writing and the Borrower has provided the Administrative Agent with such documents and instruments as the Administrative Agent reasonably request in connection therewith and shall have taken all actions required under the UCC or equivalent of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.
Section V.3Affirmative Covenants of the Servicer. From the Closing Date until the Collection Date:

(a)Compliance with Law. The Servicer will comply in all material respects (or with respect to Applicable Laws relating to Sanctions, all respects) with all Applicable Law, including those with respect to servicing the Collateral Portfolio or any part thereof.
(b)Preservation of Company Existence. The Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.
(c)Obligations and Compliance with Collateral Portfolio. The Servicer will take all actions within its control so as to permit the Borrower to fulfill and comply in all material respects with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the administration of each item of Collateral Portfolio and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral Portfolio. It is understood and agreed that the Servicer does not hereby assume any obligations of the Borrower in respect of any Advances or assume any responsibility for the performance by the Borrower of any of its obligations hereunder or under any other agreement executed in connection herewith that would be inconsistent with its undertaking as the Servicer or in its capacity as the Transferor under the Sale Agreement.
(d)Keeping of Records and Books of Account. (i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral Portfolio in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral Portfolio and the identification of the Collateral Portfolio.
(i)The Servicer shall, at the expense of the Borrower, permit the Administrative Agent or its agents or representatives, at the discretion of the Administrative Agent (or at the direction of the Required Lenders), to visit the offices of the Servicer during normal office hours and upon reasonable advance notice and examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and the Servicer’s servicing thereof and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters provided that (x) the Borrower shall not be liable for the costs and expenses of more than one such visit in any 12-month period for so long as no Event of Default has occurred and is continuing, (y) such visits shall be limited to one occasion in any calendar year unless an Event of Default has occurred and is continuing hereunder (in which event the number of visits shall not be limited and the Borrower shall be liable for any costs and expenses related thereto) and (z) such visits and inspections shall occur during normal business hours (i) upon no less than five Business Days’ prior written notice (or, if an Event of Default has occurred and is continuing, one Business Days’ prior written notice) and (ii) shall take place together with and at the same time as any visit and inspection under Section 5.01(t), no more than once per fiscal year for all Lenders.
(ii)The Servicer will mark its master data processing records and other books and records relating to the Collateral Portfolio with a legend reflecting the ownership of the Collateral Portfolio by the Borrower.

(e)Preservation of Security Interest. The Servicer (at the expense of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent (subject to Permitted Liens), for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing.
(f)Events of Default. As soon as practicable, but in any event no later than three Business Days after the Servicer has actual knowledge of or has received written notice of such default, the Servicer will provide the Administrative Agent and each Lender (with a copy to the Collateral Agent, the Collateral Custodian and the Securities Intermediary) with written notice of the occurrence of each Event of Default and each Unmatured Event of Default of which the Servicer has knowledge or has received notice. In addition, no later than three Business Days following the Servicer’s actual knowledge or written notice of the occurrence of any Event of Default or Unmatured Event of Default, the Servicer will provide to the Collateral Agent, the Administrative Agent and each Lender a written statement of a Responsible Officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.
(g)Taxes. The Servicer will file or cause to be filed all income and other material tax returns required to be filed by or on behalf of it, or with respect to its income, assets or properties, and pay any and all income and other material Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(m)).
(h)Other. The Servicer will promptly furnish to the Collateral Agent, the Administrative Agent and each Lender such other information, documents, records or reports respecting the Collateral Portfolio or the condition or operations, financial or otherwise, of the Borrower or the Servicer (to the extent such information is reasonably obtainable by the Servicer with neither undue burden nor unreasonable expense) as the Collateral Agent, any Lender or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Lenders, the Collateral Agent or Secured Parties under or as contemplated by this Agreement.
(i)Proceedings Related to the Borrower, the Transferor and the Servicer and the Transaction Documents. The Servicer shall notify the Administrative Agent and each Lender as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives written notice or obtains actual knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Borrower, the Transferor or the Servicer or the Transaction Documents. For purposes of this Section 5.03(i), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Borrower in excess of $1,000,000 (after giving effect to any expected insurance proceeds) shall be deemed to be expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer in excess of $5,000,000 or the Transferor in excess of $5,000,000 (in each case, after giving effect to any expected insurance proceeds) shall be deemed to be expected to have such a Material Adverse Effect.
(j)Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt and identification of such amounts as Proceeds of the relevant Loan

Asset) deposit or cause to be deposited into the Collection Account (or, with respect to assets denominated in Available Currencies other than Dollars, the Eligible Currency Account) any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.
(k)Special Purpose Entity Requirements. At the Borrower’s expense, the Servicer shall take such actions as are necessary to cause the Borrower to be in compliance with the special purpose entity requirements set forth in Sections 5.01(a) and (b) and 5.02(a) and (b).
(l)[Reserved].
(m)Proceedings Related to the Collateral Portfolio. The Servicer shall notify the Administrative Agent as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the interests of the Collateral Agent or the Secured Parties in, to and under the Collateral Portfolio. For purposes of this Section 5.03(m), any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio or the Collateral Agent’s or the Secured Parties’ interest in the Collateral Portfolio in excess of $1,000,000 (after giving effect to any expected insurance proceeds) or more shall be deemed to be expected to have such a Material Adverse Effect.
(n)[Reserved].
(o)Instructions to Agents and Obligors. The Servicer shall direct, or shall cause the Transferor to direct, any agent or administrative agent for any Loan Asset to remit all payments and collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all such payments and collections with respect to such Loan Asset directly to the Collection Account (or, with respect to assets denominated in Available Currencies other than Dollars, the Eligible Currency Account). The Servicer shall take commercially reasonable steps to ensure, and shall cause the Transferor to take commercially reasonable steps to ensure, that only funds constituting payments and collections relating to Loan Assets shall be deposited into the Collection Account.
(p)Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Servicer and any Person directly or indirectly controlling the Servicer shall comply in all material respects with all applicable Anti-Money Laundering Laws and in all material respects with applicable Anti-Corruption Laws, and the Servicer shall maintain or remain subject to policies and procedures designed to promote and achieve compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, including customer identification and due diligence procedures in connection with the transactions contemplated herein.
(q)Compliance with Sanctions. The Servicer shall comply in all applicable respects with all applicable Sanctions and shall maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Sanctions. The Servicer shall not, directly or (to its knowledge) indirectly, and shall ensure that any Person in the Oak Hill Advisor Group directly or indirectly Controlling the Servicer, any Person directly or indirectly Controlled by the Servicer will not, directly or indirectly, use the proceeds of any Advance hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund, finance or facilitate any activities, business or transactions of or with a Sanctioned Entity or country or territory that is the target or subject of Sanctions in violation of Sanctions or (ii) in any manner that is prohibited by or would result in a violation of Sanctions. The Servicer will not cause the funding of any repayment of the Obligations with proceeds derived, directly or (to its knowledge) indirectly, from any transaction that is prohibited by Sanctions. The Servicer shall notify each Lender, BNYM and the Administrative Agent in writing not more than five (5) Business Days after becoming aware of a misrepresentation or breach of Section 4.03(q) or this 5.03(q).
(r)Notice of Breaches of Representations and Warranties under the Sale Agreement. The Servicer confirms and agrees that the Servicer will, upon receipt of written notice or actual knowledge thereof, promptly send to the Administrative Agent, each Lender and the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant in any material respect under the Sale Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, as soon as reasonably practicable upon learning thereof.
(s)Audits. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent (or, at the direction of the Required Lenders) (and subject to the limitations set forth in Section 5.03(d)), the Servicer shall, at the Borrower’s expense, allow the Administrative Agent (during normal office hours and upon advance notice) to review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with the Transaction Documents and to conduct an audit of the Collateral Portfolio and Required Loan Documents in conjunction with such a review (provided that such visits shall be limited to one occasion in any calendar year (inclusive of any visits made under Section 5.03(d)) unless an Event of Default has occurred and is continuing hereunder, in which event the number of visits shall not be limited and the Borrower shall be liable for any costs and expenses related thereto). Such review shall be reasonable in scope and shall be completed in a reasonable period of time.
(t)Notice of Breaches of Representations and Warranties under this Agreement. The Servicer shall as soon as reasonably practicable notify the Administrative Agent and the Lenders if any representation or warranty set forth in Section 4.03 was incorrect in any material respect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lenders a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Servicer shall notify the Administrative Agent and the Lenders in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Servicer which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.
(u)Insurance Policies. The Servicer has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Collateral Agent and the Secured Parties in any Insurance Policies applicable to Loan Assets (to the extent the Servicer or an Affiliate of the Servicer is the agent or servicer under the applicable Loan Agreement) including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Collateral Agent and the Secured Parties; provided that, unless the Borrower is the sole lender under such Loan Agreement, the Servicer shall only take such actions that are customarily taken by or on behalf of a lender in a syndicated loan facility to preserve the rights of such lender.

(v)Tax Treatment. The Servicer shall cause the Borrower to not elect to be treated as a corporation for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid being treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Servicer shall cause the Borrower to not be subject to U.S. federal income tax on a net income basis and shall not cause or permit any person to acquire or hold equity interests in the Borrower unless such person is a U.S. Person.
(w)Collections. All Available Collections received by the Servicer or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.
(x)Change of Name or Location of Loan Asset Files. The Servicer shall provide notice to the Administrative Agent within 30 days (or such shorter period as agreed to by the Administrative Agent) if the Servicer changes its name or changes its jurisdiction of its principal place of business or chief executive office.
Section V.4Negative Covenants of the Servicer. From the Closing Date until the Collection Date:
(a)Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and (unless otherwise waived by the Required Lenders):
(i)the Servicer has delivered to the Administrative Agent and each Lender an Officer’s Certificate stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.04(a) and that all conditions precedent herein provided for relating to such transaction have been complied with;
(ii)the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Lender;
(iii)after giving effect thereto, no Event of Default or Servicer Termination Event or event that with notice or lapse of time would constitute either an Event of Default or a Servicer Termination Event shall exist; and
(iv)the Administrative Agent has received all “know your customer” information reasonably satisfactory to it related to such consolidation, merger, conveyance or transfer.
(b)Change of Name or Location of Loan Asset Files. The Servicer shall not move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Asset Files from the location thereof on the initial Advance Date, in each case, unless the Servicer has given at least 10 Business Days’ (or such shorter notice period consented to by the Administrative Agent) written notice thereof to the Administrative Agent and other documents and instruments as the Administrative Agent may reasonably request in connection therewith and has taken all actions required under the UCC or equivalent of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio (subject to Permitted Liens).

(c)Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account (or, with respect to assets denominated in Available Currencies other than Dollars, the Eligible Currency Account), unless the Administrative Agent has consented to such change (other than, with respect to the Initial Loan Assets, any change which consists solely of directing Obligors or the agents on the Initial Loan Assets to direct payments to the Collection Account (or, with respect to assets denominated in Available Currencies other than Dollars, the Eligible Currency Account)) which consent shall not be unreasonably withheld (provided that such account is the replacement Collection Account (or Eligible Currency Account, as the case may be) hereunder).
(d)Extension or Amendment of Loan Assets. The Servicer will not, except as otherwise permitted in Section 6.04(a), extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).
ARTICLE VI

ADMINISTRATION AND SERVICING OF CONTRACTS
Section VI.1Appointment and Designation of the Servicer.
(a)Initial Servicer. The Borrower hereby appoints TRP OHA Servicer II, LLC, pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral Portfolio. Until the Administrative Agent gives TRP OHA Servicer II, LLC a Servicer Termination Notice, TRP OHA Servicer II, LLC hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder. The parties hereto acknowledge and agree that, for so long as TRP OHA Servicer II, LLC or its Affiliate is the Servicer, all duties and obligations of the Servicer hereunder may be performed by the investment advisor of the sole member of the Servicer on behalf of the Servicer.
(b)Servicer Termination Notice. The Borrower, the Servicer, each Lender, and the Administrative Agent hereby agree that, upon the occurrence and during the continuation of a Servicer Termination Event, the Administrative Agent, by written notice to the Servicer (with a copy to the Collateral Agent) (a “Servicer Termination Notice”), may terminate all of the rights, obligations, power and authority of the Servicer under this Agreement. On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to this Section 6.01(b), the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, (x) the Senior Servicing Fees and the Subordinated Servicing Fees therefor accrued until such date, and (y) expense reimbursement and indemnification amounts. After such date, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations (it being understood that the Administrative Agent may be such successor Servicer).
(c)Appointment of Replacement Servicer. At any time following the delivery of a Servicer Termination Notice, the Administrative Agent may, with the prior written consent of the Required Lenders, appoint a replacement servicer (the “Replacement Servicer”); provided that such Replacement Servicer is an established institution whose regular business includes the servicing of assets similar to the Collateral Portfolio (an “Eligible Replacement”), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent in its sole discretion. In the event that a Replacement Servicer has not been appointed or the Replacement Servicer has not otherwise accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint an Eligible Replacement as the Replacement Servicer hereunder. The Borrower shall pay all reasonable costs associated with the transition of the obligations hereunder to a Replacement Servicer if the Administrative Agent terminates the Servicer following a Servicer Termination Event. Upon the appointment of a Replacement Servicer, the initial Servicer shall have no liability with respect to any action performed by the Replacement Servicer on or after the date that the Replacement Servicer becomes the successor to the Servicer.
(d)Liabilities and Obligations of Replacement Servicer. Upon its appointment, the Replacement Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Replacement Servicer; provided, that the Replacement Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Replacement Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the terminated Servicer (provided that the Replacement Servicer shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Replacement Servicer, upon becoming a Replacement Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Replacement Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Section 4.03.
(e)Authority and Power. All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement as to the Servicer and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower and use reasonable efforts in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral Portfolio.
(f)Subcontracts. The Servicer may subcontract with any other Person for servicing, administering or collecting the Collateral Portfolio; provided, that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such

Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement, (iii) any such subcontract shall be terminable upon the occurrence of a Servicer Termination Event; provided, further, that no Administrative Agent consent shall be required to enter into any subcontract with an Affiliate of the Servicer and (iv) the Administrative Agent and the Collateral Agent shall be entitled to deal exclusively with the Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder.
(g)Waiver. The Borrower acknowledges that, after delivery of a Servicer Termination Notice, the Administrative Agent or any of its Affiliates may act as the Collateral Agent and/or the Servicer, and the Borrower waives any and all claims against the Administrative Agent, each Lender or any of their respective Affiliates, the Collateral Agent and the Servicer (other than claims relating to such party’s gross negligence, bad faith or willful misconduct) relating in any way to conflicts of interest arising out of the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.
Section VI.2Duties of the Servicer.
(a)Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law and the Servicing Standard. Prior to the delivery of a Servicer Termination Notice, but subject to the terms of this Agreement (including, without limitation, Section 6.04), the Servicer has the sole and exclusive authority to make any and all decisions with respect to the Collateral Portfolio and take or refrain from taking any and all actions with respect to the Collateral Portfolio. Without limiting the foregoing, the duties of the Servicer shall include the following:
(i)supervising the Collateral Portfolio, including communicating with Obligors, executing amendments, providing consents and waivers, enforcing and collecting on the Collateral Portfolio and otherwise managing the Collateral Portfolio on behalf of the Borrower;
(ii)maintaining all necessary servicing records with respect to the Collateral Portfolio and providing such reports, information and servicing records to the Administrative Agent and each Lender (with a copy to the Collateral Agent, the Collateral Administrator and the Collateral Custodian) in respect of the servicing of the Collateral Portfolio (including information relating to its performance under this Agreement) as may be reasonably requested hereunder or as the Administrative Agent or any Lender may reasonably request;
(iii)maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral Portfolio;
(iv)promptly delivering to the Administrative Agent, the Collateral Agent or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, Collateral Custodian or the Collateral Agent may from time to time reasonably request so long as such information is available to the Servicer with neither undue burden nor unreasonable expense;
(v)identifying each Loan Asset in its servicing records to reflect that such Loan Asset is owned by the Borrower;
(vi)notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan Asset (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;
(vii)using its commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio;
(viii)maintaining the Loan Asset File with respect to Loan Assets included as part of the Collateral Portfolio; provided that, so long as the Servicer is in possession of any Required Loan Documents (other than in electronic form), the Servicer will hold such Required Loan Documents in a reasonably safe place;
(ix)directing the Collateral Agent and/or the Securities Intermediary to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.04;
(x)directing the sale or substitution of Collateral Portfolio in accordance with Section 2.07;
(xi)providing advice to the Borrower with respect to the purchase and sale of and payment for the Loan Assets;
(xii)instructing the Obligors and the administrative agents on the Loan Assets to make payments directly into the Collection Account established and maintained with the Collateral Agent;
(xiii)delivering the Required Loan Documents, the Loan Asset Files, the Loan Asset Checklist and the Loan Tape to the Collateral Custodian, in accordance with Article XII; and
(xiv)complying with such other duties and responsibilities as may be required of the Servicer by this Agreement.
It is acknowledged and agreed that in circumstances in which a Person other than the Borrower, the Transferor or the Servicer acts as lead agent with respect to any Loan Asset, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Loan Agreements has the right to do so.
(b)Notwithstanding anything to the contrary contained herein, none of the services performed by the Servicer shall result in or be construed as resulting in an obligation of the Servicer to (i) provide investment banking services to the Borrower or (ii) have direct contact with, or actively solicit or find, outside investors to (x) invest in the Borrower or (y) make co-investments in securities of portfolio companies with the Borrower.

(c)Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, each Lender and the Secured Parties of their rights hereunder shall not release the Servicer (unless replaced by a Replacement Servicer), the Transferor or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties, the Administrative Agent, each Lender and the Collateral Agent shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder, unless one of them becomes a Replacement Servicer hereunder.
(d)Any payment by an Obligor in respect of any indebtedness owed by it to the Transferor or the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.
(e)Additional Activities of the Servicer. Nothing herein shall prevent the Servicer or any of its Affiliates from engaging in other businesses, or from rendering services of any kind to the Borrower, the Lenders, the Administrative Agent or any of their respective Affiliates or any other Person to the extent permitted by Applicable Law. Without limiting the generality of the foregoing, the Servicer, its Affiliates and the directors, officers, employees and agents of the Servicer and its Affiliates may, subject to any limits specified in this Agreement.
(i)serve as directors (whether supervisory or managing), officers, partners, employees, agents, nominees or signatories for the Borrower, its Affiliates or any issuer of any obligations included in the Loan Assets or their respective Affiliates, to the extent permitted by their governing instruments, as from time to time amended, or by any resolutions duly adopted by the Borrower, its Affiliates or any issuer of any obligations included in the Loan Assets or its Affiliates, pursuant to their respective governing instruments;
(ii)receive fees or other compensation from third parties (including Persons in which the Borrower has made or proposes to make an investment) in connection with any business activities of the Servicer and its Affiliates and which are not related to the use of the Borrower’s capital (which fees or other compensation shall be for the benefit of the Servicer’s own account); and
(iii)be a secured or unsecured creditor of, or hold an equity interest in, or own or hold notes issued by, any issuer of any obligation included in the Loan Assets; provided, that the Servicer may not take any such actions if, in the opinion of counsel to the Borrower, such action would require registration of the Borrower as an “Investment Company” under the Investment Company Act or violate any applicable provisions of federal, state or non-U.S. law or any law, rule or regulation of any governmental body or agency having jurisdiction over the Borrower.
(f)It is understood that the Servicer and any of its Affiliates, employees or associates may engage in any other business and furnish investment management, advisory and other types of services to its Affiliates and other clients whose investment policies are similar to, or different from, those followed by the Servicer with respect to the Loan Assets and which may own securities of the same class, or which are the same type, as the Loan Assets or other securities of the issuers of Loan Assets. The Servicer may, in its sole discretion, make recommendations to others, or effect transactions on behalf of itself or for such Affiliates and other clients, which may differ from or be the same as those effected for the Borrower.
Section VI.3Authorization of the Servicer. (a) Each of the Borrower, the Administrative Agent and each Lender hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the sale of the Collateral Portfolio by the Transferor to the Borrower under the Sale Agreement and, thereafter, the Pledge by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all of the Collateral Portfolio, including, without limitation, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any of the Collateral Portfolio and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Transferor could have done if it had continued to own such Collateral Portfolio. The Transferor, the Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral Portfolio. In no event shall the Servicer be entitled to make the Secured Parties, the Administrative Agent, the Collateral Agent or any Lender a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.
(a)After the declaration of the Facility Maturity Date, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral Portfolio; provided that, the Administrative Agent may, at any time after the occurrence and during the continuation of an Event of Default, notify any Obligor with respect to any Collateral Portfolio of the assignment of such Collateral Portfolio to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral Portfolio, and adjust, settle or compromise the amount or payment thereof.
Section VI.4Collection of Payments; Accounts.
(a)Collection Efforts, Modification of Collateral Portfolio. The Servicer will use commercially reasonable efforts to collect, or cause to be collected, all payments called for under the terms and provisions of the Loan Assets included in the Collateral Portfolio as and when the same become due, all in accordance with the Servicing Standard. The Servicer may not (i) waive, modify or otherwise vary any provision of an item of Collateral Portfolio in a manner that could reasonably be expected to impair the collectability of the Collateral Portfolio or would be contrary to the Servicing Standard or (ii) agree or permit the Borrower to agree to a Material Modification with respect to any Loan Asset in the Collateral Portfolio without the prior written consent of the Administrative Agent if (x) an Event of Default has occurred and is continuing or would result from such Material Modification or (y) immediately before and after giving effect to such Material Modification, there exists, or would exist, a Borrowing Base Deficiency.

(b)Acceleration. If consistent with the Servicing Standard, the Servicer shall accelerate or vote to accelerate, as applicable, the maturity of all or any Scheduled Payments and other amounts due under any Loan Asset promptly after such Loan Asset becomes defaulted.
(c)Taxes and other Amounts. The Servicer will use reasonable efforts consistent with the Servicing Standard to collect all payments with respect to amounts due for Taxes and insurance premiums relating to each Loan Asset to the extent required to be paid to the Borrower for such application under the applicable Loan Agreement and remit such amounts to the appropriate Governmental Authority or insurer as required by the Loan Agreements.
(d)Payments to Collection Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors, administrative agents or other agents, as applicable with respect to a Loan Asset, to make all payments owing to the Borrower in respect of the Collateral Portfolio directly to the Collection Account; provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor or other surety (or an Obligor that is not designated as the “lead borrower” or another such similar term) unless and until the Servicer calls on the related guaranty or secondary obligation.
(e)Controlled Accounts. The Borrower agrees to cause any securities intermediary that holds any money or other property for the Borrower in a Controlled Account.
(f)Loan Agreements. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Agent, the Securities Intermediary, the Collateral Administrator, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the Pledge by the Borrower to the Collateral Agent, of any Loan Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements, or otherwise to examine the Loan Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan Asset Pledged to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.
(g)Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of an Interest Collection or a Principal Collection of a Loan Asset and such Interest Collection or Principal Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake and shall reimburse the Securities Intermediary for any reasonable and documented out-of-pocket costs and expenses incurred by the Securities Intermediary in connection therewith. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.
Section VI.5Realization Upon Loan Assets. The Servicer will use commercially reasonable efforts consistent with the Servicing Standard to exercise available remedies relating to a Defaulted Loan Asset, which may include voting any rights with respect to such Defaulted Loan Asset to authorize or direct the administrative agent or collateral agent for such Loan Asset to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Underlying Collateral relating to a Defaulted Loan Asset as to which no satisfactory arrangements can be made for collection of delinquent payments. In addition, the Servicer may, consistent with the Servicing Standard, sell or otherwise transfer, or if it deems advisable to maximize recoveries, hold any Defaulted Loan Asset, equity or other securities received by the Borrower in connection with a default, workout, restructuring or plan of reorganization or similar event under a Loan Asset. The Servicer will comply with the Servicing Standard and Applicable Law in realizing upon such Underlying Collateral, and employ practices and procedures including commercially reasonable efforts consistent with the Servicing Standard to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may cause the sale of any such Underlying Collateral to the Servicer or its Affiliates for a purchase price equal to the then fair value thereof. In any case in which any such Underlying Collateral has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Underlying Collateral unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit, or cause to be remitted, to the Collection Account the Recoveries received in connection with the sale or disposition of Underlying Collateral relating to a Defaulted Loan Asset.
Section VI.6Servicer Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Senior Servicing Fee and the Subordinated Servicing Fee and reimbursed its reasonable out-of-pocket expenses as provided in Section 2.04.
Section VI.7Payment of Certain Expenses. The Borrower will be required to pay all expenses incurred by the Servicer in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Servicer. The Borrower will be required to pay all reasonable fees and expenses owing to the Securities Intermediary in connection with the maintenance of the Controlled Accounts. The Servicer may be reimbursed for any reasonable out-of-pocket expenses incurred hereunder (including out-of-pocket expenses paid by the Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.04; provided that, to the extent funds are not so available on any Payment Date to reimburse such expenses incurred during the immediately ended Remittance Period, such reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04.
Section VI.8Reports to the Administrative Agent; Account Statements; Servicer Information.
(a)Borrowing Base Certificate. The Borrower (or the Servicer on its behalf) will provide a Borrowing Base Certificate (which shall include a calculation of each Collateral Quality Test) to the Administrative Agent and each Lender (with a copy to the Collateral Agent) (i) on each applicable date required under this Agreement, (ii) promptly following notice to the Borrower (or the Servicer on its behalf) of a change to the Assigned Value of an Eligible Loan Asset, (iii) on each Reporting Date (which may be included as part of the Servicing Report) and (iv) promptly upon reasonable request of the Administrative Agent.

(b)Servicing Report. On each Reporting Date beginning in January 2025, the Servicer will provide to the Borrower, each Lender, the Administrative Agent, the Collateral Administrator, the Securities Intermediary, the Collateral Custodian and the Collateral Agent a monthly statement including (i) a Borrowing Base Certificate calculated as of the most recent Determination Date, (ii) a Loan Tape prepared as of the most recent Determination Date (including any required information specified by the Administrative Agent, in its sole discretion, in any applicable Approval Notice delivered with such Loan Tape), (iii) a calculation of each Collateral Quality Test, (iv) a list of Loan Assets acquired, sold, substituted or released as of the most recent Determination Date since the prior Determination Date and (v) in the case of a Reporting Date with respect to a Payment Date, amounts to be remitted pursuant to Section 2.04 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment (to the extent provided to the Borrower and the Servicer)) (such monthly statement, a “Servicing Report”), with respect to related calendar month signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit J. Each such Servicing Report delivered in connection with a Payment Date shall be deemed instructions to the Collateral Agent to (i) withdraw on the related Payment Date from the applicable Controlled Account, (ii) convert funds into Dollars as necessary to make any applicable payments and (iii) pay or transfer amounts set forth in such report in the manner specified, and in accordance with the priorities established, in Section 2.04.
(c)Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Lender and the Collateral Agent a certificate substantially in the form of Exhibit K (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that, to the knowledge of such Responsible Officer after reasonably inquiry, no Event of Default, Servicer Termination Event or Unmatured Event of Default has occurred and is continuing.
(d)Financial Statements; Compliance Certificate. The Servicer will submit to the Administrative Agent, each Lender and the Collateral Agent, (i) within 75 days after the end of each of the first three fiscal quarters of each fiscal year of the Transferor (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing with the fiscal quarter ending March 31, 2025, consolidated unaudited balance sheet and income statement of the Transferor for the most recent fiscal quarter, (ii) within 150 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2024, audited consolidated financial statements of the Transferor, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year and (iii) within 75 days after the end of each fiscal quarter of each fiscal year of the Transferor, a report signed by a Responsible Officer of the Servicer certifying as to whether the Financial Covenant Test is satisfied and including any calculations made in respect thereof; provided, that the financial statements required to be delivered pursuant to this clause (d) which are made available via EDGAR, or any successor system of the SEC, in the Transferor’s annual report on Form 10-k, shall be deemed delivered to the Administrative Agent, each Lender and the Collateral Agent on the date such documents are made so available.
(e)Obligor Financial Statements; Valuation Reports; Other Reports. The Servicer will deliver to the Administrative Agent and the Collateral Agent:
(i)with respect to each Obligor, to the extent actually received by the Borrower and/or the Servicer pursuant to the Loan Agreement, the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor provided to the Borrower and/or the Servicer quarterly by such Obligor within ten (10) Business Days of receipt. The Servicer will promptly deliver to the Administrative Agent, upon reasonable request and to the extent actually received by the Borrower and/or the Servicer and not prohibited from being disclosed pursuant to any applicable confidentiality restrictions, all other material documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan Asset included in the Collateral Portfolio.
(ii)within ten (10) Business Days of each one (1)-year anniversary of the Closing Date, updated Obligor Information for all Obligors of any Loan Asset to the extent the Servicer has been furnished updated Obligor Information or is not otherwise delivered or required to be delivered under this Section 6.08.
(f)Amendments to Loan Assets. The Servicer will deliver to the Administrative Agent and the Collateral Agent (with a copy to the Collateral Administrator), or, with respect to the Administrative Agent, post on Intralinks or another electronic transmission system to which the Administrative Agent has access, (i) a copy of any material amendment, restatement, supplement, waiver or other material modification to the Loan Agreement of any Loan Asset (along with any internal documents to the extent prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification including credit approval memoranda) within 15 Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification and (ii) a copy of any other amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Loan Asset (along with any internal documents to the extent prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification including credit approval memoranda) within one year of the effectiveness of such amendment, restatement, supplement, waiver or other modification. Together with such delivery, the Servicer shall notify the Administrative Agent of the delivery of such document and shall make reasonable efforts to inform the Administrative Agent whether, to the actual knowledge of the Servicer, such event constitutes a Value Adjustment Event; provided that the failure by the Servicer to make such delivery shall not constitute a Servicer Termination Event, Unmatured Event of Default or Event of Default hereunder.
(g)“Know Your Customer” Information. Upon the reasonable request of any Lender, the Servicer shall provide to such Lender any documentation and other information reasonably requested by such Lender in connection with applicable “know your customer” and anti-money laundering and counter-terrorism financing laws, rules and regulations, including, without limitation, the USA PATRIOT Act.
(h)Website Access to Information. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to the Administrative Agent and Lenders pursuant to Section 5.03(h) and this Article VI shall be deemed to have been delivered to such parties on the date on which such information is posted on a website to which the Administrative Agent and Lenders have access or upon receipt of such information through e-mail or another delivery method acceptable to the Administrative Agent.
Section VI.9Annual Statement as to Compliance. The Servicer will provide to the Administrative Agent, each Lender and the Collateral Agent within 150 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2025, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this

Agreement throughout such year and no Servicer Termination Event has occurred or, if any such Servicer Termination Event has occurred, a statement describing the nature thereof and the steps being taken to remedy such Servicer Default.
Section VI.10Annual Independent Public Accountant’s Servicing Reports. The Servicer will cause KPMG or another firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Lender and the Collateral Agent within 180 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2025, a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule II, it being understood that the Servicer and the Administrative Agent will provide an updated Schedule II reflecting any further amendments to such Schedule II prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule II) to certain documents and records relating to the Collateral Portfolio under any Transaction Document, compared the information contained in the Servicing Reports and Servicer’s Certificates, in each case, delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.
Section VI.11The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be based on advice of counsel (a summary of which shall be delivered to the Administrative Agent). No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02.
ARTICLE VII

EVENTS OF DEFAULT
Section VII.1Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)(i) any failure by the Borrower to pay any principal, Yield or Fees when due and such failure continues for two (2) Business Days (or if such failure is due to an administrative error of the Collateral Agent, the Administrative Agent, the Securities Intermediary or the Collateral Custodian, three (3) Business Days after the Borrower receives written notice or has actual knowledge of such administrative error) or (ii) the failure on the part of the Borrower and/or the Transferor to make any other payment or deposit in each case, required by the terms of any Transaction Document (other than Section 2.06), within three (3) Business Days after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof (or if such failure is due to an administrative error of the Collateral Agent, the Administrative Agent, the Securities Intermediary or the Collateral Custodian, five (5) Business Days after the Borrower receives written notice or has actual knowledge of such administrative error); or

(b)the failure to pay, on the Facility Maturity Date, the outstanding principal of all Advances Outstanding, and all Yield and all Fees accrued and unpaid thereon together with all other Obligations, including, but not limited to, any Make-Whole Premium; or
(c)the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration of the Borrower as an “investment company” within the meaning of the 1940 Act; or
(d)any failure on the part of the Borrower and/or the Transferor duly to observe or perform in any material respect (or if such covenant or agreement is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such covenant shall be observed and performed in all respects as qualified) any other covenants or agreements of the Borrower and/or the Transferor set forth in this Agreement or the other Transaction Documents (other than those specifically addressed by a separate clause under this Section) (it being understood that the failure to satisfy the Collateral Quality Tests is not, in and of itself, an Event of Default and the existence of a Borrowing Base Deficiency is not, in and of itself, an Event of Default except to the extent provided in clause (n) immediately below) to which the Borrower and/or the Transferor is a party and the same continues unremedied (it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset shall remedy the failure of any covenant, representation, warranty or certification related to such Loan Asset being an Eligible Loan Asset) for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to a Responsible Officer of the Borrower or the Transferor by the Administrative Agent or Collateral Agent and (ii) the date on which a Responsible Officer of the Borrower or the Servicer acquires knowledge thereof; or
(e)the Borrower and/or the Transferor fails to observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral Portfolio and such failure continues for three (3) Business Days after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof (or if such failure is due to an administrative error of the Collateral Agent, the Administrative Agent, the Securities Intermediary or the Collateral Custodian, five (5) Business Days after the Borrower receives written notice or has actual knowledge of such administrative error); or
(f)any representation, warranty or certification made by the Borrower and/or the Transferor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made in any material respect and continues to be unremedied (it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset shall remedy the failure of any representation, warranty or certification related to such Loan Asset being an Eligible Loan Asset) for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Transferor, as applicable, by the Administrative Agent or the Collateral Agent (which shall be given at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Borrower or the Servicer acquires knowledge thereof; or
(g)the occurrence of a Bankruptcy Event relating to the Transferor or the Borrower; or

(h)(i) the Borrower shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower and the Transferor; (ii) the failure of the Borrower to maintain at least one Special Member and such failure continues for five (5) consecutive Business Days; (iii) the removal of any Special Member of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower or (iv) a Special Member of the Borrower which is not provided by a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent; or
(i)the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000 against the Borrower (excluding amounts payable from insurance proceeds) and the Borrower shall not have either, within 60 days, (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; or
(j)the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $25,000,000 against the Transferor (excluding amounts payable from insurance proceeds) and the Transferor shall not have either, within 60 days, (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; or
(k)(i) the Borrower fails to observe or perform any covenant, agreement or obligation set forth in Section 5.02 or (ii) the Borrower or the Transferor defaults in making any payment of Indebtedness required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of (x) with respect to the Borrower, $500,000 and (y) with respect to the Transferor, $25,000,000 and, in each case, any such default is not cured within the applicable cure period, if any, provided for under such agreement, or the occurrence of any event or condition that has resulted in a default, and in any case as a result of such payment or non-payment default the holder or holders of such indebtedness have caused the acceleration of such Indebtedness to become due and payable, whether or not waived; or
(l)the occurrence of a Servicer Termination Event; or
(m)any Change of Control Event shall occur; or
(n)a Borrowing Base Deficiency exists and has not been remedied within the applicable cure period specified in Section 2.06(a); provided that, during the period of time that such event remains unremedied, any payments required to be made on a Payment Date shall be made under Section 2.04(c); or
(o) the Transferor fails to satisfy the Financial Covenant Test as of the last day of any fiscal quarter of the Transferor; or
(p)(1)    any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Transferor or the Servicer;
(1)the Borrower, the Transferor or the Servicer or any Affiliate shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any sale, lien or security interest thereunder;
(2)any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document;
(3)the IRS shall file notice of a lien (other than a Permitted Lien) pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 303(k) or Section 4068 of ERISA with regard to any of the assets of the Borrower and such lien shall not have been released within five (5) Business Days; or
(q)the Borrower becomes a Benefit Plan Investor or becomes subject to Similar Law as to which the entering into or performance of this Agreement or any transaction contemplated hereby would result in a violation of any such Similar Law; or
(r)the Borrower and/or the Transferor makes any assignment or attempted assignment of its rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Required Lenders and the Administrative Agent, which consent may be withheld in the exercise of their respective sole and absolute discretion; or
(s)a Currency Asset Amount Shortfall exists and the Borrower fails to cure the Currency Asset Amount Shortfall in accordance with Section 2.06(d); or
(t)on any Payment Date, the Portfolio Interest Coverage Test is not satisfied and has not been remedied by the immediately succeeding Payment Date; provided that, during the period of time that such event remains unremedied, any payments required to be made on a Payment Date shall be made under Section 2.04(c);
then the Administrative Agent or the Required Lenders may, by notice to the Borrower, declare the Facility Maturity Date to have occurred; provided, that, in the case of any event described in Section 7.01(g) above, the Commitments and the Reinvestment Period shall be deemed to have terminated automatically and the Facility Maturity Date shall be deemed to have occurred automatically upon the occurrence of such event (unless waived in writing by the Administrative Agent with the consent of the Required Lenders). Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loan Assets from the Transferor under the Sale Agreement or from any other third party and shall cease originating Loan Assets, (ii) the Administrative Agent or the Required Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable, and (iii) all proceeds and distributions in respect of the Portfolio Assets shall be distributed by the Collateral Agent (at the direction of the Administrative Agent) as described in Section 2.04(c) (provided that the Borrower shall in any event remain liable to pay such Advances Outstanding and all such amounts and Obligations immediately). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent (or any designee thereof, including, without limitation, the Servicer), following an Event of Default (that has not been cured or waived), shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Collateral Agent, the Lenders or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document.
Section VII.2Additional Remedies of the Administrative Agent. (a) If, (i) upon the Administrative Agent’s or the Required Lenders’ declaration that the Advances Outstanding hereunder are immediately due and payable pursuant to Section 7.01 upon the occurrence of an Event of Default, or (ii) on the Facility Maturity Date, the aggregate outstanding principal amount of the Advances Outstanding, all accrued and unpaid Fees and Yield and any other Obligations are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders, to immediately sell (at the Borrower’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral Portfolio and apply the proceeds thereof to the Obligations.
(a)The parties recognize that it may not be possible to sell all of the Collateral Portfolio on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral Portfolio may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral Portfolio, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral Portfolio on the date the Administrative Agent or all of the Lenders declare the Advances Outstanding hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all of the Collateral Portfolio in the same manner or on the same Business Day.
(b)If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral Portfolio or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, the Borrower and the Servicer shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower and the Servicer is required by law or contract to be kept confidential to the extent such information can be provided without violation of such laws or contracts) relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder; provided that with respect to this clause (ii), neither the Borrower nor the Servicer shall be required to disclose to each such bidder any information which is required by law or contract to keep confidential.
(c)Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any of the Collateral Portfolio may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral Portfolio or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral Portfolio marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral Portfolio as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Administrative Agent) or such court may determine.
(d)Any amounts received from any sale or liquidation of the Collateral Portfolio pursuant to this Section 7.02 in excess of the Obligations will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.04(c), or as a court of competent jurisdiction may otherwise direct.
(e)The Administrative Agent and the other Secured Parties shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between any Lender and the Borrower.
(f)Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.
(g)Each of the Borrower and the Servicer hereby irrevocably appoints each of the Collateral Agent and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, (d) to give notice to the Obligors of the Collateral Agent’s interest in the Collateral Portfolio and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent’s behalf and (e) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document (other than any Transaction Documents or amendments thereto). Nevertheless, if so reasonably requested by the Collateral Agent or the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the

Collateral Agent or the Administrative Agent or all proper bills of sale, assignments, releases and other instruments as may be designated in any such request; provided that, for the avoidance of doubt, no right under any power of attorney furnished under this Section 7.02(h) may be exercised until after the occurrence and during the continuance of an Event of Default.
(h)In connection with any sale or liquidation in whole or in part of the Collateral Portfolio pursuant to Section 7.02, including without limitation, (a) upon the termination of the Commitments following the occurrence and during the continuation of an Event of Default or (b) at the Facility Maturity Date; the Servicer (or its designated Affiliate or managed fund) shall, subject to the additional requirements set forth in this Section 7.02(i), have the right to purchase all (but not less than all) of the Loan Assets included in the Collateral Portfolio at a purchase price at least equal to the sum of the then outstanding Obligations, as determined by the Administrative Agent (the “Exercise Notice Purchase Price”). The Servicer may exercise such right by providing written notice (the “Exercise Notice”) to the Borrower and the Administrative Agent (with a copy to the Collateral Agent) of its election to exercise such right which shall include the Exercise Notice Purchase Price and shall be delivered not later than 5:00 p.m. on the Facility Maturity Date or within five Business Days of the date on which the Servicer receives notice from the Administrative Agent of the occurrence of such Event of Default and termination of the Commitments, as applicable. Once an Exercise Notice is given by the Servicer (subject to the immediately succeeding sentence), the Servicer (or such Affiliate or managed fund designated in the Exercise Notice) shall be obligated, irrevocably and unconditionally, to purchase the Collateral Portfolio, at the Exercise Notice Purchase Price referenced in such Exercise Notice, for settlement within the normal settlement period for such Collateral Portfolio. Neither the Administrative Agent nor the Collateral Agent shall cause liquidation of the Loan Assets to occur during the time that the Servicer and Transferor are entitled to provide an Exercise Notice. The Exercise Notice Purchase Price must be received by the Administrative Agent, or its designee, in immediately available funds no later than ten (10) Business Days following delivery of the Exercise Notice hereunder, or, if earlier, the date of settlement for such Collateral Portfolio. In the event that the Exercise Notice is not timely provided and/or the Exercise Notice Purchase Price is not timely received, each pursuant to the conditions set forth in this Section 7.02(j), the Administrative Agent may forthwith liquidate the Loan Assets. Neither the Collateral Agent, the Administrative Agent nor any Lender shall assert any right or remedy in respect of the Collateral Portfolio or cause the liquidation or disposition of the Loan Assets to occur, in each case during the time that the Servicer and its Affiliates are entitled to provide an Exercise Notice and purchase the Collateral Portfolio pursuant to this Section 7.02(i).
ARTICLE VIII

INDEMNIFICATION
Section VIII.1Indemnities by the Borrower. (a) Without limiting any other rights which the Secured Parties, the Administrative Agent, the Lenders, the Collateral Agent, the Securities Intermediary, the Collateral Administrator, the Collateral Custodian, the Servicer or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Secured Parties, Administrative Agent, the Lenders, the Collateral Agent, the Securities Intermediary, the Collateral Administrator, the Collateral Custodian, the Servicer and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article VIII) from and against, and to hold each Indemnified Party harmless from, any and all damages, losses, claims (whether involving the Indemnifying Party or a third party), liabilities and related reasonably documented costs and expenses, including attorneys' fees and disbursements of (x) one outside counsel to the Administrative Agent and the Lenders, (y) one outside counsel to the Collateral

Agent, the Securities Intermediary and the Collateral Administrator, and (z) one counsel for each group of parties in clause (y) and (z) per foreign or local jurisdiction (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or actually incurred by such Indemnified Party arising out of, in any way connected with, or as a result of this Agreement, any of the other Transaction Documents or in respect of any of the Collateral Portfolio, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Party is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates or shareholders), excluding, however, Indemnified Amounts to the extent that any Indemnified Amount is determined by a court of competent jurisdiction by final and non-appealable judgment to be resulting solely from (x) gross negligence, bad faith or willful misconduct on the part of such Indemnified Party or (y) (i) Loan Assets which are uncollectible due to the Obligor’s financial inability to pay or (ii) Taxes other than Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim (which shall be solely covered by Section 2.11).
(a)Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the applicable Indemnified Party (or the Administrative Agent on behalf of the Lenders) on the Payment Date immediately following the first Determination Date following receipt by the Borrower of the Indemnified Party’s written demand therefor (and, if applicable, the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.
(b)If for any reason the indemnification provided above in this Section 8.01 or Section 8.02 below is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower or the Servicer, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower or the Servicer, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided, that the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 8.01(a).
(c)If the Borrower has made any payments in respect of Indemnified Amounts to an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower, without interest.
(d)The obligations of the Borrower under this Section 8.01 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Securities Intermediary, the Collateral Administrator or the Collateral Custodian, the invalidity or unenforceability of any term or provision of this Agreement or any other Transaction Document and the termination of this Agreement.
(e)Notwithstanding anything to the contrary contained herein, in no event shall the Borrower be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) suffered by an Indemnified Party or any other party hereto, even if the Borrower has been advised of the likelihood of such loss or damage and regardless of the form of action; provided that nothing contained in this sentence limits the Borrower’s indemnity obligations pursuant to Section 8.01(a) to the extent such special, indirect, punitive or consequential damages are included in any third party claim against such Indemnified Party in connection with which such Indemnified Party is entitled to indemnification hereunder.
Section VIII.2Indemnities by Servicer. (a) Without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts, awarded against or incurred by any Indemnified Party as a consequence of any acts or omissions of the Servicer in its capacity as Servicer constituting bad faith, willful misconduct or gross negligence in the performance of its duties hereunder and which are related to any Transaction Document, the transactions contemplated hereby or thereby or any certificate or other written material delivered by the Servicer pursuant hereto or thereto; provided that Indemnified Amounts shall not be available to an Indemnified Party to the extent that such Indemnified Amounts (i) are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party, (ii) result from the performance of the Loan Assets (including without limitation any change in the market value of such Loan Asset) or (iii) result from any loss in value of any Permitted Investment.
(a)Any Indemnified Amounts shall be paid by the Servicer to the applicable Indemnified Party (or to the Administrative Agent, for the benefit of the Collateral Agent or the Lenders), within ten Business Days following receipt by the Servicer of the Indemnified Party’s written demand therefor (and, if applicable, the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The applicable Indemnified Party making a request for indemnification under this Section 8.02 shall submit to the Servicer a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.
(b)If the Servicer has made any indemnity payments to the Indemnified Party pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer, without interest.
(c)The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification results from the performance of the Collateral Portfolio (including, without limitation, any change in the market value of the Collateral Portfolio) or constitutes recourse for uncollectible or uncollected Loan Assets.
(d)The obligations of the Servicer under this Section 8.02 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Collateral Agent, the Securities Intermediary, the Collateral Administrator or the Collateral Custodian and the termination of this Agreement.
(e)Any indemnification pursuant to this Section 8.02 shall not be payable from the Collateral Portfolio.

(f)To the extent disclosure thereof is not restricted, each applicable Indemnified Party shall deliver to the Indemnifying Party under Section 8.01 or Section 8.02 copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts within a reasonable time after such Indemnified Party’s receipt thereof.
(g)Notwithstanding anything to the contrary contained herein, in no event shall the Servicer be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Servicer has been advised of the likelihood of such loss or damage and regardless of the form of action; provided that nothing contained in this sentence limits the Servicer’s indemnity obligations pursuant to Section 8.02(a) to the extent such special, indirect, punitive or consequential damages are included in any third party claim against such Indemnified Party or any other party hereto in connection with which such Indemnified Party is entitled to indemnification hereunder.
(h)Notwithstanding anything herein to the contrary, each Indemnified Party hereby agrees to not seek payment from the Servicer with respect to any indemnification pursuant to this Section 8.02 prior to seeking payment from the Borrower (provided no payment shall need to be sought from the Borrower if the Borrower is insolvent or if the applicable party is stayed from such request under applicable Bankruptcy Laws) with respect to such indemnity; provided that if the Borrower is unable to make such payment on the Payment Date immediately following such written request, any Indemnified Party may then seek payment from the Servicer in accordance with this Section 8.02.
Section VIII.3Legal Proceedings. In the event an Indemnified Party becomes involved in any third party action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 8.01, the first sentence of Section 8.02 or Section 8.02(d), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable (except in the case of the Securities Intermediary, the Collateral Agent, the Collateral Administrator or the Collateral Custodian) for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable and documented out of pocket legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided, further, that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The

Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement absolves the Indemnified Party of any alleged misconduct and provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.
Section VIII.4After-Tax Basis. Indemnification under Section 8.01 and 8.02 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences or benefits to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party and all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the Indemnified Party as a result of the event(s) giving rise to such indemnity payment for all affected taxable years and periods.
ARTICLE IX

THE ADMINISTRATIVE AGENT
Section IX.1The Administrative Agent.
(a)Appointment. Each Lender and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Lender and each Secured Party. Each Lender and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any un-Affiliated agent or attorney in fact that it selects with reasonable care.
(c)Administrative Agent’s Reliance, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence, bad faith or willful misconduct. Each Secured Party hereby waives any and all claims against the Administrative Agent or any of its

Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence, bad faith or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Transferor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Transferor, or the Servicer or to inspect the property (including the books and records) of the Borrower, the Transferor, or the Servicer; (iv) shall not be responsible (other than on behalf of itself) for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) reasonably believed by it to be genuine and signed or sent by the proper party or parties.
(d)Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the requisite Lenders; provided, that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.
(e)Notice of Event of Default, Unmatured Event of Default or Servicer Termination Event. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Servicer Termination Event, unless the Administrative Agent has received written notice from a Lender, the Borrower or the Servicer referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Servicer Termination Event and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default” or “Notice of Servicer Termination Event,” as applicable. The Administrative Agent shall (subject to Section 9.01(c)) take such action with respect to such Event of Default, Unmatured Event of Default or Servicer Termination Event as may be requested by the Required Lenders or as the Administrative Agent shall deem advisable or in the best interest of the Lenders.
(f)Credit Decision with Respect to the Administrative Agent. Each Lender and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Servicer, the Transferor or any of their respective Affiliates or review or approval of any of the Collateral Portfolio, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender and each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Servicer, the Transferor or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.
(g)Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance with its Pro Rata Share of the aggregate Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence, bad faith or willful misconduct; provided, further, that no action taken in accordance with the directions of the Lenders shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Article IX. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share of the aggregate Commitments, promptly upon demand for any reasonable out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.
(h)Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Lender, the Servicer and the Borrower and may be removed at any time with cause by the Required Lenders (without regard to the first proviso in the definition thereof). Upon any such resignation or removal, the Lenders acting jointly shall appoint a successor Administrative Agent. Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent, which shall be an Eligible Successor Agent (as defined below); provided that so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required for the appointment of any successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank (each, an “Eligible Successor Agent”). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
(i)Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their related Lender’s respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Lender’s most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.
(j)Erroneous Payments. (i) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (ii)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.01(j) and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (i) shall be conclusive, absent manifest error.

(i)Without limiting immediately preceding clause (i), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(A)it acknowledges and agrees that (I) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (II) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(B)such Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.01(j)(ii).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.01(j)(ii) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.01(j)(i) or on whether or not an Erroneous Payment has been made.
(ii)Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Transaction Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (i).
(iii)(A) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (i), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (I) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the

Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an assignment and assumption agreement (or, to the extent applicable, an agreement incorporating an assignment and assumption agreement by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, (II) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (III) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (IV) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (V) the Administrative Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(A)Subject to Section 11.04, the Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(iv)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s Obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous

Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.01(j) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(v)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(vi)Each party’s obligations, agreements and waivers under this Section 9.01(j) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.
(vii)The provisions of this Section 9.01(j) shall similarly apply to any erroneous payments made by the Securities Intermediary, mutatis mutandis.
(viii)The parties hereto agree that this Section 9.01(j) shall not apply to BNYM in any of its capacities.
ARTICLE X

COLLATERAL AGENT
Section X.1Designation of Collateral Agent.
(a)Initial Collateral Agent. Each of the Lenders and the Administrative Agent hereby designate and appoint BNYM as the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral Portfolio and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. BNYM hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.
(b)Successor Collateral Agent. Upon the Collateral Agent’s receipt of a Collateral Agent Termination Notice from the Administrative Agent and the designation of a successor Collateral Agent pursuant to the provisions of Section 10.05, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.
(c)Secured Party. The Administrative Agent and the Lenders hereby appoint BNYM, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral Portfolio. BNYM, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in this Agreement.
Section X.2Duties of Collateral Agent.
(a)Appointment. The Lenders and the Administrative Agent each hereby appoints BNYM to act as Collateral Agent, for the benefit of the Secured Parties. BNYM hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.
(b)(i)    The Administrative Agent, each Lender and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 10.02(b) shall be deemed to relieve the Borrower or the Servicer of its obligations, or impose the Borrower’s or Servicer’s obligations on the Collateral Agent, to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral Portfolio, including to file financing and continuation statements in respect of the Collateral Portfolio in accordance with Section 5.01(t).
(i)The Administrative Agent may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.
(ii)Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and until (and to the extent) expressly so directed by the Administrative Agent. The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent or the

Administrative Agent. The Collateral Agent shall not be deemed to have notice or constructive knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has actual knowledge of such matter or written notice thereof is received by the Collateral Agent. The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Transaction Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein.
(c)If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants selected with reasonable care in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.
(d)Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Controlled Account Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Controlled Account Agreement in such capacity.
Section X.3Merger or Consolidation. Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the corporate trust business of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.
Section X.4Collateral Agent Compensation. As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to the Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Expenses from the Borrower, payable to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Agent’s entitlement to receive Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Expenses shall cease on the earlier to occur of (i) its resignation or removal as Collateral Agent pursuant to Section 10.05 or 10.07 or (ii) the termination of this Agreement.
Section X.5Collateral Agent Removal. The Collateral Agent may be removed, with or without cause, by the Administrative Agent by 30 days’ prior written notice given in writing to the Collateral Agent (the “Collateral Agent Termination Notice”). In the event no successor Collateral Agent shall have been appointed within 30 days after the giving of the Collateral Agent Termination Notice, the Collateral Agent may petition any court of competent jurisdiction to appoint a successor Collateral Agent. The consent of the Borrower shall be required prior to the appointment of a successor Collateral Agent if no Event of Default has occurred and is continuing at such time.

Section X.6Limitation on Liability. (a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (a) the written (including electronic) instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.
(a)The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(b)The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith or gross negligence.
(c)The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value of any of the Collateral Portfolio or as to whether the Eligibility Criteria is satisfied. The Collateral Agent shall not be obligated to take any action hereunder (including any action at the direction of the Administrative Agent or Servicer) that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.
(d)The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.
(e)The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.
(f)It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.
(g)Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence and continuance of an Event of Default or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence and during the continuance of an Event of Default or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
(h)The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.
(i)In no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations), natural disaster, civil unrest, accidents, labor disputes, disease, epidemic or pandemic, quarantine, national emergency, strikes, lockouts, interruptions, loss or malfunction of utilities or computer software or hardware, communications system failure, malware or ransomware, unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or unavailability of any securities clearing system or the like that delay, restrict or prohibit the providing of services by the Collateral Agent as contemplated by this Agreement it being understood that the Collateral Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to maintain performance and, if necessary, resume performance as soon as practicable under the circumstances.
(j)The Collateral Agent shall have no responsibility and shall have no liability for (i) preparing, recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times, (ii) the correctness of any such financing statement, continuation statement, document or instrument or other such notice, (iii) taking any action to perfect or maintain the perfection of any security interest granted to it hereunder or otherwise or (iv) the validity or perfection of any such lien or security interest.
(k)It is expressly acknowledged by the parties hereto that application and performance by the Collateral Agent of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Servicer, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). The Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which result from or is caused by a failure or delay on the part of the Administrative Agent, the Servicer or any other Person in furnishing the necessary, timely and accurate information to the Collateral Agent.
(l)The Collateral Agent may execute any of its duties by or through its subsidiaries, affiliates, agents or attorneys-in-fact and the Collateral Agent shall not be liable for the actions, omissions, negligence or misconduct of any un-Affiliated agents or attorneys-in-fact appointed by it with due care.
(m)The Collateral Agent and its respective affiliates, directors, officers, agents or employees shall not be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Advance hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower, the Servicer, or the Administrative Agent; (iii) the satisfaction of any condition specified in Article III or (iv) the validity, effectiveness or genuineness of this Agreement, the other Transaction Documents or any other instrument or writing furnished in connection herewith. Without prejudice to the Collateral Agent's duties under this Article X or any other provision of any Transaction Document, the Collateral Agent shall be under no obligation to take any action to collect from any Obligor any amount payable by such Obligor on any Loan Asset or the Collateral Portfolio under any circumstances, including if payment is refused after due demand.
(n)In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the relevant party to timely provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein. In the absence of an instruction from the Borrower, the Servicer or the Administrative Agent, as applicable, pursuant to the terms of this Agreement, all funds in any account held under this Agreement shall be held uninvested.
(o)In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (collectively, “Applicable Banking Laws”), the Collateral Agent may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable Banking Laws.
(p)The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral Portfolio and shall not impose any duty on it to exercise any such powers. The Collateral Agent shall have no duty as to any of the Collateral Portfolio or responsibility for (i) ascertaining or taking action with respect to calls, maturities, tenders or other matters relative to any of the Collateral Portfolio, whether or not the Collateral Agent has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any of the Collateral Portfolio.
(q)Without limitation to the provisions set forth herein, the Collateral Administrator, the Collateral Custodian and the Securities Intermediary shall have the same rights, protections, benefits, immunities and indemnities afforded to the Collateral Agent pursuant to this Article X; provided that such rights, protections and benefits shall be in addition to any rights, protections and benefits afforded the the Collateral Administrator, the Collateral Custodian or the Securities Intermediary (as the case may be) under this Agreement or any other Transaction Documents.
Section X.7Collateral Agent Resignation. The Collateral Agent may resign at any time by giving not less than 60 days’ written notice thereof to the Administrative Agent and the Borrower. Upon receiving such notice of resignation, the Administrative Agent (with the consent of the Borrower unless an Event of Default has occurred and is continuing) shall promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, Servicer, the Securities Intermediary, the Collateral Administrator and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within 45 days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed. For the avoidance of doubt, any Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Expenses shall be payable to the Collateral Agent so resigning or removed until such time as a successor Collateral Agent shall have been appointed.
ARTICLE XI

MISCELLANEOUS
Section XI.1Amendments and Waivers. (a) (i) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Required Lenders, the Administrative Agent and, solely if such amendment or modification would adversely affect the rights and obligations of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Collateral Custodian, the written agreement of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Collateral Custodian, as applicable and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written concurrence of the Administrative Agent and the Required Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any amendment or modification executed without the consent of the Collateral Custodian, the Collateral Administrator or the Securities Intermediary shall be provided to the Collateral Custodian, the Collateral Administrator and the Securities Intermediary by the Borrower.
(a)Notwithstanding the provisions of Section 11.01(a), the written consent of each Lender affected thereby shall be required for any amendment, modification or waiver (i) reducing any Advances Outstanding, or the Yield thereon, (ii) reducing or postponing any Non-Usage Fees or other Fees due and payable pursuant to this Agreement, (iii) modifying in any material respects the provisions of Section 2.04(a), Section 2.04(b) or Section 2.04(c), the definition of “Pro Rata Share” or otherwise modifying the pro rata sharing of payments, (iv) postponing any date for any payment of any Advance, or the Yield thereon, (v) modifying the provisions of this Section 11.01, (vi) extending the Stated Maturity Date or clause (i) of the definition of “Reinvestment Period”, (vii) [reserved], (viii) reducing the percentage specified in the definition of “Required Lenders” or any other provision (x) specifying the number of percentage of Lenders required to amend, waive or otherwise modify this Agreement or (y) specifying any rights of Lenders under this Agreement to make any determination or grant any consent pursuant to this Agreement, (ix) releasing all or substantially all of the Collateral Portfolio except as expressly permitted by this Agreement, (x) agreeing to the direct or indirect subordination of any Lien securing the Obligations except as expressly permitted by this Agreement or (xi) modifying Section 11.04(a) in any manner that adds additional restrictions to a Lender’s ability to assign or participate its rights and obligations under this Agreement or its Advances hereunder; provided that any amendment, modification or waiver to correct any inconsistency or cure any ambiguity or error in this Agreement (as reasonably determined by the Administrative Agent) may be entered into with the written consent of only the Borrower, the Servicer and the Administrative Agent.
(b)Notwithstanding anything herein to the contrary herein, the written consent of the affected Lender (and not the Required Lenders) shall be required for any amendment, modification or waiver increasing the Commitment of such Lender or the amount of Advances of such Lender.

(c)Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Section XI.2Notices, etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include communication by e-mail) and faxed, e-mailed or delivered, to each party hereto, at the address set forth below:
(i)    to the Borrower:

TRP OHA SPV Funding II, LLC
c/o Oak Hill Advisors, L.P.
One Vanderbilt Avenue, 16th Floor
New York, New York 10017
Attention: Prasanth Nair and John Bumgarner
Telephone: 212-634-5053
Email: oha_financing@oakhilladvisors.com
(ii)    to the Servicer:

TRP OHA Servicer II, LLC
c/o Oak Hill Advisors, L.P.
One Vanderbilt Avenue, 16th Floor
New York, New York 10017
Attention: Prasanth Nair and John Bumgarner
Telephone: 212-634-5053
Email: oha_financing@oakhilladvisors.com
(iii)    to the Transferor:

T. Rowe Price OHA Select Private Credit Fund
c/o Oak Hill Advisors, L.P.
One Vanderbilt Avenue, 16th Floor
New York, New York 10017
Attention: Prasanth Nair and John Bumgarner
Telephone: 212-634-5053
Email: oha_financing@oakhilladvisors.com

(iv)    to the Administrative Agent:

Canadian Imperial Bank of Commerce
161 Bay Street 5th Floor
Toronto, ON M5J 2S8
Attention: Global Collateral Finance
Email: DLGCFCreditAssetFinancing@cibc.com; Mailbox.CPSCLOGCFSERVICING@cibc.com; Mailbox.CPS_GCFAgentNotices@cibc.com
(v)    to Canadian Imperial Bank of Commerce, as Lender:

Canadian Imperial Bank of Commerce
161 Bay Street 5th Floor
Toronto, ON M5J 2S8
Attention: Global Collateral Finance
Email: DLGCFCreditAssetFinancing@cibc.com; Mailbox.CPSCLOGCFSERVICING@cibc.com; Mailbox.CPS_GCFAgentNotices@cibc.com
(vi)    to The Bank of New York Mellon Trust Company, National Association, as Collateral Custodian, Collateral Administrator, Collateral Agent and Securities Intermediary:
601 Travis Street, 16th Floor
Houston, Texas 77002
Attention: Global Corporate Trust – TRP OHA SPV Funding II, LLC
Email: OakHillCDO@bny.com
or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications (including by e-mail) shall be effective when received.
BNYM, in each of its capacities, shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement, any other Transaction Document, or any document executed in connection herewith and delivered using Electronic Means; provided, however, that the Borrower, the Administrative Agent, the Lenders and the Servicer, as applicable, shall provide to BNYM an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Borrower, the Administrative Agent, the Lenders and the Servicer, as applicable, whenever a person is to be added or deleted form the listing. If the Borrower, the Administrative Agent, the Lenders and the Servicer, as applicable, elects to give BNYM Instructions using Electronic Means, BNYM’s reasonable understanding of such Instructions shall be deemed controlling. The Borrower, the Administrative Agent, the Lenders and the Servicer understand and agree that BNYM cannot determine the identity of the actual sender of such Instructions and that BNYM shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to BNYM have been sent by such Authorized Officer. The Borrower, the Administrative Agent, the Lenders and the Servicer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to BNYM and that the Borrower, the Administrative Agent, the Lenders and the Servicer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Borrower, the Administrative Agent, the Lenders and the Servicer, as applicable. BNYM shall not be liable for any loss, costs or expenses arising directly or indirectly from BNYM’s reliance upon and compliance with such Instructions. The Borrower, the Administrative Agent, the Lenders and the Servicer agree: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to BNYM, including without limitation the risk of BNYM acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNYM and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower, the Administrative Agent, the Lenders and the Servicer, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify BNYM immediately upon learning of any compromised or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by BNYM or another party, or another method or system specified by BNYM and agreed by the parties hereunder as available for use in connection with its services hereunder.
Section XI.3No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section XI.4Binding Effect; Assignability; Multiple Lenders. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, each Lender, the Collateral Agent, the Collateral Administrator, the Securities Intermediary, the Collateral Custodian and their respective successors and permitted assigns. With the prior written consent of the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld or delayed), each Lender and their respective successors and assigns may assign (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part and/or (ii) any Advance (or portion thereof) to any Person; provided that, (x) a Lender may assign its rights and obligations hereunder to an Affiliate without the prior consent of the Borrower or the Administrative Agent, (y) after an Event of Default has occurred and is continuing, a Lender may assign its rights and obligations hereunder to any Person without the prior consent of the Borrower and (z) such assignee must represent and warrant that it is a Qualified Lender, and shall execute and deliver to the Servicer, the Borrower and the Administrative Agent a fully-executed Transferee Letter substantially in the form of Exhibit M hereto (a “Transferee Letter”) and a fully-executed Joinder Supplement. The parties to any such assignment shall execute and deliver to the related Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender. None of the Borrower, the Transferor or the Servicer may assign, or permit any Lien (other than Permitted Liens) to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender and the Administrative Agent, other than any assignment effected in connection with a transaction that meets the requirements of Section 5.04(a).
(a)Notwithstanding any other provision of this Section 11.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement, including to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative

Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.
(b)Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.
(c)Any Lender may at any time sell participations to any Person that represents and warrants that it is a Qualified Lender (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) such Person shall have represented and agreed in writing (a copy of which writing shall be furnished to the Borrower, that (A) it is a Qualified Lender at the time of such sale, (B) it will be bound by the restrictions on transfer contained in this Section 11.04(d), and (C) such representations and agreements shall run to the benefit of and be enforceable by the Borrower; and (v) unless the grantee of such partication is an Affiliate of such Lender, the Borrower shall have consented to such sale of a participation (which consent shall not be unreasonably withheld or delayed). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) of each participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(d)-(g) (it being understood that the documentation required under Section 2.11(d)-(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.22 as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Appicable Law that occurs after the Participant acquired the applicable participation.
Section XI.5Term of This Agreement. This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V and the Servicer’s representations, covenants and duties set forth in Articles IV, V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII and IX and the provisions of Section 2.10, Section 2.11, Section 11.07, Section 11.08 and Section 11.09 shall be continuing and shall survive any termination of this Agreement.
Section XI.6Governing Law; Jury Waiver. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.
Section XI.7Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Indemnified Parties under Section 8.01 and Section 8.02 hereof, the Borrower agrees to pay on the Payment Date pertaining to the Remittance Period in which such cost is incurred, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Collateral Custodian incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of external counsel for the Administrative Agent, the Lenders, the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent, the Lenders, the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable and documented out-of-pocket costs and expenses, if any (including external counsel fees and expenses), incurred by the Administrative Agent, the Lenders, the Collateral Agent, the Securities Intermediary, the Collateral Administrator or the Collateral Custodian in connection with the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.
(a)The Borrower shall pay on the Payment Date pertaining to the Remittance Period in which such cost is incurred Other Taxes payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents or any other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder.
(b)In accordance with and subject to the limitations set forth in this Agreement, the Borrower shall pay on demand all other reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Lenders, the Collateral Agent, the Collateral Custodian, the Collateral Administrator and the Securities Intermediary incurred in connection with periodic audits of the Borrower’s, the Transferor’s or the Servicer’s books and records conducted in accordance with the terms of this Agreement (provided that the Borrower shall not be liable for the costs and expenses of more than one such audit in any calendar year unless an Event of Default has occurred hereunder, in which event the number of audits for which the Borrower shall be liable for the costs and expenses shall not be limited).
(c)The obligations of the Borrower under this Section 11.07 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Collateral Agent, the Securities Intermediary, the Collateral Administrator or the Collateral Custodian and the termination of this Agreement.
Section XI.8No Proceedings. Each of the parties hereto (other than the Administrative Agent with the consent of the Required Lenders) agrees that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of Bankruptcy Event so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect plus one day) since the Collection Date.
Section XI.9Recourse Against Certain Parties. (a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, any Secured Party, the Borrower, the Transferor or the Servicer as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of any such Person or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, any Secured Party, the Borrower, the Transferor or the Servicer or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Administrative Agent, any Secured Party, the Borrower, the Transferor or the Servicer pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 11.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, affiliate, officer, employee or director of any such Person, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, any Secured Party, the Borrower, the Transferor or the Servicer contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of any such Person and each incorporator, stockholder, affiliate, officer, employee or director of any such Person or of any such administrator, or any of them, for breaches by the Administrative Agent, any Secured Party, the Borrower, the Transferor or the Servicer of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. Without limitation of the foregoing, no recourse shall be had for the payment of Advances by the Borrower against the Transferor, the Servicer, or any Affiliate, shareholder, manager, officer, director, employee or member of the Borrower, the Transferor, the Servicer or their respective successors or assigns.
(a)Notwithstanding any contrary provision set forth herein, no claim may be made by any party hereto or any of their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected; provided that this Section 11.09(b) shall not limit any indemnification obligations of the Borrower or the Servicer hereunder to the extent such special, indirect, consequential or punitive damages are included in any third party claim against an Indemnified Party in connection with which such Indemnified Party is entitled to indemnification hereunder.
(b)No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Administrative Agent, the Lenders or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.
(c)The provisions of this Section 11.09 shall survive the termination of this Agreement.
Section XI.10Execution in Counterparts; Severability; Integration. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.
Section XI.11Consent to Jurisdiction; Service of Process. (a) Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(a)Each of the Borrower and the Servicer agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Servicer, as applicable, at its address specified in Section 11.02 or at such other address as the

Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 11.11 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.
Section XI.12Regarding the Securities Intermediary. In entering into this Agreement and performing its obligations thereunder, the Securities Intermediary shall be entitled to all of the rights, privileges, protections and immunities set forth for it in the Controlled Account Agreement.
Section XI.13Confidentiality. (a) Each of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Borrower, the Securities Intermediary, the Collateral Administrator, the Transferor and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and all information with respect to the other parties, including all information regarding the Loan Assets (and the related Loan Agreements) and the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, administrators, auditors, attorneys or other agents, including (1) any advisor engaged by such party in connection with portfolio management, monitoring and reporting solutions with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons and (2) any valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons, and in the case of the Transferor, the investors of the Transferor (“Excepted Persons”); provided that each Excepted Person will be informed of the confidential nature of such information and instructed to keep such information confidential, (ii) disclose the existence of this Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. Notwithstanding the foregoing provisions in this Section 11.13, the Servicer may, subject to Applicable Law and the terms of any Loan Agreements, make available copies of the documents in the Loan Asset Files and such other documents it holds in its capacity as Servicer pursuant to the terms of this Agreement, to any of its creditors and the Transferor and its affiliates may disclose information required to be disclosed or filed by the Securities Exchange Commission and applicable securities laws. It is understood that the financial terms that may not be disclosed except in compliance with this Section 11.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Termination Events, and priority of payment provisions.
(a)Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lenders, the Securities Intermediary, the Collateral Administrator the Collateral Agent or the Collateral Custodian by each other or (ii) by the Administrative Agent, the Lenders, the Securities Intermediary, the Collateral Administrator, the Collateral Agent and the Collateral Custodian to any prospective or actual assignee or participant who would be permitted to be an assignee or participant hereunder of any of them or any actual or prospective party (or its representatives) to any swap, derivative, credit insurance or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; provided such Person agrees to hold such information confidential on terms consistent with the terms of this Section 11.13 and provided each such Person is informed of the confidential nature of such information. In addition, the Lenders, the Administrative Agent, the Collateral Agent, the Securities Intermediary, the Collateral

Administrator and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
(b)Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known other than as a result of a prior disclosure in violation of this Section 11.13; (ii) disclosure of any and all information (a) if required to do so by any Applicable Law, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspect of the Borrower’s, the Servicer’s, the Transferor’s, the Lenders’, the Administrative Agent’s, the Collateral Agent’s, the Securities Intermediary’s, the Collateral Administrator’s or the Collateral Custodian’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Borrower, the Servicer, the Transferor, the Administrative Agent, any Lender, the Collateral Agent, the Collateral Custodian, the Collateral Administrator or the Securities Intermediary or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in writing in advance by the Borrower, the Servicer or the Transferor or (e) to any Affiliate, independent or internal auditor, agent, employee or attorney of the Borrower, the Servicer, the Transferor, the Collateral Agent, the Securities Intermediary, the Collateral Administrator or the Collateral Custodian that need to know such information; provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized in writing by the Borrower, Servicer or the Transferor.
(c)For the avoidance of doubt, subject to the prior written consent of the Borrower, the Servicer and the Transferor, the Administrative Agent shall have the right to disclose the existence of this Agreement in “tombstones” and other advertisements permitted by the United States Securities and Exchange Commission.
Section XI.14Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulations Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 11.14 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.
Section XI.15Waiver of Set Off. Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Administrative Agent, the Lenders or their respective assets.
Section XI.16Headings and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section XI.17Ratable Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than Breakage Fees or pursuant to Section 2.10 or Section 2.11) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the outstanding Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.
Section XI.18Failure of Borrower or Servicer to Perform Certain Obligations. If the Borrower or the Servicer, as applicable, fails to perform any of its agreements or obligations under Section 5.01(t), Section 5.02(p) or Section 5.03(e), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable and documented expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower upon the Administrative Agent’s demand therefor.
Section XI.19Power of Attorney. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral Portfolio and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral Portfolio as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or reasonably desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral Portfolio. This appointment is coupled with an interest and is irrevocable.
Section XI.20Delivery of Termination Statements, Releases, etc. Upon payment in full of all of the Obligations (other than unmatured contingent indemnification obligations) and the termination of this Agreement, the Collateral Agent shall deliver to the Borrower termination statements, reconveyances, releases and other documents, in each case as the Borrower determines are reasonably necessary or appropriate to evidence the termination of the Pledge and other Liens securing the Obligations and provided to the Collateral Agent by the Borrower, all at the expense of the Borrower.
Section XI.21Acknowledgement and Consent to Bail-In of Affected Financial Institutions. (a) Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(ii)the effects of any Bail-In Action on any such liability, including, if applicable:

a.a reduction in full or in part or cancellation of any such liability;
b.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
c.the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section XI.22Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States.
(b)As used in this Section 11.22, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
ARTICLE XII

COLLATERAL CUSTODIAN
Section XII.1Designation of Collateral Custodian.
(a)Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 12.01. Each of the Borrower, the Lenders and the Administrative Agent hereby designates and appoints the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.
(b)Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 12.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.
Section XII.2Duties of Collateral Custodian.
(a)Appointment. The Borrower, the Lenders and the Administrative Agent each hereby appoints BNYM to act as Collateral Custodian, for the benefit of the Secured Parties. BNYM hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.
(b)Duties. From the Closing Date until its resignation pursuant to Section 12.07, its removal pursuant to Section 12.05, or the payment in full of all Obligations and the termination of all Commitments hereunder, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)The Collateral Custodian shall take and retain custody of the Required Loan Documents in each case delivered by the Borrower pursuant to Section 3.02(a) and Section 3.04(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents, the related Loan Tape and an electronic copy of the Loan Asset Checklist, the Collateral Custodian shall review the items in the definition of Required Loan Documents to confirm that, on their face, each item listed in the Loan Asset Checklist required to be delivered to the Collateral Custodian pursuant to this Agreement has been provided to the Collateral Custodian (the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of applicable Required Loan Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian an electronic copy (in EXCEL or a comparable format acceptable to the Collateral Custodian) of the related Loan Asset Checklist which contains the Loan Asset information with respect to the applicable Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Loan Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Asset Checklist and the Collateral Custodian shall be under no duty or obligation to inspect, review or examine any such documents, instruments or certificates to independently determine that they are genuine, enforceable, duly authorized or appropriate for the represented purpose, any assignment or endorsement is in proper form, or any document is other than what it purports to be on its face. If, at the conclusion of such review, the Collateral Custodian shall determine that the Review Criteria is not satisfied, the Collateral Custodian shall within three Business Days notify the Servicer of such determination and provide the Servicer (which may be via email) with a list of the non-complying Loan Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing (in the form of Exhibit L) by the Servicer and approved by the Administrative Agent within 10 Business Days of the Collateral Custodian’s notification to the Servicer of its review of the Review Criteria, the Collateral Custodian shall return any Loan Asset which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents.
(ii)In taking and retaining custody of the Required Loan Documents, the Collateral Custodian, shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to, and shall not be responsible for, the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that, the Collateral Custodian’s duties shall be limited to those expressly contemplated herein and no implied obligations or responsibilities shall be read into this Agreement against or on the part of the Collateral Custodian.
(iii)All Required Loan Documents delivered to the Collateral Custodian in physical form shall be kept at The Depository Trust Company, 570 Washington Boulevard – 5th Floor, Jersey City, New Jersey 07310, Attention: BNY Mellon/Branch Deposit Department, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Collateral Custodian in a written notice delivered at least 30 days (or such shorter notice period as consented to by the Administrative Agent) prior to such change. All such documents delivered to the Collateral Custodian must be sent by trackable courier service (e.g., UPS or Federal Express) at the expense of the Borrower. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to the Transferor and its Affiliates and subsidiaries.
(iv)(x) On each Reporting Date and (y) upon demand of the Administrative Agent (provided that prior to the occurrence and continuance of an Event of Default, the Administrative Agent shall not make such demand more than four times per calendar year), the Collateral Custodian shall identify each Loan Asset for which it holds any Required Loan Documents and shall identify any applicable Review Criteria that any Loan Asset fails to satisfy, in accordance with Article XII.
(v)Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, neither the Collateral Custodian nor the Collateral Administrator shall have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian or the Collateral Administrator. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that neither the Collateral Custodian nor the Collateral Administrator shall be required to exercise any discretion hereunder and shall have no investment or management responsibility.
(vi)The Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent and deliver any Required Loan Documents held by it to the Collateral Agent, the Servicer or the Administrative Agent (pursuant to a written request in the form of Exhibit L), as applicable, as requested in order to allow the Administrative Agent or the Collateral Agent to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VII. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent (provided that the Collateral Custodian shall provide notice of any such conflicting instructions to each of the Borrower and the Servicer).
(vii)The parties acknowledge and agree that the Collateral Custodian is not expecting to receive a significant number of original Required Loan Documents. In the event the Collateral Custodian receives an amount in excess of its reasonable expectation, as determined in its sole discretion, the Collateral Custodian may either appoint a sub-agent custodian, or require the Borrower to enter into a document custody agreement in form and substance reasonably acceptable to the Borrower directly with a separate custodian, in respect of such original Required Loan Documents.
(viii)The Administrative Agent may direct the Collateral Custodian and the Collateral Administrator to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian or the Collateral Administrator, as applicable, hereunder, neither the Collateral Custodian nor the Collateral

Administrator shall be required to take any such incidental action, hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that neither the Collateral Custodian nor the Collateral Administrator shall be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, or the Collateral Administrator, as applicable (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose such party to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian or the Collateral Administrator, as applicable, requests the consent of the Administrative Agent and the Collateral Custodian or the Collateral Administrator, as applicable does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.
(ix)Neither the Collateral Custodian nor the Collateral Administrator shall be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Collateral Administrator, as applicable, or the Administrative Agent. Neither the Collateral Custodian nor the Collateral Administrator shall be deemed to have actual or constructive knowledge or notice of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian or Collateral Administrator receives written notice thereof.
(x)[Reserved].
(xi)The Borrower acknowledges that in accordance with the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, the Collateral Custodian in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Custodian. The Borrower hereby agrees that it shall provide the Collateral Custodian with such information as it may reasonably request including, but not limited to, its name, physical address, tax identification number and other information that will help the Collateral Custodian to identify and verify its identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.
Section XII.3Merger or Consolidation. Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the corporate trust business of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.
Section XII.4Collateral Custodian and Securities Intermediary Compensation. As compensation for its Collateral Custodian and the Securities Intermediary activities hereunder and under the other Transaction Documents, the Collateral Custodian and the Securities Intermediary shall be entitled to their respective portions of the Collateral Administrator, Collateral Agent, Collateral Custodian

and Securities Intermediary Expenses from the Borrower as set forth in the Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Custodian’s and the Securities Intermediary’s entitlement to receive its portion of the Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Expenses shall cease on the earlier to occur of: (i) its removal as Collateral Custodian or Securities Intermediary, as applicable, (ii) its resignation as Collateral Custodian or Securities Intermediary, as applicable or (iii) the termination of, as applicable, this Agreement or the Controlled Account Agreement.
Section XII.5Collateral Custodian Removal. The Collateral Custodian may be removed, with or without cause, by mutual agreement of the Borrower and the Administrative Agent by 30 days’ prior written notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”). In the event no successor Collateral Custodian shall have been appointed within 30 days after the giving of the Collateral Custodian Termination Notice, the Collateral Custodian may petition any court of competent jurisdiction to appoint a successor Collateral Custodian.
Section XII.6Limitation on Liability. (a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any notice, instructions, statement, consent, certificate, instrument, opinion, notice, letter, telegram, electronic communication or other document delivered or sent to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent, the Collateral Agent, the Servicer or the Borrower, as applicable.
(a)The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(b)Neither the Collateral Custodian nor its officers, directors or employees shall be liable for any error of judgment, or for any act done or step taken or omitted by such Person, in good faith, or for any mistakes of fact or law, or for anything that such Person may do or refrain from doing in connection herewith except in the case of such Person’s willful misconduct or grossly negligent performance or omission of such Person’s duties hereunder.
(c)The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio or as to whether any of the Collateral Portfolio satisfied the Eligibility Criteria. The Collateral Custodian shall not be obligated to take any action hereunder (including any action at the direction of the Administrative Agent or Servicer) that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.
(d)The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian. Any permissive right of the Collateral Custodian to take any action hereunder shall not be construed as a duty.

(e)No provision of this Agreement shall require the Collateral Custodian to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.
(f)It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio. The Collateral Custodian shall in no event have any liability for the actions or omissions of the Administrative Agent, the Servicer or any other person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Administrative Agent, the Servicer or any other person. The Collateral Custodian shall not be liable for failing to perform or delay in performing its specified duties hereunder which result from or is caused by a failure or delay on the part of the Administrative Agent, the Servicer or any other person in furnishing necessary, timely and accurate information to the Collateral Custodian.
(g)Subject in all cases to the last sentence of Section 12.02(b)(vi), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence and continuation of an Event of Default or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence and during the continuance of an Event of Default or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent, the Servicer, the Borrower or any other party entitled to instruct it. In no event shall the Collateral Custodian be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.
(h)The Collateral Custodian shall not be bound to make any independent investigation into the facts or matters stated in any notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document. It is expressly acknowledged by the Borrower, the Servicer, the Lenders and the Administrative Agent that performance by the Collateral Custodian of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notices provided to it by the Servicer (and/or the Borrower), the Transferor, the Administrative Agent and/or any related bank agent, obligor or similar party with respect to the Collateral Portfolio, and the Collateral Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Custodian to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral Portfolio is in default or in compliance with the underlying documents governing or securing such item of Collateral Portfolio, from time to time. The Collateral Custodian shall have no liability for any failure, inability or unwillingness on the part of the Servicer, the Borrower or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Custodian or otherwise on the part of any such party to comply with the terms of this

Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Custodian’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.
(i)In acting hereunder and under any other Transaction Document, the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall be entitled to the same protections, rights, immunities and indemnities as are afforded the Collateral Custodian; provided that such protections, rights, immunities and indemnities shall be in addition to, and not in limitation of, any protections, rights, immunities and indemnities provided in any other Transaction Document.
(j)In no event shall the Collateral Custodian be responsible or liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes, lockouts, embargo, government action (including any laws, ordinances, regulations), natural disaster, civil unrest, accidents, labor disputes, disease, epidemic or pandemic, quarantine, national emergency, interruptions, loss or malfunction of utilities or computer software or hardware, communications system failure, malware or ransomware, unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or unavailability of any securities clearing system or the like that delay, restrict or prohibit the providing of services by the Collateral Custodian as contemplated by this Agreement.
(k)The Collateral Custodian shall have no responsibility and shall have no liability for (i) preparing, recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times, (ii) the correctness of any such financing statement, continuation statement, document or instrument or other such notice, (iii) taking any action to perfect or maintain the perfection of any security interest granted to it hereunder or otherwise or (iv) the validity or perfection of any such lien or security interest.
(l)[Reserved].
(m)The Collateral Custodian shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of any Benchmark (or other applicable alternative reference rate or Benchmark Replacement), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Replacement Date, Benchmark Unavailability Period or Benchmark Transition Event, (ii) to select, determine or designate any Benchmark Replacement, alternative reference rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment or other modifier to any replacement or successor index, or (iv) to determine whether or what Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. The Collateral Custodian shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or other Transaction Documents as a result of the unavailability of any Benchmark (or other applicable alternative reference rate or Benchmark Replacement) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement or other Transaction Document and reasonably required for the performance of such duties. In connection with each Advance, the Administrative Agent is responsible in each instance to (i) monitor the status of any applicable benchmark, (ii) determine whether a substitute index should or could be selected in accordance with this Agreement, (iii) determine the selection of any such substitute index in accordance with this Agreement, and (iv) exercise any right related to the foregoing on behalf of the Administrative Agent or any other Person in accordance with this Agreement, and the Collateral Custodian shall not have any responsibility or liability therefor. In connection with each floating rate Loan Asset, the Collateral Custodian shall have no responsibility or liability for any (i) monitoring the status of any applicable Benchmark, (ii) determining whether a substitute index should or could be selected, (iii) determining the selection of any such substitute index, or (iv) exercising any right related to the foregoing on behalf of the Borrower or any other Person.
(n)The Collateral Custodian may act or exercise its duties or powers hereunder through agents or attorneys, and the Collateral Custodian shall not be liable or responsible for the actions, omissions, negligence or misconduct of any such un-Affiliated agent or attorney selected by it with due care as determined by a court of competent jurisdiction in a final and non-appealable judgment.
(o)The Collateral Custodian shall not be liable for the actions or omissions of any other Person (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Person with the terms or requirements of this Agreement or any other Transaction Document, or their duties hereunder or thereunder.
(p)If at any time the Collateral Custodian is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Collateral Custodian is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Collateral Custodian complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Collateral Custodian shall not be liable to any of the parties hereto or to any other person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.
(q)Neither the Collateral Custodian nor any of its directors, officers, employees, agents or affiliates shall have any duty to monitor, ascertain, or investigate as to the performance or observance of any of the terms, covenants or conditions of this Agreement or other Transaction Document or any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing on the part of the Borrower, the Servicer or any other Person or to inspect the property (including the books and records) of the Borrower or the Servicer.
Section XII.7Collateral Custodian Resignation. Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than 60 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit L. Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed. In the event no successor Collateral Custodian shall have been appointed within 60 days after the giving of notice of such resignation, the Collateral Custodian may petition any court of competent jurisdiction to appoint a successor Collateral Custodian.

Section XII.8Release of Documents.
(a)Release for Servicer. From time to time and as appropriate for the enforcement or servicing of any of the Collateral Portfolio, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit L, to release to the Servicer within two Business Days of receipt of such request the related Required Loan Documents delivered to it or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian the Required Loan Documents held by such party or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Servicer to the Collateral Agent, all in the form annexed hereto as Exhibit L.
(b)Limitation on Release. The foregoing provision with respect to the release to the Servicer of the Required Loan Documents and documents held by the Collateral Custodian upon request by the Servicer shall be operative only to the extent that (i) at any time the Collateral Custodian shall not have released to the Servicer active Required Loan Documents (including those requested) pertaining to more than 10 Loan Assets at the time being serviced by the Servicer under this Agreement as certified by the Servicer in the form annexed hereto as Exhibit L or (ii) the Administrative Agent has consented to such release (such consent not to be unreasonably withheld or delayed). Promptly after delivery to the Collateral Custodian of any request for release of documents, the Servicer shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed). The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.
(c)Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit L (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to the Servicer, without a requirement for the Administrative Agent’s consent.
Section XII.9Return of Required Loan Documents. The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document held by it (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 2.16, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit L hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral Portfolio to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Borrower.

Section XII.10Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer. The Collateral Custodian shall provide to the Administrative Agent access to the Required Loan Documents and all other documentation regarding the Collateral Portfolio including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded at the expense of the Borrower but only (i) upon two Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Collateral Custodian’s normal security and confidentiality procedures. Without limiting the foregoing provisions of this Section 12.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the expense of the Borrower, a review of the Required Loan Documents held by such party and all other documentation regarding the Collateral Portfolio (provided that the Borrower shall not be liable for the costs and expenses of more than one such review in any calendar year unless an Event of Default has occurred and is continuing hereunder (that has not been waived), in which event the number of reviews for which the Borrower shall be liable for the costs and expenses shall not be limited).
Section XII.11Bailment. The Collateral Custodian agrees that, with respect to any Required Loan Documents held by the Collateral Custodian (or on its behalf) in physical form, the Collateral Custodian shall be the agent and bailee of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.
ARTICLE XIII

THE COLLATERAL ADMINISTRATOR
Section XIII.1Designation.
(a) Initial Collateral Administrator. Until a successor Collateral Administrator is appointed in accordance with this Article XIII, BNYM is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Administrator pursuant to the terms hereof and of the other Transaction Documents to which the Collateral Administrator is a party.
(b) Successor Collateral Administrator. Upon the Collateral Administrator’s receipt of written notice from the Administrative Agent of the designation of a successor Collateral Administrator pursuant to the provisions of Section 13.06, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder. Notwithstanding such termination, the Collateral Administrator shall be entitled to receive all accrued and unpaid fees and expenses due and owing to it at the time of such termination.
Section XIII.2Certain Duties and Powers.
(a) The Collateral Administrator shall assist the Borrower and the Servicer in connection with monitoring the Collateral Portfolio by maintaining a database on certain characteristics of the Collateral Portfolio on an ongoing basis and providing to the Borrower and the Servicer (and, where applicable, the Borrower’s independent professional accountants) certain reports, schedules, calculations and other data which the Borrower is required to prepare and deliver under this Agreement, as well as providing the Borrower and the Servicer reasonable cooperation in respect thereof. The Collateral Administrator’s duties and authority to act as Collateral Administrator hereunder are limited to the duties and authority specifically provided for in this Agreement. The Collateral Administrator shall not be deemed to assume the obligations of the Borrower or the Servicer hereunder. Without limiting the foregoing, the Collateral Administrator shall perform the following functions:
(i)Not later than fifteen (15) Business Days after the date hereof, the Collateral Administrator shall create a collateral database with respect to the Collateral Portfolio (the “Collateral Database”) and update the Collateral Database daily for changes, including to reflect the sale or other disposition of the Collateral Portfolio, based upon, and to the extent of, information furnished to the Collateral Administrator by the Borrower as may be reasonably required by the Collateral Administrator. The Collateral Administrator shall permit access to the information in such Collateral Database by the Administrative Agent, the Servicer and the Borrower;
(ii)The Collateral Administrator shall track the receipt and daily allocation to the Accounts of Collections, the outstanding balances therein, and any withdrawals therefrom on each Business Day and provide such information as of the close of business on the preceding Business Day to the Administrative Agent and the Servicer;
(iii)[Reserved];
(iv)The Collateral Administrator shall notify the Borrower, the Servicer and the Administrative Agent upon receiving notices, reports or proxies or any other requests relating to corporate actions affecting the Collateral;
(v)The Collateral Administrator shall update the Collateral Database promptly for ratings changes;
(vi)The Collateral Administrator shall update the Collateral Database promptly for Loan Assets, Equity Securities and Permitted Investments acquired or sold or otherwise disposed of by the Borrower and for any amendments or changes to the outstanding principal balance of any Loan Asset or the interest rate thereon as provided by the Servicer;
(vii)The Collateral Administrator shall assist and reasonably cooperate with the independent professional accountants in the preparation of those reports required hereunder;
(viii)The Collateral Administrator shall provide a written daily report to the Administrative Agent and the Servicer, commencing ten (10) Business Days following the Closing Date, of (x) all deposits to and withdrawals from the Controlled Accounts and the outstanding balance as of the close of business on the preceding Business Day, (y) a report of settled trades for the preceding Business Day and (z) an updated trade blotter with respect to all Loan Assets the Borrower has acquired on a trade date basis; and
(ix)The Collateral Administrator shall provide the Servicer with such other information as may be reasonably requested in writing by the Servicer and as is within the possession of the Collateral Administrator.

(a)No provision of this Agreement shall be construed to relieve the Collateral Administrator from liability for its own grossly negligent action, its own grossly negligent failure to act, its own willful misconduct or its own bad faith, except that:
(i)the Collateral Administrator shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Collateral Administrator, unless it shall be proven that the Collateral Administrator was grossly negligent in ascertaining the pertinent facts;
(ii)no provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder unless it shall be furnished with acceptable indemnification; and
(iii)in no event shall the Collateral Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Collateral Administrator has been advised of the likelihood of such damages and regardless of the form of such action.
(b)In connection with each Reporting Date, the Collateral Administrator shall re-calculate the information provided by the Servicer and using the information contained in the Collateral Database and any other information normally maintained by the Collateral Custodian, and subject to the Collateral Administrator’s receipt from the Servicer of the information required to be provided to the Collateral Administrator, each item required to be included the Servicing Report pursuant to Section 6.08(b)(ii) and shall prepare and arrange for the delivery of such information to be included in the Servicing Report and shall deliver such information no later than the day that is four (4) Business Days prior to the applicable Reporting Date to the Borrower and the Servicer (and, following the delivery of a Notice of Exclusive Control, the Administrative Agent and the Servicer) for the Servicer’s (or Administrative Agent’s, as applicable) review and approval. The parties acknowledge and agree that the Servicer shall provide, and the Collateral Administrator shall have no duty or responsibility to determine, the underlying information (or perform the underlying calculations) provided to it. The parties further acknowledge that the Collateral Administrator shall not be responsible for determining the interest with respect to any Advance, which shall be solely provided by the Administrative Agent.
Section XIII.3Certain Rights of Collateral Administrator.
Except as otherwise provided in this Article XIII:
(a)the Collateral Administrator may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document reasonably believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties absent manifest error;
(b)if, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Servicer acting on behalf of the Borrower as to the appropriate course of action desired by it. If the Collateral Administrator does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action, provided that the Collateral Administrator shall, as soon as practicable thereafter, notify the Servicer of which course of action, if any, it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice; and
(c)to the extent not inconsistent herewith the Collateral Administrator shall be entitled to each of the rights, privileges, immunities and indemnities as provided for the Collateral Agent, the Collateral Custodian and the Securities Intermediary hereunder, mutatis mutandis.
Section XIII.4Reliance on Collateral Database. With respect to the duties described in Section 13.02, the Collateral Administrator, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of the information contained in the Collateral Database, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer. The Collateral Administrator shall not have any liability for any errors in the content of any the information provided by the Servicer and, except as specifically provided herein, shall not be required to verify, recompute, reconcile or recalculate any such information or data. Without limiting the generality of any terms of the foregoing, (i) the Collateral Administrator shall have no liability for (A) any failure, inability or unwillingness on the part of the Servicer to provide accurate and complete information on a timely basis to the Collateral Administrator or otherwise on the part of the Servicer to comply with the terms of this Agreement or any other Transaction Document or (B) any inaccuracy or error in the performance of or observance by the Collateral Administrator of any of its duties hereunder or any other failure of the Collateral Administrator to comply with the terms of this Agreement in each case, that is caused by or results from any such inaccurate, incomplete or untimely information received by the Collateral Administrator and (ii) the Collateral Administrator shall rely conclusively on the information in the Collateral Database as to the correct characterization or categorization of any Loan Asset, including the Servicer’s determination of whether such Loan Asset is an Eligible Loan Asset.
Section XIII.5Compensation and Reimbursement. The Borrower agrees to pay, and the Collateral Administrator shall be entitled to receive, as compensation for the Collateral Administrator’s performance of the duties called for herein, the amounts set forth in the Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Fee Letter.
Section XIII.6Resignation and Removal; Appointment of Successor.
(a)Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Collateral Administrator and no appointment of a successor Collateral Administrator pursuant to this Article XIII shall become effective until the acceptance of such appointment by the successor Collateral Administrator under this Section 13.06 and the assumption by such successor Collateral Administrator of the duties and obligations of the Collateral Administrator hereunder.
(b)The Collateral Administrator may resign at any time by giving written notice thereof to the Borrower, the Servicer, the Lenders and the Administrative Agent not less than 60 days prior to such resignation.
(c)The Collateral Administrator may be removed at any time by the Administrative Agent (i) upon thirty (30) Business Days’ notice (with the prior written consent of the Servicer unless an

Event of Default exists) or (ii) at any time if the Collateral Administrator shall become incapable of acting or shall become the subject of a Bankruptcy Proceeding. Notice of any such removal shall be sent by the Administrative Agent to the Collateral Administrator, the Borrower, the Lenders and the Servicer.
(d)If the Collateral Administrator shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Administrator for any reason (other than resignation), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor Collateral Administrator by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Collateral Administrator and one copy to the successor Collateral Administrator, together with a copy to the Administrative Agent; provided that such successor Collateral Administrator shall be appointed only upon the prior written consent of the Administrative Agent (unless the Collateral Administrator is the Administrative Agent or an Affiliate thereof). In the case of a resignation by the Collateral Administrator, if no successor Collateral Administrator shall have been appointed and an instrument of acceptance by a successor Collateral Administrator shall not have been delivered to the resigning Collateral Administrator and the Administrative Agent within 90 days after the giving of such notice of resignation, the Administrative Agent may, with the consent of the Borrower, appoint a successor Collateral Administrator. In the event no successor Collateral Administrator shall have been appointed within 45 days after the Collateral Administrator’s resignation or removal, the Collateral Agent may petition any court of competent jurisdiction to appoint a successor Collateral Administrator.
Section XIII.7Acceptance of Appointment by Successor. Each successor Collateral Administrator appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Servicer, the Lenders, the Administrative Agent and the retiring Collateral Administrator an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Administrator shall become effective and such successor Collateral Administrator, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Administrator; but, on request of the Borrower, the Servicer, the Administrative Agent or the successor Collateral Administrator, such retiring Collateral Administrator shall (a) execute and deliver an instrument transferring to such successor Collateral Administrator all the rights, powers and trusts of the retiring Collateral Administrator and (b) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Collateral Administrator hereunder. Upon request of any such successor Collateral Administrator, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Administrator all such rights, powers and trusts.
Section XIII.8Merger, Conversion, Consolidation or Succession to Business of Collateral Administrator. Any organization or entity into which the Collateral Administrator may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Administrator shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Administrator, shall be the successor of the Collateral Administrator hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
THE BORROWER:    TRP OHA SPV FUNDING II, LLC

By: T. Rowe Price OHA Select Private
Credit Fund, its managing member

By: /s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title:    Authorized Signatory

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[TRP OHA SPV Funding II – Loan and Servicing Agreement Signature Page]

THE SERVICER:    TRP OHA SERVICER II, LLC

By: T. Rowe Price OHA Select Private
Credit Fund, its managing member

By: /s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title:    Authorized Signatory

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[TRP OHA SPV Funding II – Loan and Servicing Agreement Signature Page]

THE TRANSFEROR:    T. ROWE PRICE OHA SELECT PRIVATE CREDIT FUND

By: /s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title:    Authorized Signatory

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[TRP OHA SPV Funding II – Loan and Servicing Agreement Signature Page]

THE ADMINISTRATIVE AGENT:    CANADIAN IMPERIAL BANK OF COMMERCE
By:    /s/ Vikash Khullar
Name: Vikash Khullar
Title: Managing Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[TRP OHA SPV Funding II – Loan and Servicing Agreement Signature Page]

LENDER:    CANADIAN IMPERIAL BANK OF COMMERCE
By:    /s/ Vikash Khullar
Name: Vikash Khullar
Title: Managing Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[TRP OHA SPV Funding II – Loan and Servicing Agreement Signature Page]

THE COLLATERAL AGENT:    THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION
By:    /s/ Stephen Nelson
Name: Stephen Nelson
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[TRP OHA SPV Funding II – Loan and Servicing Agreement Signature Page]

THE SECURITIES INTERMEDIARY:    THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION
By:    /s/ Stephen Nelson
Name: Stephen Nelson
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[TRP OHA SPV Funding II – Loan and Servicing Agreement Signature Page]

THE COLLATERAL CUSTODIAN:    THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION
By:    /s/ Stephen Nelson
Name: Stephen Nelson
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[TRP OHA SPV Funding II – Loan and Servicing Agreement Signature Page]

THE COLLATERAL ADMINISTRATOR:    THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION
By:    /s/ Stephen Nelson
Name: Stephen Nelson
Title: Vice President

[TRP OHA SPV Funding II – Loan and Servicing Agreement Signature Page]

SCHEDULE I
CONDITIONS PRECEDENT DOCUMENTS
As required by Section 3.01 of the Agreement, each of the following items must be delivered to the Administrative Agent and the Lenders prior to the effectiveness of the Agreement:
(a)A copy of this Agreement duly executed by each of the parties hereto;
(b)A certificate of the Secretary or Assistant Secretary or other authorized signatory of each of the Borrower, the Servicer and the Transferor, dated as of the Closing Date, certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign on behalf of such Person the Transaction Documents to which it is a party (on which certificate the Administrative Agent, the Collateral Custodian, the Securities Intermediary and the Lenders may conclusively rely until such time as the Administrative Agent, the Collateral Custodian, the Securities Intermediary and the Lenders shall receive from the Borrower, the Servicer or the Transferor, as applicable, a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the copy of the certificate of formation of such Person is a complete and correct copy and that such certificate of formation has not been amended, modified or supplemented and are in full force and effect, (iii) that the copy of the governing document of such Person is a complete and correct copy, and that such governing document has not been amended, modified or supplemented and are in full force and effect, and (iv) the resolutions of such Person approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which it is a party;
(c)A good standing certificate dated as of a recent date for each of the Borrower, the Transferor and the Servicer issued by the Secretary of State or applicable registrar of such Person’s State of formation or organization, as applicable;
(d)Financing statements describing the Collateral Portfolio, and (i) naming the Borrower as debtor and the Collateral Agent, on behalf of the Secured Parties, as secured party, (ii) naming the Transferor as debtor or assignor, the Borrower as assignee or secured party and the Collateral Agent, on behalf of the Secured Parties, as assignee secured party and (iii) other, similar instruments or documents, as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Collateral Agent’s, on behalf of the Secured Parties, interests in all Collateral Portfolio;
(e)Financing statements, discharges, releases or no-interest letters, if any, necessary to release all security interests and other rights of any Person in the Collateral Portfolio previously granted by the Transferor;
(f)Copies of tax, judgment lien and other customary searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Borrower (under its present name and any previous name) or the Transferor (under its present name and any previous name) as debtor(s) and which are filed in the jurisdiction of Delaware, together with copies of such financing statements (none of which shall cover any Collateral Portfolio);
Sch. I-1

(g)One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Collateral Custodian, the Securities Intermediary, the Collateral Administrator and the Collateral Agent, with respect to such matters as the Administrative Agent may reasonably request (including an opinion, with respect to the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio);
(h)One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders and the Collateral Agent, with respect to the true sale of the Collateral Portfolio under the Sale Agreement and substantive nonconsolidation matters;
(i)One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Collateral Custodian, the Securities Intermediary, the Collateral Administrator and the Collateral Agent, with respect to, among other things the enforceability of this Agreement and the other Transaction Documents to which the Borrower is a party and 1940 Act issues;
(j)One or more favorable Opinions of Counsel of counsel to the Servicer, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Collateral Custodian, the Securities Intermediary, the Collateral Administrator and the Collateral Agent, with respect to, among other things, the due authorization, execution and delivery of, and enforceability of, this Agreement and the other Transaction Documents to which the Servicer is a party;
(k)One or more favorable Opinions of Counsel of counsel to the Transferor, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Collateral Custodian, the Securities Intermediary, the Collateral Administrator and the Collateral Agent, with respect to, among other things, the enforceability of, this Agreement and the other Transaction Documents to which the Transferor is a party;
(l)One or more favorable Opinions of Counsel of counsel to the Collateral Custodian and the Securities Intermediary, acceptable to the Administrative Agent, the Lenders and the Collateral Agent, with respect to, among other things, the due authorization, execution and delivery of, and enforceability of, this Agreement and the other Transaction Documents to which the Collateral Custodian and the Securities Intermediary are a party;
(m)A duly executed Beneficial Ownership Certification from the Borrower; and
(n)A copy of each of the other Transaction Documents (other than the Collateral Administrator, Collateral Agent, Collateral Custodian and Securities Intermediary Fee Letter) duly executed by the parties thereto.

Sch. I-2

SCHEDULE II
AGREED-UPON PROCEDURES FOR
INDEPENDENT PUBLIC ACCOUNTANTS
In accordance with Section 6.10 of the Loan and Servicing Agreement, the Servicer will cause Protiviti, Inc. or another firm of nationally recognized independent public accountants to furnish in accordance with attestation standards established by the American Institute of Certified Public Accountants a report to the effect that such accountants have either verified, compared, or recalculated each of the following accounts in the Servicing Report to applicable system or records of the Servicer:
•Loan Tape:
oScheduled maturity date
oRate of interest (and reference rate)
oOutstanding Balance
oIndustry Classification
oPar amount
oAdjusted Borrowing Value
oS&P/Moody’s obligor ratings
•Borrowing Base
•Collateral Quality Tests
•Advances Outstanding
•Compare Principal Collections, Interest Collections and amounts on deposit in the Unfunded Exposure Account to the actual balances reflected by the Securities Intermediary
•Discretionary Sales Calculations, Substitution Calculations
•Financial Covenant Test
At the discretion of the nationally recognized independent public accountant, two random Servicing Reports from the fiscal year will be chosen and reviewed.
The report provided by the accountants may be in a format such typically utilized for a report of this nature; however it will consist of at a minimum, (i) a list of material deviations from the Servicing Report (as determined by the independent public accountants) and (ii) discuss with the Servicer the reason for such deviations, and set forth the findings in such report.
Sch. II-1

SCHEDULE III
LOAN TAPE
For each Loan Asset, the Borrower shall provide, as applicable, the following information and the applicable Loan Tape:
(a)Loan Asset Number
(b)Obligor Information
(c)Sponsor (Y/N)?
(d)Loan Asset Type (First Lien Loan Asset, First Lien Loan Asset subject to a Permitted Working Capital Facility, Second Lien Loan Asset)
(e)Loan Asset Classification (Revolver, Delayed Draw or Term)
(f)PIK Loan Asset (Y/N)? If Yes, cash pay percentage and as a percentage of overall interest
(g)Scheduled maturity date
(h)Rate of interest (and reference rate)
(i)SOFR (or Benchmark Replacement) floor (if applicable)
(j)Current Outstanding Balance
(k)Original Outstanding Balance
(l)Any Unfunded Exposure Amount (if applicable)
(m)Par amount
(n)Purchase Price (as a percentage of par)
(o)Assigned Value (as of Cut-Off Date)
(p)Assigned Value (current)
(q)Servicer Mark
(r)Servicer Mark as of date
(s)Adjusted Borrowing Value
(t)Industry Classification
(u)Whether such Loan Asset has been subject to a Value Adjustment Event (and of what type)
Sch. III-1

(v)Whether such Loan Asset has been subject to a Material Modification
(w)The Cut-Off Date for such Loan Asset
(x)Advance Rate
(y)Calculation of the Senior Net Leverage Ratio as of the applicable Cut-Off Date for such Loan Asset and for the most recent Relevant Test Period
(z)Calculation of the Total Net Leverage Ratio as of the applicable Cut-Off Date for such Loan Asset and for the most recent Relevant Test Period
(aa)Calculation of the Cash Interest Coverage Ratio as of the applicable Cut-Off Date for such Loan Asset and for the most recent Relevant Test Period
(ab)EBITDA as of the applicable Cut-Off Date and for the most recent Relevant Test Period
(ac)Trailing twelve-month revenue as of the applicable Cut-Off Date and for the most recent Relevant Test Period
(ad)Most recent fiscal year end and financial statements
(ae)Country of Domicile
(af)Lien Type
(ag)Cash used in the Senior Net Leverage Ratio and Total Net Leverage Ratio calculations
(ah)S&P Rating/Moody’s Rating
(ai)Facility Size at origination
(aj)LTV as of the applicable Cut-Off Date and for the most recent Relevant Test Period
(ak)Broadly Syndicated Loan Asset (Y/N)
(al)Bid Depth
(am)Unsettled trades
(an)Other fields as may be reasonably required by the Administrative Agent

Sch. III-2

SCHEDULE IV
ELIGIBILITY CRITERIA
The representations and warranties set forth in this Schedule IV are made by the Borrower under the Loan and Servicing Agreement, with respect to all Loan Assets which are designated as being Eligible Loan Assets on any Borrowing Base Certificate or are otherwise represented to the Administrative Agent or the Lenders as being Eligible Loan Assets, or are included as Eligible Loan Assets in any calculation set forth in the Loan and Servicing Agreement to which this Schedule IV is attached.
(a)Each such Loan Asset is a First Lien Loan Asset, FLLO Loan Asset or Second Lien Loan Asset evidenced by a note or a credit document and (other than in the case of any Loan Asset acquired or funded directly by the Borrower at origination or any Closing Participation Interest) an assignment document in the form specified in the applicable credit agreement or, if no such specification, on the LSTA assignment form or other form acceptable to the applicable agent in respect of such Loan Asset. Each such Loan Asset and the Portfolio Assets related thereto are subject to a valid, subsisting and enforceable first priority perfected security interest (subject only to Permitted Liens) in favor of the Collateral Agent, on behalf of the Secured Parties, and the Borrower has good and marketable title to such Loan Asset and the Portfolio Assets related thereto, free and clear of all Liens other than any Permitted Liens.
(b)As of the related Cut-Off Date, (i) such Loan Asset is a Specified Loan Asset or (ii) the Borrower has received an Approval Notice with respect to such Loan Asset.
(c)Each such Loan Asset is not a Participation Interest (other than a Closing Participation Interest).
(d)The Obligor with respect to each such Loan Asset is organized under the laws of the United States or any state thereof or an Eligible Country and Domiciled in an Eligible Country.
(e)The funding obligations for each such Loan Asset and the Loan Agreement under which such Loan Asset was created have been fully satisfied and all sums available thereunder have been fully advanced (other than with respect to a Revolving Loan Asset or Delayed Draw Loan Asset) and the Borrower has not failed to comply with its funding obligations under any Revolving Loan Asset or Delayed Draw Loan Asset (and is not treated as a “defaulted lender” with respect thereto); provided further that if the provisions of this clause are not satisfied, then all Loan Assets having the same Obligor (including its Affiliates) shall be deemed to be ineligible.
(f)Each such Loan Asset is denominated in an Available Currency and does not permit the currency or country in which such Loan Asset is payable to be changed.
(g)No such Loan Asset is Margin Stock.
(h)The acquisition of such Loan Asset does not cause the Borrower or the assets constituting the Collateral Portfolio to be required to be registered as an investment company under the 1940 Act, as amended.
(i)As of the related Cut-Off Date, no such Loan Asset is a financing by a debtor-in-possession in any Bankruptcy Proceeding.
Sch. IV-1

(j)No such Loan Asset is principally secured by real estate.
(k)Each such Loan Asset constitutes a legal, valid, binding and enforceable obligation of the Obligor thereunder and each guarantor thereof, enforceable against each such Person in accordance with its terms, subject to usual and customary bankruptcy, insolvency and equity limitations and there are no conditions precedent to the enforceability or validity of the Loan Asset that have not been satisfied or validly waived.
(l)As of the related Cut-Off Date (i) each such Loan Asset is and has been current on all interest and principal payments under the terms of the related Loan Agreement subject to clause (ll), and (ii) there has been no (a) “event of default” (as defined in the related Loan Agreement) or (b) any other default, breach, violation or event permitting acceleration (provided that the existence of any financial default shall be determined as of the most recent financial report provided by the applicable Obligor) under the terms of any such Loan Asset (of which the Servicer has actual knowledge) that, in each of the foregoing cases, has not been cured or waived, unless otherwise approved by the Administrative Agent in writing.
(m)As of the related Cut-Off Date, the acquisition of any such Loan Asset by the Borrower or the Pledge thereof to the Collateral Agent, for the benefit of the Secured Parties, would not, in the Administrative Agent’s commercially reasonable judgment, (i) violate any Applicable Law or (ii) to the actual knowledge of the Borrower, cause the Administrative Agent or the Lenders to fail to comply with any request or directive (whether or not having the force of law) from any banking or other Governmental Authority having jurisdiction over the Administrative Agent or the Lenders; provided that this clause (m) shall be deemed to be satisfied unless the Administrative Agent or a Lender delivers notice to the Borrower and the Servicer of such failure prior to the related Cut-Off Date.
(n)To the knowledge of the Borrower, no such Loan Asset contravenes any Applicable Law in any material respect and no part thereof is in violation of any Applicable Law in any material respect; provided that for purposes of determining whether a Loan Asset is a Warranty Loan Asset, as of the related Cut-Off Date, such Loan Asset shall not contravene any Applicable Law and no part thereof is in violation of any Applicable Law.
(o)Pursuant to the Loan Agreement with respect to each such Loan Asset, either (i) such Loan Asset is freely assignable to the Borrower and able to be Pledged to the Collateral Agent, for the benefit of the Secured Parties, without the consent of the Obligor or (ii) (a) all consents necessary for assignment of such Loan Asset to the Borrower and Pledge to the Collateral Agent, for the benefit of the Secured Parties, have been obtained and (b) the Loan Agreement requires only usual and customary consents for future assignments, and the rights to enforce rights and remedies in respect of the same under the applicable Loan Agreement inure to the benefit of the holder of such Loan Asset (subject to the rights of any applicable agent or other lenders).
(p)No such Loan Asset is the subject of any assertions in respect of any litigation, right of rescission, set-off, counterclaim or defense, including the defense of usury, by the related Obligor, nor will the operation of any of the terms of the Loan Agreements, or the exercise of any right thereunder, render the Loan Agreements unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and the Loan Agreements with respect to each such Loan Asset provide for an affirmative waiver by the related Obligor of all rights of rescission, set-off and counterclaim against the Borrower and its assignees.
Sch. IV-2

(q)With respect to each such Loan Asset acquired by the Borrower from the Transferor under the Sale Agreement, by the Cut-Off Date on which such Loan Asset is Pledged under this Agreement, the Transferor will have caused its master computer records relating to such Loan Asset to be clearly and unambiguously marked to show that such Loan Asset has been sold to the Borrower.
(r)Other than in connection with any Permitted Lien, no such Loan Asset has been sold, transferred, assigned or pledged by the Borrower to any Person other than the Collateral Agent for the benefit of the Secured Parties.
(s)No such Loan Asset has been repaid, prepaid, satisfied or rescinded, in each case, in full.
(t)Each such Loan Asset is not subject to withholding tax (other than withholding taxes imposed under FATCA) unless the Obligor thereon is required under the terms of the related Loan Agreement to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis (including in the event of a change of tax law). The transfer, assignment and conveyance of each such Loan Asset (and the other Portfolio Assets related thereto) from the Transferor to the Borrower pursuant to the Sale Agreement is not subject to and will not result in any fee or governmental charge (other than income taxes) payable by the Borrower to any federal, state or local government.
(u)To the knowledge of the Borrower as of the related Cut-Off Date, the Obligor with respect to each such Loan Asset (and any guarantor of such Obligor’s obligations thereunder), had full legal capacity to execute and deliver the Loan Agreement which creates such Loan Asset and any other documents related thereto.
(v)As of the related Cut-Off Date, the Obligor of each such Loan Asset is not a Governmental Authority.
(w)As of the related Cut-Off Date, such Loan Asset if acquired by the Borrower from the Transferor (i) was originated or acquired by the Transferor in the ordinary course of the Transferor’s business and, to the extent required by Applicable Law, the Transferor has all necessary licenses and permits to originate or acquire such Loan Asset in the State, province or territory where the Obligor was located (to the extent required by Applicable Law), and (ii) was sold by the Transferor to the Borrower under the Sale Agreement and, to the extent required by Applicable Law, the Borrower has all necessary licenses and permits to purchase and own such Loan Asset and enter into the Loan Agreement pursuant to which such Loan Asset was created, in the State, province or territory where the Obligor is located (to the extent required by Applicable Law).
(x)On the related Cut-Off Date, there are no proceedings pending or, to the Borrower’s knowledge, threatened (i) asserting insolvency of the Obligor of each such Loan Asset, or (ii) wherein the Obligor of each such Loan Asset, any other obligated party or any governmental agency has alleged that such Loan Asset or the Loan Agreement which creates such Loan Asset is illegal or unenforceable.
(y)On the Cut-Off Date, each such Loan Asset requires the related Obligor to pay all maintenance, repair, insurance and Taxes, together with all other ancillary costs and expenses, with respect to the related Underlying Collateral.
(z)As of the related Cut-Off Date, to the knowledge of the Borrower, the Underlying Collateral related to each such Loan Asset has not been used by the related Obligor in any manner or for
Sch. IV-3

any purpose which would result in any material risk of liability being imposed upon the third party originator of such Loan Asset, the Transferor, the Borrower or the Lenders under any federal, state, province or territory, local or foreign laws, common laws, statutes, codes, ordinances, rules, regulations, permits, judgments, agreements or order related to addressing the environment, health or safety.
(aa)Each such Loan Asset upon its acquisition by the Borrower has a term to legal stated maturity of not greater than eight (8) years.
(ab)Each such Loan Asset does not contain confidentiality restrictions that would prohibit the Lenders or the Administrative Agent from accessing all necessary information (as required to be provided pursuant to the Transaction Documents) with regards to such Loan Asset so long as the Administrative Agent or such Lender, as applicable, has agreed to maintain the confidentiality of such information.
(ac)As of the related Cut-Off Date, the Total Net Leverage Ratio of the related Obligor of such Loan Asset does not exceed 8.00:1.00 unless approved in writing by the Administrative Agent.
(ad)All of the Required Loan Documents and the Loan Asset Checklist, acceptable to the Administrative Agent, with respect to such Loan Asset have been, or will be, delivered to the Collateral Custodian in accordance with Article XII, and all Servicing Files are being or shall be maintained at the principal place of business of the Servicer in accordance with documented safety procedures approved by the Administrative Agent.
(ae)[Reserved].
(af)As of the related Cut-Off Date, each such Loan Asset is not subject to any Material Modification (unless the documentation relating to such Material Modification has been furnished to the Administrative Agent).
(ag)As of the related Cut-Off Date, such Loan Asset is not an extension of credit by the Transferor or the applicable third party originator to the Obligor for the purpose of (i) making any past due principal, interest or other payments due on such Loan Asset, (ii) preventing such Loan Asset or any other loan to the related Obligor from becoming past due (other than a refinancing of such other loan) or (iii) preventing such Loan Asset from becoming defaulted.
(ah)As of the related Cut-Off Date, to the knowledge of the Borrower, the Obligor with respect to such Loan Asset, (i) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is a legal operating entity or holding company; (iii) has not entered into the Loan Asset primarily for personal, family or household purposes; and (iv) is not the subject of a Bankruptcy Event, and such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise, in each case, as determined by the Servicer in its reasonable discretion unless approved in writing by the Administrative Agent.
(ai)[Reserved]
(aj)Each such Loan Asset is not an Equity Security and does not provide for the conversion into an Equity Security at any time on or after the date it is included as part of the Collateral Portfolio.
Sch. IV-4

(ak)To the Borrower’s knowledge, the underlying credit agreement for such Loan Asset requires each related Obligor to represent, warrant and/or covenant that it is not a “sanctioned person” (or similar term, as the same is customarily defined in the documentation pertaining to debt obligations such as the Loan Assets) and, to the Borrower’s knowledge (based on such representations, warranties and/or covenants), no related Obligor is a Sanctioned Entity.
(al)As of the related Cut-Off Date, each such Loan Asset is not a Loan Asset with respect to which interest required by the related Loan Agreement to be paid in cash has previously been deferred or capitalized as principal and not subsequently paid in full unless the Obligor has commenced paying in cash current interest required to be paid in cash.
(am)[Reserved]
(an) As of the related Cut-Off Date, none of the Transferor (or any other entity controlled or managed by Oak Hill Advisors, L.P., or any Affiliate of Oak Hill Advisors, L.P. in the Oak Hill Advisor Group) owns more than 5% of the equity interests the Obligor with respect to each such Loan Asset, unless otherwise agreed to by the Administrative Agent.
(ao)[Reserved]
(ap)Each such Loan Asset is not a Synthetic Security, Bond, High Yield Bond, Zero Coupon Bond, Unsecured Loan, Bridge Loan, a loan primarily secured by commercial real estate, letter of credit (and does not support a letter of credit) (other than under a Revolving Loan Asset), Step-Down Obligation or Structured Finance Obligation.
(aq)Each such Loan Asset has a Purchase Price, expressed as a percentage of par, of greater than or equal to 85% (including any purchase at a premium), unless otherwise approved by the Administrative Agent in the Approval Notice.
(ar)Each such Loan Asset is Registered.
(as)As of the related Cut-Off Date, each such Loan Asset is not a Defaulted Loan Asset.
(at) Such Loan Asset has a Moody’s Rating of greater than or equal to “Caa3” or an S&P Rating of greater than or equal to “CCC-”.
(au)Each such Loan Asset (other than a Broadly Syndicated Loan Asset or any Loan Asset issued by an Obligor that has trailing twelve (12)-month EBITDA as of the Cut-Off Date of greater than $35,000,000) has at least one of the following Maintenance Covenants: maximum leverage; maximum senior leverage; maximum first lien leverage; minimum fixed charge coverage; minimum tangible net worth; minimum net worth; minimum debt service coverage; minimum interest coverage; maximum capital expenditures, minimum EBITDA or other customary financial covenants; provided that a Loan Asset that is cross-defaulted to other debt or other obligations of the same Obligor that is pari passu or senior to such Loan Asset that requires the Obligor to comply with any of the foregoing Maintenance Covenants shall satisfy the requirement herein.
For the avoidance of doubt, if such Loan Asset does not satisfy criteria set forth above then the Administrative Agent must expressly consent to the acquisition by the Borrower of such Loan Asset; it being understood that the Administrative Agent will not be deemed to have consented to the
Sch. IV-5

acquisition of a Loan Asset by the Borrower that does not satisfy the criteria set forth above by merely approving the acquisition of such Loan Asset by the Borrower unless there is an express acknowledgement by the Borrower under this Agreement of non-satisfaction of the criteria set forth above.
Sch. IV-6

SCHEDULE V
RESERVED
Sch. V-1

SCHEDULE VI
GLOBAL INDUSTRY CLASSIFICATION

Asset Type Code	Asset Type Description
101010	Energy Equipment & Services
101020	Oil, Gas & Consumable Fuels
151010	Chemicals
151020	Construction Materials
151030	Containers & Packaging
151040	Metals & Mining
151050	Paper & Forest Products
201010	Aerospace & Defense
201020	Building Products
201030	Construction & Engineering
201040	Electrical Equipment
201050	Industrial Conglomerates
201060	Machinery
201070	Trading Companies & Distributors
202010	Commercial Services & Supplies
202020	Professional Services
203010	Air Freight & Logistics
203020	Passenger Airlines
203030	Marine Transportation
203040	Ground Transportation
203050	Transportation Infrastructure
251010	Automobile Components
251020	Automobiles
252010	Household Durables
252020	Leisure Products
252030	Textiles, Apparel & Luxury Goods
253010	Hotels, Restaurants & Leisure
253020	Diversified Consumer Services
255010	Distributors
255030	Broadline Retail
255040	Specialty Retail
301010	Consumer Staples Distribution & Retail
302010	Beverages
302020	Food Products
302030	Tobacco
303010	Household Products
303020	Personal Care Products
Sch. VI-1

351010	Health Care Equipment & Supplies
351020	Health Care Providers & Services
351030	Health Care Technology
352010	Biotechnology
352020	Pharmaceuticals
352030	Life Sciences Tools & Services
401010	Banks
402010	Financial Services
402020	Consumer Finance
402030	Capital Markets
402040	Mortgage Real Estate Investment Trusts (REITs)
403010	Insurance
451020	IT Services
451030	Software
452010	Communications Equipment
452020	Technology Hardware, Storage & Peripherals
452030	Electronic Equipment, Instruments & Components
453010	Semiconductors & Semiconductor Equipment
501010	Diversified Telecommunication Services
501020	Wireless Telecommunication Services
502010	Media
502020	Entertainment
502030	Interactive Media & Services
551010	Electric Utilities
551020	Gas Utilities
551030	Multi-Utilities
551040	Water Utilities
551050	Independent Power and Renewable Electricity Producers
601010	Diversified REITs
601025	Industrial REITs
601030	Hotel & Resort REITs
601040	Office REITs
601050	Health Care REITs
601060	Residential REITs
601070	Retail REITs
601080	Specialized REITs
602010	Real Estate Management & Development

Sch. VI-2

ANNEX A

Lender	Commitment
Canadian Imperial Bank of Commerce	$250,000,000

Annex A-1